Exhibit 10.1

[Execution Version]

THIS CHAPTER 11 PLAN SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS CHAPTER 11 PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS PLAN SUPPORT AGREEMENT HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES, AND LAWS. THIS PLAN SUPPORT AGREEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO THE TERMS OF ANY CONFIDENTIALITY AGREEMENTS (AS DEFINED HEREIN).

CHAPTER 11 PLAN SUPPORT AGREEMENT

This CHAPTER 11 PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, and as may be amended, supplemented, or otherwise modified from time to time in accordance with Section 14, this “Agreement”) is made and entered into as of February 11, 2021 (the “Execution Date”), by and among the following parties, as applicable (each of the following described in sub-clauses (i) through (v) of this preamble, collectively, the “Parties”):1

i.

Intelsat S.A., a company incorporated under the Laws of the Grand Duchy of Luxembourg, and each of its direct and indirect subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Creditors (collectively, the “Company Parties”);

ii.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold First Lien Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting First Lien Creditors”);

iii.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Connect Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Connect Senior Notes Creditors”);

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Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in the Claims Settlement, Plan Term Sheet, the Plan, or as elsewhere defined herein, as applicable.

iv.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Lux Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Lux Senior Notes Creditors”); and

v.

the undersigned holders of, or solely to the extent set forth on a signature page hereto, investment advisors, sub-advisors, or managers of discretionary accounts that hold Convertible Senior Notes that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (collectively, the “Consenting Convertible Senior Notes Creditors” and, together with the Consenting Connect Senior Notes Creditors and the Consenting Lux Senior Notes Creditors, the “Consenting HoldCo Creditors” and, together with the Consenting First Lien Creditors, the “Consenting Creditors”).[2]

RECITALS

WHEREAS, on May 13, 2020 (the “Petition Date”), certain of the Company Parties commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”);

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure as well as agreements and claims allowance settlements on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit B hereto (the “Plan Term Sheet” and, such transactions and claims allowance settlements (including the Claims Settlement) as described in the Plan Term Sheet and implemented in accordance with the terms of this Agreement and the Plan Term Sheet, the “Restructuring Transactions”), subject to agreement on definitive documentation and approval by the Court;

WHEREAS, the Company Parties will implement the Restructuring Transactions on the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties desire to express their mutual support and commitment in respect of the Restructuring Transactions, including through the consummation of the Plan on the terms and conditions contained in this Agreement and the Plan Term Sheet.

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For the avoidance of doubt, the terms Consenting Convertible Senior Notes Creditors, Consenting Connect Senior Notes Creditors, and Consenting Lux Senior Notes Creditors shall exclude all Company Parties notwithstanding any HoldCo Intercompany Claims arising from HoldCo Senior Notes or otherwise.

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NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“2021 and 2023 Lux Senior Notes Trustee” means Delaware Trust Company in its capacity as Trustee under the Lux Multi Senior Notes Indenture.

“2021 Lux Senior Notes” means those certain 7.75% senior notes due 2021, issued by LuxCo, in an aggregate principal amount of $2,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

“2023 Jackson Senior Notes” means those certain 5.50% senior notes due 2023, issued by Jackson, in an aggregate principal amount of $1,985,000,000, pursuant to the 2023 Jackson Senior Notes Indenture.

“2023 Jackson Senior Notes Indenture” means that certain indenture, dated as of June 5, 2013, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2023 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2023 Jackson Senior Notes Trustee, as Trustee.

“2023 Jackson Senior Notes Trustee” means U.S. Bank National Association in its capacity as Trustee under the 2023 Jackson Senior Notes Indenture.

“2023 Lux Senior Notes” means those certain 8.125% senior notes due 2023, issued by LuxCo, in an aggregate principal amount of $1,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

“2024 Jackson Senior Notes” means those certain 8.50% senior notes due 2024, issued by Jackson, in an original aggregate principal amount of $2,250,000,000, with a subsequent issuance in an aggregate principal amount of $700,000,000, for a total aggregate principal amount of $2,950,000,000, pursuant to the 2024 Jackson Senior Notes Indenture.

“2024 Jackson Senior Notes Indenture” means that certain indenture, dated as of September 19, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2024 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2024 Jackson Senior Notes Trustee, as Trustee.

“2024 Jackson Senior Notes Trustee” means U.S. Bank National Association in its capacity as Trustee under the 2024 Jackson Senior Notes Indenture.

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“2024 Lux Senior Notes” means those certain 12.50% senior notes due 2024, issued by LuxCo, in an aggregate principal amount of $403,325,000, pursuant to the 2024 Lux Senior Notes Indenture.

“2024 Lux Senior Notes Indenture” means that certain indenture, dated as of January 6, 2017, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2024 Lux Senior Notes, by and among LuxCo, as issuer, and 2024 Lux Senior Notes Trustee, as Trustee.

“2024 Lux Senior Notes Trustee” means Delaware Trust Company in its capacity as Trustee under the 2024 Lux Senior Notes Indenture.

“2025 Jackson Senior Notes” means those certain 9.75% senior notes due 2025, issued by Jackson, in an original aggregate principal amount of $1,500,000,000, with a subsequent issuance in an aggregate principal amount of $400,000,000, for a total aggregate principal amount of $1,900,000,000, pursuant to the 2025 Jackson Senior Notes Indenture.

“2025 Jackson Senior Notes Indenture” means that certain indenture, dated as of July 5, 2017, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2025 Jackson Senior Notes, by and among Jackson, as issuer, certain of the Debtors, as guarantors, and 2025 Jackson Senior Notes Trustee, as Trustee.

“2025 Jackson Senior Notes Trustee” means U.S. Bank National Association in its capacity as Trustee under the 2025 Jackson Senior Notes Indenture.

“8.00% First Lien Notes” means those certain 8.00% senior secured first lien notes due 2024, issued by Jackson, in an original aggregate principal amount of $1,250,000,000, with a subsequent issuance in an aggregate principal amount of $99,700,000, for a total aggregate principal amount of $1,349,700,000, pursuant to the 8.00% First Lien Notes Indenture.

“8.00% First Lien Notes Claims” means Claims arising under the 8.00% First Lien Notes and the 8.00% First Lien Notes Indenture.

“8.00% First Lien Notes Indenture” means that certain indenture, dated as of March 29, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 8.00% First Lien Notes, by and among Jackson, as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and 8.00% First Lien Notes Trustee, as Trustee.

“8.00% First Lien Notes Trustee” means Wilmington Trust, National Association in its capacity as Trustee under the 8.00% First Lien Notes Indenture.

“9.50% First Lien Notes” means those certain 9.50% senior secured first lien notes due 2022, issued by Jackson, in an original aggregate principal amount of $490,000,000, pursuant to the 9.50% First Lien Notes Indenture.

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“9.50% First Lien Notes Claims” means Claims arising under the 9.50% First Lien Notes and the 9.50% First Lien Notes Indenture.

“9.50% First Lien Notes Indenture” means that certain indenture, dated as of June 30, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 9.50% First Lien Notes, by and among Jackson, as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and 9.50% First Lien Notes Trustee, as Trustee.

“9.50% First Lien Notes Trustee” means Wilmington Trust, National Association in its capacity as Trustee under the 9.50% First Lien Notes Indenture.

“Accelerated Relocation Payments” shall have the meaning ascribed to it in the Plan Term Sheet.

“Additional C-Band Proceeds” shall have the meaning ascribed to it in the Plan Term Sheet.

“Administrative Claim” means a Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; and (b) Allowed Professional Fee Claims.

“Affiliate” has the meaning ascribed to it in section 101(2) of the Bankruptcy Code.

“Agent” means any administrative agent, collateral agent, or similar Entity under the First Lien Credit Agreement, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto (including the Plan Term Sheet) in accordance with Section 15.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Allocation Event” means (i) a Final Order entered by the Bankruptcy Court or any other court of competent jurisdiction determining that the Expense Reimbursements and/or Accelerated Relocation Payments under the C-Band Order are not the exclusive property of the Jackson

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Debtors, or (ii) any settlement, other than a settlement that is materially consistent with the terms of the Plan, entered into by the Debtors without the consent of the Required Consenting Creditors providing that the Expense Reimbursements and/or Accelerated Relocation Payments under the C-Band Order are not the exclusive property of the Jackson Debtors.

“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, rights offering, exchange offer, consent solicitation, recapitalization, plan of reorganization, share exchange, business combination, joint venture, contingent value rights issuance, or similar transaction involving any one or more Company Parties or the debt, equity, or other Interests in any one or more Company Parties, in each case, other than the Restructuring Transactions (including, without limitation, the Claims Settlement).

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“C-Band Order” shall have the meaning ascribed to it in the Plan Term Sheet.

“Cause of Action” means any Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, Law, equity, or otherwise. Causes of Action include, without limitation: (a) all rights of setoff, counterclaim, or recoupment and Claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any Claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such Claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign Law fraudulent transfer or similar Claim.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

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“Claims Settlement” means the compromise and settlement regarding the allowance and treatment of First Lien Claims to be implemented pursuant to the Plan, as set forth in the Plan Term Sheet.

“Company Claims” means any Claim against a Company Party.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

“Confirmation Hearing” means the hearing to consider confirmation of the Plan.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Connect Senior Notes” means those certain 9.50% senior notes due 2023, issued by ICF, in an aggregate principal amount of $1,250,000,000, pursuant to the Connect Senior Notes Indenture.

“Connect Senior Notes Indenture” means that certain indenture, dated as of August 16, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the Connect Senior Notes, by and among ICF, as issuer, Envision and LuxCo, as guarantors, and U.S. Bank National Association, as Trustee.

“Connect Senior Notes Trustee” means U.S. Bank National Association in its capacity as Trustee under the Connect Senior Notes Indenture.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting First Lien Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting HoldCo Creditors” has the meaning set forth in the preamble to this Agreement.

“Convertible Senior Notes” means those certain 4.50% convertible senior notes due 2025, issued by Intelsat S.A., in an aggregate principal amount of $402,500,000, pursuant to the Convertible Senior Notes Indenture.

“Convertible Senior Notes Indenture” means that certain indenture, dated as of June 18, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the Convertible Senior Notes, by and among Intelsat S.A., as issuer, Envision, as guarantor, and the Convertible Senior Notes Trustee, as Trustee.

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“Convertible Senior Notes Trustee” means BOKF, National Association in its capacity as Trustee under the Convertible Senior Notes Indenture.

“Corporate Governance Term Sheet” means that certain corporate governance term sheet setting forth certain corporate governance terms attached to the Plan Term Sheet as Annex A.

“Creditors’ Committee” means the official committee of unsecured creditors appointed by the United States Trustee in the Chapter 11 Cases on May 27, 2020.

“CVR Agreement” shall have the meaning ascribed to it in the Plan Term Sheet.

“CVRs” shall have the meaning ascribed to it in the Plan Term Sheet.

“Cutoff Time” means 11:59 p.m. prevailing Eastern Time on March 15, 2021.

“Debtors” means the Company Parties that have commenced Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Agent” means Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

“DIP Backstop Agreement” means that certain amended and restated backstop commitment agreement, dated June 1, 2020 among the DIP Borrower and certain of the Prepetition Secured Parties.

“DIP Borrower” means Intelsat Jackson Holdings S.A.

“DIP Claim” means any Claim arising under, derived from or based upon the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Superpriority Secured Debtor In Possession Credit Agreement, dated as of June 17, 2020, among the DIP Debtors, the DIP Agent, and Credit Suisse Loan Funding LLC, as lead arranger, as amended, amended and restated, supplemented, or modified from time to time.

“DIP Debtors” means, collectively, the DIP Borrower and the DIP Guarantors.

“DIP Documents” means the DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement, and the DIP Backstop Agreement.

“DIP Facility” means that certain $1 billion new money multi-draw debtor-in-possession term loan credit facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Order.

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“DIP Guarantors” means the Debtors and their affiliates that unconditionally guaranteed, on a joint and several basis, the DIP Borrower’s obligations in connection with the DIP Facility.

“DIP Lenders” means, collectively, the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

“DIP Order” means the Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 9, 2020 at docket number 285.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Hearing” means the hearing to consider the Disclosure Statement Motion.

“Disclosure Statement Motion” means the motion seeking, among other things, (a) approval of the Disclosure Statement, (b) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (c) to schedule the Confirmation Hearing.

“Disinterested Directors and Managers” means the disinterested directors and managers of Intelsat Jackson Holdings S.A., Intelsat Connect Finance S.A., Intelsat Envision Holdings LLC, Intelsat (Luxembourg) S.A., and Intelsat S.A.

“Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Envision” means Intelsat Envision Holdings LLC, a limited liability company formed under the Laws of the state of Delaware.

“Equity Interests” or “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements, or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor, and any Claim against or interest in the Debtors subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

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“Equity Issuer” means the Reorganized Debtor designated by the Debtors, subject to the consent of the Required Consenting HoldCo Creditors, or any successor or assign, by merger, consolidation, reorganization, or otherwise on or after the Effective Date.

“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

“Execution Condition Subsequent” means the situation in which holders of at least two-thirds of the aggregate outstanding principal amount of First Lien Claims have executed and delivered counterpart signature pages of this Agreement or executed and delivered valid Joinders to this Agreement.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Expense Reimbursements” shall have the meaning ascribed to it in the Plan Term Sheet.

“Final Order” shall have the meaning ascribed to it in the Plan Term Sheet.

“First Lien Agent” means Bank of America, N.A., acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

“First Lien Claim” means any Claim on account of the Term Loan Facility or the First Lien Notes.

“First Lien Credit Agreement” means that certain credit agreement, dated as of January 12, 2011, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, by and among Jackson, as borrower, ICF (as successor to LuxCo), as guarantor, the First Lien Lenders, and the First Lien Agent.

“First Lien Lenders” means, collectively, the banks, financial institutions, and other lenders party to the First Lien Credit Agreement from time to time, each solely in their capacity as such.

“First Lien Notes” means, collectively, the 8.00% First Lien Notes and the 9.50% First Lien Notes.

“First Lien Noteholders Group” means the ad hoc group of certain creditors represented by Wilmer Cutler Pickering Hale and Dorr LLP.

“First Lien Notes Claims” means Claims arising under the First Lien Notes and First Lien Notes Indentures.

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“First Lien Notes Indentures” means, collectively, the 8.00 % First Lien Notes Indenture and the 9.50% First Lien Notes Indenture.

“HoldCo Creditor Ad Hoc Group” means the ad hoc group of certain creditors represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by Ducera Partners LLC.

“HoldCo Intercompany Claims” shall have the meaning ascribed to it in the Plan Term Sheet.

“HoldCo Senior Notes” means the Convertible Senior Notes, the Connect Senior Notes, and the Lux Senior Notes.

“ICF” means Intelsat Connect Finance S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Jackson” means Intelsat Jackson Holdings S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Jackson Ad Hoc Group” means the ad hoc group of certain creditors represented by Akin Gump Strauss Hauer & Feld LLP and advised by Centerview Partners LLC.

“Jackson Crossover Ad Hoc Group” means the ad hoc group of certain creditors represented by Jones Day and advised by Houlihan Lokey Capital, Inc.

“Jackson Senior Notes” means, collectively, the 2023 Jackson Senior Notes, the 2024 Jackson Senior Notes, and the 2025 Jackson Senior Notes.

“Jackson Senior Notes Indentures” means, collectively, the 2023 Jackson Senior Notes Indenture, the 2024 Jackson Senior Notes Indenture, and the 2025 Jackson Senior Notes Indenture.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court or the Grand Duchy of Luxembourg).

“Lux Multi Senior Notes Indenture” means that certain indenture, dated as of April 5, 2013, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for, among others, the 2021 Lux Senior Notes and the 2023 Lux Senior Notes, by and among LuxCo, as issuer, Intelsat S.A., as guarantor, and the 2021 and 2023 Lux Senior Notes Trustee, as Trustee.

“Lux Senior Notes” means, collectively, the 2021 Lux Senior Notes, the 2023 Lux Senior Notes, and the 2024 Lux Senior Notes.

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“Lux Senior Notes Indentures” means, collectively, the Lux Multi Senior Notes Indenture and the 2024 Lux Senior Notes Indenture.

“LuxCo” means Intelsat (Luxembourg) S.A., a société anonyme organized under the Laws of the Grand Duchy of Luxembourg.

“Management Incentive Plan” means the management incentive plan implemented by the Equity Issuer on the Effective Date in accordance with the terms of the Management Incentive Plan Term Sheet and the Plan Term Sheet.

“Management Incentive Plan Term Sheet” means that certain management compensation term sheet setting forth the terms of the Management Incentive Plan attached to the Plan Term Sheet as Annex B.

“Milestones” means the milestones set forth in Section 4.

“New Common Stock” shall have the meaning ascribed to it in the Plan Term Sheet.

“New Corporate Governance Documents” means the form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, shareholders’ agreement, or such other applicable formation, organizational, and governance documents (if any) of the Equity Issuer, including any certificates of designation, forms of which shall be included in the Plan Supplement.

“New Debt” shall have the meaning ascribed to it in the Plan Term Sheet.

“New Debt Agreements” means the indentures or loan agreements governing the New Debt, the form of which shall be included in the Plan Supplement, and which shall be in form and substance reasonably acceptable to the Required Consenting Creditors and the Debtors.

“New Debt Documents” means, collectively, the New Debt Agreements, and all other agreements, documents, and instruments evidencing or securing the New Debt, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents).

“New Secured Notes” shall have the meaning ascribed to it in the Plan Term Sheet.

“New Warrants” shall have the meaning ascribed to it in the Plan Term Sheet.

“New Warrants Agreements” shall have the meaning ascribed to it in the Plan Term Sheet.

“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

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“Other Secured Claim” means any Secured Claim, other than a DIP Claim and a First Lien Claim.

“Outside Date” means the date that is one hundred and eighty (180) days from the Agreement Effective Date (the “Initial Outside Date”); provided that (a) the Initial Outside Date may be extended for an additional one hundred and twenty (120) days solely to the extent that the Company Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit (including the FCC) necessary for the occurrence of the Effective Date and (b) the Parties shall negotiate in good faith for a further reasonable extension of the Outside Date if the Parties have otherwise complied with the terms of the Definitive Documents and all other events and actions necessary for the occurrence of the Effective Date have occurred other than the receipt of regulatory or other approval of a governmental unit (including the FCC) necessary for the occurrence of the Effective Date by the Outside Date as extended pursuant to clause (a) hereof. Notwithstanding the foregoing, the Outside Date shall not be extended to or beyond the Maturity Date of the DIP Facility.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims who meets the requirements of Section 10.01.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan” means the joint plan of reorganization to be filed by the Debtors under chapter 11 of the Bankruptcy Code that is consistent with the Plan Term Sheet and embodies the Restructuring Transactions and the Claims Settlement, and any exhibits thereto.

“Plan Supplement” means the compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the Effective Date, each of which shall be consistent in all material respects with this Agreement (to the extent applicable) and subject to the consent rights set forth in Section 3.

“Plan Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Priority Tax Claim” means any Claim of a Governmental Unit (as defined in section 101(27) the Bankruptcy Code) of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims (or enter with customers into long and short positions in Company Claims), in its capacity as a dealer or market maker in Company Claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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“Reinstatement” or “Reinstated” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, reorganization, consolidation, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

“Required Consenting Creditors” means, collectively, the Required Consenting First Lien Creditors and the Required Consenting HoldCo Creditors.

“Required Consenting First Lien Creditors” means, as of the relevant date, Consenting First Lien Creditors holding at least 50.01% of the aggregate principal amount of First Lien Claims held by all Consenting First Lien Creditors; provided, that with respect to any terms or conditions that relate to the implementation or approval of the Claims Settlement or the treatment and allowance of the First Lien Claims under the Plan, such term shall mean, as of the relevant date, both (i) Consenting Creditors holding at least 50.01% of the aggregate principal amount of Term Loan Claims held by all Consenting First Lien Creditors and (ii) Consenting Creditors holding at least 50.01% of the aggregate principal amount of First Lien Notes Claims held by all Consenting First Lien Creditors.

“Required Consenting HoldCo Creditors” means, as of the relevant date, those Consenting Creditors that are members of the HoldCo Creditor Ad Hoc Group holding at least 50.01% of the aggregate principal amount of HoldCo Senior Notes held by all Consenting HoldCo Creditors that are members of the HoldCo Creditor Ad Hoc Group.

“Restructuring Expenses” shall have the meaning ascribed to it in the Plan Term Sheet.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Secured” means when referring to a Claim: (a) secured by a lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

“Securities” has the meaning set forth in section 2(a)(1) of the Securities Act (including, for the avoidance of doubt, the New Common Stock, New Secured Notes, New Warrants, CVRs or other securities that may be received in exchange for any Company Claims during the Agreement Effective Period and prior to the Effective Date).

“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local Law.

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“Senior Notes” means, collectively, the: (i) Jackson Senior Notes; (ii) Lux Senior Notes; (iii) Connect Senior Notes; and (iv) Convertible Senior Notes.

“Solicitation Materials” means the ballots and other related materials drafted in connection with the solicitation of acceptances of the Plan, including a letter from the Creditors’ Committee in support of the Plan.

“Special Meeting” means any annual, extraordinary or other general meeting of the shareholders (or equivalent meeting or convention of equity- or securityholders) of Intelsat S.A. or any of its Affiliates to, among other things, (i) authorize additional share capital as may be necessary or advisable to effectuate the Restructuring Transactions; (ii) amend the New Corporate Governance Documents, their predecessor documents, or similar governing document of Intelsat S.A. or any of its Affiliates as may be necessary or advisable to effectuate the Restructuring Transactions; (iii) accept the resignation of existing directors; (iv) elect new directors as set forth in the Corporate Governance Term Sheet; or (v) approve any other proposals that the Debtors deem necessary or advisable in connection therewith or otherwise in order to effectuate the Restructuring Transactions.

“Term Loan Claims” means Claims arising under the Term Loan Facility and the First Lien Credit Agreement.

“Term Loan Facility” means that certain prepetition first lien term loan facility provided for under the First Lien Credit Agreement.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.02, 13.03, 13.04, or 13.05.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Trustee” means any indenture trustee, collateral trustee, or other trustee or similar Entity under the First Lien Notes or the Senior Notes, in its capacity as such.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

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(c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement; provided, however, that any capitalized terms herein that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h) the use of “include” or “including” is without limitation, whether stated or not;

(i) the phrase “counsel to the Consenting Creditors” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Company Parties; and

(j) the use of “writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing words (including electronic media) in a visible form.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties as of 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(b) members of the HoldCo Creditor Ad Hoc Group holding at least two-thirds of the aggregate outstanding principal amount of HoldCo Senior Notes against ICF shall have executed and delivered counterpart signature pages of this Agreement; and

(c) each of the holders of First Lien Claims listed on Exhibit E to this Agreement shall have executed and delivered counterpart signature pages of this Agreement.

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Notwithstanding the foregoing, the Company Parties shall have the right to terminate this Agreement solely as to Consenting First Lien Creditors pursuant to Section 13.02(e) if, by the Cutoff Time, the Execution Condition Subsequent has not occurred. In the event that the Execution Condition Subsequent was not satisfied at or prior to the Cutoff Time and the Company Parties have not yet terminated this Agreement solely as to the Consenting First Lien Creditors pursuant to Section 13.02(e), then the Company Parties shall have the right to terminate this Agreement solely as to the Consenting First Lien Creditors pursuant to Section 13.02(e) until such time as at least two-thirds of the aggregate outstanding principal amount of First Lien Claims shall have executed and delivered counterpart signature pages of this Agreement or executed and delivered valid Joinders to this Agreement. For the avoidance of doubt, if the Company Parties elect to terminate this Agreement solely as to Consenting First Lien Creditors pursuant to Section 13.02(e), such termination shall not cause the termination of this Agreement as to Consenting HoldCo Creditors nor affect the Company Parties’ obligations hereunder with respect to implementing the Restructuring Transactions, other than implementation of the Claims Settlement.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions shall include the following: (A) the Plan (and any and all exhibits, annexes, and schedules thereto, including any implementation of the Claims Settlement); (B) the Plan Supplement; (C) the Confirmation Order; (D) the Disclosure Statement; (E) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (F) the New Debt Documents; (G) the New Warrant Agreements; (H) the New Corporate Governance Documents; (I) the CVR Agreement; (J) the Management Incentive Plan; (K) any material disclosure documents related to the issuance of the New Common Stock, the New Warrants, or the CVRs; (L) any and all other material documents, deeds, agreements, filings, notifications, letters or instruments necessary or required to consummate the Restructuring Transactions (including any exhibits, amendments, modifications, or supplements made from time to time thereto).

3.02. The Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, subject to and without limiting any additional consent or approval rights of the Parties specified elsewhere in this Agreement, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors.

3.03. The Company Parties acknowledge and agree that they will provide advance initial draft copies of the Definitive Documents to counsel for the Consenting Creditors as soon as reasonably practicable and will use commercially reasonable efforts to provide such documents no later than five (5) calendar days prior to the date when any Company Party intends to file the applicable Definitive Document with the Bankruptcy Court or otherwise finalize such document. The Company Parties further acknowledge and agree that they will provide advance initial draft copies of any substantive pleadings other than the Definitive Documents to counsel for the Consenting Creditors and will use commercially reasonable efforts to provide such documents one (1) Business Day prior to the date when any Company Party intends to file the applicable substantive pleadings with the Bankruptcy Court or otherwise finalize such document.

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Section 4. Milestones.

4.01. During the Agreement Effective Period, the Company Parties shall implement the Restructuring Transactions in accordance with the following milestones, as applicable, unless extended or waived in writing (which may be electronic mail between applicable counsel) by the Required Consenting Creditors.

(a) no later than twenty-one (21) days after the Agreement Effective Date, the Company Parties shall have filed with the Bankruptcy Court the Plan and the Disclosure Statement;

(b) no later than seventy-five (75) days after the Agreement Effective Date, the Bankruptcy Court shall have entered an order approving the Disclosure Statement;

(c) no later than one hundred and twenty-five (125) days after the Agreement Effective Date, the Confirmation Hearing shall have occurred;

(d) no later than one hundred and fifty (150) days after the Agreement Effective Date, the Bankruptcy Court shall have entered the Confirmation Order which order approves the terms of the Claims Settlement as set forth in the Plan; and

(e) no later than the Outside Date, all conditions to the occurrence of the Effective Date shall have either been satisfied or waived in accordance with this Agreement and the Effective Date shall have occurred.

Section 5. Commitments of the Consenting Creditors.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees, in respect of any Company Claims, to:

(i) support the Restructuring Transactions and, subject to Section 5.02 of this Agreement, vote and use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, or creditors’, or shareholders’ meeting (including any Special Meeting), including by proxy vote or otherwise, or in any other process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested or necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

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(iii) use commercially reasonable efforts to oppose (or join the Company Parties in opposing) any party or person from taking any actions contemplated in Section 5.02(b);

(iv) give any notice, order, instruction, or direction to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions, in each case in form and substance reasonably acceptable to the applicable Consenting Creditors;

(v) negotiate in good faith and use commercially reasonable efforts to execute and effectuate the Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(vi) negotiate in good faith any appropriate additional provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, or delay the consummation of the Restructuring Transactions; provided that, for the avoidance of doubt, no Consenting Creditor shall be required to consent to any provisions or agreements that would reasonably result in any change that is adverse to such Consenting Creditor’s rights or treatment in the Plan or Claim Settlement;

(vii) with respect to any Consenting Creditor that is expected to receive any Securities of the Equity Issuer in connection with the Restructuring Transactions, use commercially reasonable efforts to support any motion filed by any Company Party in furtherance of obtaining necessary or desirable regulatory approvals for the Restructuring Transactions; and

(viii) use commercially reasonable efforts to (1) support any action by the Company Parties to obtain regulatory approvals required or desirable for the consummation of the Restructuring Transactions and (2) provide any and all information needed to effectuate regulatory approvals (subject to reasonable and customary exclusions for privilege and confidentiality).

(b) During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees, in respect of any Securities issued in connection with the Restructuring Transactions, to use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, or creditors’, or shareholders’ meeting (including any Special Meeting), including by proxy vote or otherwise, or in any other process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested, desirable, or necessary to implement the Restructuring Transactions; provided, however, that such commitment shall not extend for more than one (1) Business Day after the Effective Date.

(c) During the Agreement Effective Period, each Consenting Creditor, severally, and not jointly, agrees, in respect of all of its Company Claims, that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with, acceptance, consummation, or implementation of the Restructuring Transactions;

(ii) publicly propose, file, support, or vote for any Alternative Restructuring Proposal;

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(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement or the Plan;

(iv) initiate, or direct any other person to initiate on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce, or otherwise in furtherance of, this Agreement, any Definitive Document, or the Restructuring Transactions, or as otherwise consistent with this Agreement;

(v) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Company Parties;

(vi) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or

(vii) take or fail to take any action (except to the extent expressly contemplated by the Plan Term Sheet) if such action or failure to act would cause a change to the tax classification of any Company Party or be expected to cause, individually or in the aggregate, a material adverse tax consequence to the Company Parties without the prior written consent of the Required Consenting Creditors, unless required by applicable Law or accounting standards.

(d) For the avoidance of doubt, nothing in this Agreement shall (i) require any Consenting Creditor to consent to, acquiesce in, vote for, support, or not object to any Alternative Restructuring Proposal or any portion thereof, or (ii) limit the right of any Consenting Creditor hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to the receipt by such Consenting Creditor of the Solicitation Materials:

(i) vote each of its Company Claims to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot (provided that this requirement is not applicable to the Creditors’ Committee);

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election (provided that this requirement is not applicable to the Creditors’ Committee); and

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(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above at any time before entry of the Confirmation Order.

(b) During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with, any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is in furtherance of the terms of this Agreement.

(c) Notwithstanding any other provisions of this Agreement, including this Section 5, nothing in this Agreement shall require any Consenting Creditor to incur any material expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, grants of any liens or security interests, or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Creditor or its Affiliates other than as expressly provided in this Agreement.

Section 6. Additional Provisions Regarding the Consenting Creditors’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) be construed to prohibit any Consenting Creditor from appearing as a party in interest and filing papers in any matter to be adjudicated in the Chapter 11 Cases, in each case to the extent consistent with this Agreement; (b) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Chapter 11 Cases (including the United States Trustee and other creditors that are not Consenting Creditors); (c) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions or the Chapter 11 Cases; (d) prevent any Consenting Creditor from enforcing this Agreement or any other Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such document(s), or exercising its rights or remedies specifically reserved herein or in any of the Definitive Documents; (e) obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date), such vote shall be deemed void ab initio and such Consenting Creditor shall have the opportunity to change its vote at any time before entry of the Confirmation Order; (f) (i) prevent any Consenting Creditor from taking any action which is required by applicable Law, or (ii) require any Consenting Creditor to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal or other professional or business professional privilege; (g) prevent any Consenting Creditor by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like that are required by applicable Law; or (h) prevent any Consenting Creditor from enforcing its rights or the Debtors’ obligations under the DIP Order.

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Section 7. [Reserved]

Section 8. Commitments of the Company Parties.

8.01. Affirmative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, the Company Parties agree to:

(a) support and take all steps reasonably necessary and desirable to (i) consummate the Restructuring Transactions in accordance with this Agreement (including the Plan Term Sheet), (ii) obtain entry of the Disclosure Statement Order and the Confirmation Order, (iii) prosecute and defend any appeals relating to the Confirmation Order, and (iv) comply with each Milestone set forth in this Agreement;

(b) seek approval of the terms of the Claims Settlement in connection with Confirmation of the Plan;

(c) to the extent any legal, tax, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment;

(d) use commercially reasonable efforts to obtain any and all required or advisable governmental, regulatory, and/or third-party approvals for the Restructuring Transactions (including, as applicable, Bankruptcy Court approvals);

(e) negotiate in good faith and, where applicable, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(f) actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely objections or written responses);

(g) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from other material stakeholders to the extent reasonably prudent and to the extent the Company Parties receive any Joinders or Transfer Agreements, notify the Consenting Creditors of such Joinders and Transfer Agreements;

(h) operate their business in the ordinary course, taking into account the Restructuring Transactions and the Chapter 11 Cases, including continuing to perform their obligations under the DIP Order;

(i) timely file a formal objection, after consultation in good faith with counsel to the Consenting Creditors, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, (ii) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (iii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iv) dismissing any of the Chapter 11 Cases.

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(j) promptly pay all Restructuring Expenses, in each case for which an invoice has been received by the Company Parties;

(k) provide the HoldCo Creditor Ad Hoc Group access to all reporting (including, without limitation, reporting related to financial performance and progress related to C-Band clearing) provided to any other creditors, including, without limitation, the DIP Lenders, in the Chapter 11 Cases;

(l) consult with the Consenting Creditors (including using commercially reasonable efforts to provide advance drafts of material documents) with respect to the regulatory approvals required to consummate the Restructuring Transactions, and keep the Consenting Creditors reasonably updated of the status of the regulatory approval process;

(m) notify the advisors to the Consenting Creditors of any material governmental or third-party complaints, litigations, inquiries, orders to show cause, cease and desist orders, notices of violation, notice of apparent inability, orders of forfeiture, investigations, or hearings (or communications indicating that any of the foregoing is contemplated or threatened) that are reasonably likely to impede the consummation of the Restructuring Transactions; and

(n) use commercially reasonable efforts to seek Additional C-Band Proceeds and maximize the value of the CVRs.

8.02. Negative Commitments. Except as set forth in Section 9 or with the prior written consent of the Required Consenting Creditors, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly, and shall cause their respective subsidiaries not to:

(a) object to, delay, impede, or take any other action to interfere with or that is inconsistent with or is intended or could reasonably be expected to interfere with, delay, or impede the acceptance, approval, implementation, or consummation of the Restructuring Transactions;

(b) take or fail to take any action (except to the extent expressly contemplated by the Plan Term Sheet) if such action or failure to act would cause a change to the tax classification of any Company Party or be expected to cause, individually or in the aggregate, a material adverse tax consequence to the Company Parties without the prior written consent of the Required Consenting Creditors, unless required by applicable Law or accounting standards;

(c) modify any Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d) withdraw or revoke the Plan or publicly announce its intention not to pursue the Plan;

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(e) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including the consent rights of any Consenting Creditor set forth herein as to the form and substance of such motion, pleading, or other Definitive Document), the Plan, or the Definitive Documents;

(f) commence, support, or join any litigation or adversary proceedings against any Consenting Creditor; or

(g) amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents in a manner inconsistent with this Agreement or the Plan.

Section 9. Additional Provisions Regarding Company Parties’ Commitments.

9.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party (including any Disinterested Directors and Managers), after consulting with their respective counsel and following the conclusion of any applicable investigation, to take any action or to refrain from taking any action with respect to the Restructuring Transactions or the Plan, to the extent taking or failing to take such action is or would be inconsistent with applicable Law, or the exercise of its respective fiduciary obligations under applicable Law and any such action or inaction pursuant to this Section 9.01 shall not be deemed to constitute a breach of this Agreement.

9.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 9.01), each Company Party and their respective directors (including any Disinterested Directors and Managers), officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including, but subject to Section 5.01(c)(ii), any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including the Creditors’ Committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals.

9.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

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9.04. Without in any way limiting the effectiveness of this Agreement, which, for the avoidance of doubt has been duly authorized and approved by each of the Disinterested Directors and Managers, the Disinterested Directors and Managers shall, consistent with their fiduciary duties, have the ability to continue to analyze all conflicts matters in connection with the negotiation and implementation of the Plan.

Section 10. Transfer of Interests.

10.01. During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Creditor; and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a fully executed Transfer Agreement or (ii) the transferee is a Consenting Creditor or an affiliate thereof and the transferee provides notice of such Transfer and the identification of the purchasing Consenting Creditor (including the amount and type of Company Claim Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer and such transferee agrees in writing prior to, or contemporaneous with, such Transfer to be bound by all terms of the Agreement with respect to any and all Company Claims, including any such Company Claims held prior to or after the Transfer.

10.02. Upon compliance with the requirements of Section 10.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations, with the exception of any obligations arising from any breach occurring prior to such transfer) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. Any Transfer in violation of Section 10.01 shall be void ab initio.

10.03. This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims or any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims; provided that (a) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Creditors) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claim acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.

10.04. This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims. Notwithstanding anything to the

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contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement that remain in effect following the entry of this Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

10.05. Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims if (i) such Qualified Marketmaker subsequently transfers such Company Claims (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 10.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 10.01. For the avoidance of doubt, the ultimate Permitted Transferee must deliver a properly-executed Joinder to the Company Parties in accordance with Section 15.10, unless such Permitted Transferee is a Consenting Creditor as of the date of the Transfer. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims that the Qualified Marketmaker acquires from a holder of the Company Claims who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

10.06. Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply (i) to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests or (ii) with respect to any Consenting Creditor that is a private equity fund, hedge fund or similar vehicle (including any investment fund or managed account), to any Transfer of general or limited partnership or other similar interest in any entity that is a pooled investment vehicle holding other material investments and which is an equityholder (directly or indirectly) of a Consenting Creditor, or the change of or change in control of any general partner, manager or similar person of such entity; provided, that, any such transfer shall not relieve the relevant Consenting Creditor of its obligations under this Agreement.

Section 11. Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and on the Effective Date:

(a) (x) it is the beneficial or record owner of the face amount of the Company Claims or (y) solely to the extent set forth on such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, is the nominee, investment manager, or advisor for beneficial holders of the Company Claims reflected in, and, having made reasonable inquiry (but without violating any Confidentiality Agreement or requiring inquiry of any public-side or unrestricted holder of Company Claims or any portfolio manager or other personnel thereof), is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 10);

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(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims;

(c) such Company Claims are free and clear of any pledge, lien, security interest, charge, Claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Company Claims referable to it as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Company Claims, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any Securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement and as of the Effective Date:

(a) it shall not directly or indirectly initiate or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other transactions contemplated by the Restructuring Transactions described herein against other Parties other than to enforce this Agreement or any Definitive Document or as otherwise not prohibited by this Agreement or any Definitive Document;

(b) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(c) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(d) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

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(e) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(f) except as expressly provided by this Agreement, it is not party to any restructuring support or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 13. Termination Events.

13.01. Consenting Creditors’ Termination Events. This Agreement may be terminated (a) solely as to the Consenting First Lien Creditors, by the Required Consenting First Lien Creditors, and (b) solely as to the Consenting HoldCo Creditors, by the Required Consenting HoldCo Creditors, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof upon the occurrence of the following events:

(a) the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Creditors seeking termination pursuant to this provision and (ii) remains uncured (to the extent curable) for five (5) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(b) any of the Milestones set forth in Section 4.01 (as may be extended or waived in accordance with this Agreement) has not been achieved by the date specified for such Milestone; provided that if written notice has not been delivered within seven (7) Business Days from the non-occurrence of a Milestone that remains uncured, such termination option shall be deemed waived;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fourteen (14) Business Days after such Required Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, however, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d) the Bankruptcy Court denies Confirmation of the Plan or any material provision thereof;

(e) the occurrence of an Allocation Event;

(f) any order approving the Plan or the Disclosure Statement is reversed, stayed, dismissed, vacated, or reconsidered without the prior written consent of the Required Consenting Creditors or is modified or amended (i) in a manner that is inconsistent with this Agreement and (ii) remains uncured for seven (7) Business Days after the Required Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

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(g) the making public, modification, amendment, or filing of any of the Definitive Documents by any Company Party that contains terms or conditions that have not received the consent of the applicable Consenting Creditor as provided for in Section 3 of this Agreement (i) in a manner that is adverse to the Consenting Creditors seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after the applicable Consenting Creditors transmit a written notice in accordance with Section 15.10 hereof detailing any such breach;

(h) any Company Party (i) files, waives, amends, or modifies, or files a pleading seeking approval of any Definitive Document (including any waiver of any term or condition therein) in a manner that constitutes a breach of, this Agreement (including with respect to the consent rights afforded to the Required Consenting Creditors under this Agreement), without the prior written consent of the Required Consenting Creditors, (ii) withdraws the Plan without the prior written consent of the Required Consenting Creditors, (iii) publicly announces its intention not to support the Restructuring Transactions or to take any such acts listed in the foregoing clause, or (iv) files, publicly announces, executes a definitive written agreement with respect to an Alternative Restructuring Proposal;

(i) the Bankruptcy Court grants relief that is materially inconsistent with this Agreement, the Plan Term Sheet, or the Plan (in each case, with such amendments and modifications as have been effected in accordance with the terms hereof);

(j) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors) (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a chapter 11 trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(k) the Bankruptcy Court enters an order denying approval of the Claims Settlement;

(l) the occurrence of any Event of Default under the DIP Documents or the DIP Order, as applicable, that has not been cured (if susceptible to cure) or waived by the applicable percentage of DIP Lenders, as applicable, in accordance with the Terms of the DIP Documents and DIP Order, as applicable; or

(m) any Company Party publicly announces an intention to or enters into a definitive agreement with respect to an Alternative Restructuring Proposal.

13.02. Company Party Termination Events. Any Company Party may terminate this Agreement as to such Company Party upon prior written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by Consenting HoldCo Creditors that, collectively, hold more than one-third of the aggregate outstanding principal amount of HoldCo Senior Notes held by all Consenting HoldCo Creditors, in each case with respect to any of the

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representations, warranties, or covenants of such Consenting HoldCo Creditors set forth in this Agreement and which breach remains uncured for a period of five (5) Business Days after the receipt by the applicable Consenting HoldCo Creditor from the Company Parties of written notice of such breach, which written notice will set forth the alleged breach; provided, that any such termination by the Company Parties pursuant to this Section 13.02(a) shall result in the termination of this Agreement solely as to the Consenting HoldCo Creditors;

(b) (x) following the Execution Date and until the occurrence of the Execution Condition Subsequent, the breach in any material respect by Consenting First Lien Creditors with respect to any of the representations, warranties, or covenants of such Consenting First Lien Creditors set forth in this Agreement that could reasonably be expected to prevent the consummation of the Restructuring Transactions, and which breach remains uncured for a period of five (5) Business Days after the receipt by the applicable Consenting First Lien Creditor from the Company Parties of written notice of such breach, which written notice will set forth the alleged breach and (y) following the satisfaction of the Execution Condition Subsequent, the breach in any material respect by Consenting First Lien Creditors that would result in non-breaching Consenting First Lien Creditors holding less than two-thirds of the aggregate outstanding principal amount of First Lien Claims, in each case with respect to any of the representations, warranties, or covenants of such Consenting First Lien Creditors set forth in this Agreement and which breach remains uncured for a period of five (5) Business Days after the receipt by the applicable Consenting First Lien Creditor from the Company Parties of written notice of such breach, which written notice will set forth the alleged breach; provided, that any such termination by the Company Parties pursuant to this Section 13.02(b) shall result in the termination of this Agreement solely as to the Consenting First Lien Creditors; provided, further, that for the avoidance of doubt, the termination of this Agreement by any Consenting First Lien Creditor as to itself pursuant to Section 13.05 hereof shall not constitute a breach of this Agreement for purposes of this Section 13.02(b);

(c) the board of directors, board of managers, or such similar governing body of any Company Party (including any Disinterested Directors and Managers) determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal in accordance with Section 9;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(e) subject to Section 2, the failure of the Execution Condition Subsequent to have been satisfied; provided, that any such termination by the Company Parties pursuant to this Section 13.02(e) shall result in the termination of this Agreement solely as to the Consenting First Lien Creditors; or

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(f) the Bankruptcy Court enters an order denying Confirmation of the Plan and such order remains in effect for five (5) Business Days after entry of such order.

13.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors; and (b) each Company Party.

13.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Effective Date.

13.05. Consenting First Lien Creditor Termination. This Agreement may be terminated by a Consenting First Lien Creditor (in which case it shall no longer be a Consenting First Lien Creditor and none of the terms of this Agreement shall continue to apply to it), solely as to itself, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 15.10 hereof, if any amendment, modification, waiver or supplement of or to the terms of the Claims Settlement is made, in accordance with Section 14(b) hereof, negatively affecting the treatment and allowance of any First Lien Claims held by such Consenting First Lien Creditor, to which such Consenting First Lien Creditor has not itself expressly consented in writing.

13.06. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims, Interests or Causes of Action (including challenging any proposed classification, treatment, or impaired/unimpaired status of any and all Claims and Interests); provided that the foregoing shall not release any Party from liability for any breach hereof prior to the Termination Date. Upon the occurrence of a Termination Date as to a Party prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by such Party subject to such termination before such Termination Date shall be deemed, for all purposes, to be null and void from the first instance, without regard to any impact of the automatic stay under section 362 of the Bankruptcy Code, and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise and such consents or ballots may be changed or resubmitted prior to the Confirmation Date regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company Parties allowing such change or resubmission). Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any other Party. No purported termination of this Agreement shall be effective under this Section 13.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement except a termination pursuant to Section 13.02(c) or Section 13.02(f). Nothing in this Section 13.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(c).

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13.07. Limitations. No Party may terminate this Agreement on account of a Termination Event if the occurrence of such Termination Event was primarily caused by, or primarily resulted from, such Party’s own actions (or failure to act) in breach of the terms of this Agreement; provided that an individual Consenting Creditor’s action (or failure to act) shall not be imputed to the Consenting Creditors as a group or any other individual Consenting Creditor.

Section 14. Amendments and Waivers.

(a) This Agreement (including as to the required content of and consent rights with respect to any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party, and (b) the following Parties, solely with respect to any modification, amendment, waiver or supplement that affects the rights of such Parties and unless otherwise specified in this Agreement: (i) the Required Consenting First Lien Creditors and (ii) the Required Consenting HoldCo Creditors; provided, however, that (x) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver or supplement and (y) notwithstanding anything to the contrary in this Agreement (including the proviso in the definition of Required Consenting First Lien Creditors), modifications, amendments, waivers, or supplements to the terms of the Claims Settlement shall require the consent of (1) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of Term Loan Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of Term Loan Claims under the Claims Settlement, (2) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 8.00% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 8.00% First Lien Notes Claims under the Claims Settlement, and (3) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 9.50% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 9.50% First Lien Notes Claims under the Claims Settlement.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

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(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(e) Any consent or waiver contemplated in this Agreement may be provided by electronic mail from counsel to the relevant Parties.

Section 15. Miscellaneous.

15.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary and not inconsistent with this Agreement or any of the Definitive Documents, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions in accordance with the Definitive Documents, as applicable.

15.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any Claim arising out of, or related to, this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with Claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

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15.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Creditors, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Creditors were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity, except as expressly permitted in Section 10 hereof, and any such attempted assignment, delegation, or transfer shall be void ab initio.

15.10. Notices. All notices and deliveries hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Intelsat S.A.

C/O Intelsat US LLC

7900 Tysons One Place,

McLean, Virginia 22102

Attn:    Michelle Bryan

Email: Michelle.Bryan@Intelsat.com

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with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Edward Sassower, Steven Serajeddini, and Anthony Grossi

Email: ESassower@Kirkland.com;

            Steven.Serajeddini@Kirkland.com;

            Anthony.Grossi@Kirkland.com

(b)	if to a Consenting First Lien Creditor that is a member of the Jackson Ad Hoc Group, to:

Akin Gump Strauss Hauer & Feld LLP

2001 K Street, N.W.

Washington, DC 20006

Attn:   Scott Alberino, Brad Kahn

Email: salberino@akingump.com

            bkahn@akingump.com

(c)	if to a Consenting First Lien Creditor that is a member of the First Lien Noteholders Group, to:

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Attn:   Philip Anker, Benjamin Loveland

Email: philip.anker@wilmerhale.com

            benjamin.loveland@wilmerhale.com

and

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(d)	if to a Consenting HoldCo Creditor, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn:   Paul Basta and Kyle Kimpler

Email: pbasta@paulweiss.com

            kkimpler@paulweiss.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11. Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.12. Enforceability of Agreement. Each of the Parties hereby acknowledges and agrees: (i) that the provisions of any notice or exercise of any rights or remedies under this Agreement are not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) each Party, to the extent enforceable, waives any right to assert that the exercise of any termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 15.12 in the Bankruptcy Court or any other court of competent jurisdiction, and (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 15.12 is illegal, invalid, or unenforceable, in whole or in part.

15.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages for lost profits.

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15.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.18. Capacities of Consenting Creditors. Each Consenting Creditor has entered into this Agreement on account of the Company Claims listed on its signature page to this Agreement (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims.

15.19. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 14, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20. Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. None of the Consenting Creditors shall have by virtue of this Agreement any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Creditor, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Creditors, except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Creditor may trade in any debt or equity Securities of any Company Parties without the consent of the Company Parties or any Consenting Creditor, subject to Section 10 of this Agreement and applicable securities Laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Creditors, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Securities of any of the Company Parties and shall not be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Creditor is entering into this Agreement directly with the Company Parties and not with any other

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Consenting Creditor, (2) no other Consenting Creditor shall have any right to bring any action against any other Consenting Creditor with respect this Agreement (or any breach thereof), other than in accordance with this Agreement, and (3) no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Creditor by the Company Parties and vice versa, and the use of a single document is for the convenience of the Parties. The decision to commit to enter into the transactions has been made independently and is based upon its own business judgment with the understanding that no Company Party has made any representations or warranties as to the success of the Restructuring Transactions or, ultimately, the Confirmation of the Plan.

15.21. No Recourse. This Agreement may only be enforced against the named parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All Claims or Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the Persons that are expressly identified as parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

15.22. Publicity. The Company Parties will submit to Akin Gump Strauss Hauer & Feld LLP, Centerview Partners LLC, Wilmer, Cutler, Pickering Hale and Dorr LLP, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, all press releases, public filings, public announcements or other communications with any new media, in each case, to be made by any of the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof. Except as required by applicable Law, no Party or its advisors shall use the name of any Consenting Creditor in any public manner (including in any press release) or disclose to any person or Entity (including, for the avoidance of doubt, any other Consenting Creditor), other than legal, accounting, financial, and other advisors to the Company Parties, the principal amount or percentage of Company Claims held by the applicable Consenting Creditor without such Consenting Creditor’s prior written consent; provided, however, that (a) if such disclosure is required by Law, subpoena or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment before such disclosure and shall take all reasonable measures to limit such disclosure, (b) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company

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Claims held by all Consenting Creditors collectively, or with respect to any particular ad hoc group, and (c) any Party may disclose information requested by a U.S. federal or state regulatory authority with jurisdiction over its operations to such authority without limitation or notice to any Party or other person or Entity. Any public filing or other disclosure of this Agreement which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings and identity of each Consenting Creditor.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

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Company Parties’ Signature Pages to

the Chapter 11 Plan Support Agreement

[on file with the Company]

Consenting Creditor Signature Pages to

the Chapter 11 Plan Support Agreement

[on file with the Company]

EXHIBIT A

Company Parties

•	Intelsat (Luxembourg) S.A.

•	Intelsat Connect Finance S.A.

•	Intelsat Envision Holdings LLC

•	Intelsat Jackson Holdings S.A.

•	Intelsat S.A.

•	Intelsat Holdings S.A.

•	Intelsat Investment Holdings S.a.r.l.

•	Intelsat Investments S.A.

•	Intelsat Ventures S.a.r.l.

•	Intelsat Align S.a.r.l.

•	Intelsat Finance Bermuda ltd.

•	Intelsat Global Sales and Marketing Ltd.

•	Intelsat Subsidiary (Gibraltar) Limited

•	Intelsat UK Financial Services Limited

•	Intelsat Genesis Inc.

•	Panamsat Europe Corporation

•	Intelsat Genesis GP LLC

•	Intelsat Alliance LP

•	Intelsat Holdings LLC

•	Intelsat Satellite LLC

•	Intelsat Virginia Holdings LLC

•	Intelsat License Holdings LLC

•	Intelsat License LLC

•	Intelsat US Finance LLC

•	Intelsat US LLC

•	Panamsat International Holdings LLC

•	Intelsat International Systems, LLC

•	Panamsat International Sales, LLC

•	Intelsat Asia Carrier Services, LLC

•	Southern Satellite Licensee LLC

•	Intelsat International Employment LLC

•	Southern Satellite LLC

•	Intelsat Service and Equipment LLC

•	Panamsat India Marketing L.L.C.

•	Panamsat India LLC

EXHIBIT B

Plan Term Sheet

Exhibit C

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Chapter 11 Plan Support Agreement, dated as of February 11, 2021 (the “Agreement”),1 by and among Intelsat S.A. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein applicable to a Consenting Creditor as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Term Loan Facility

First Lien Notes

Jackson Senior Notes

Connect Senior Notes

Lux Senior Notes

Convertible Senior Notes

Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Chapter 11 Plan Support Agreement, dated as of February 11, 2021 (the “Agreement”),1 by and among Intelsat S.A. and its affiliates and subsidiaries bound thereto and the Consenting Creditors, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement, in each case, applicable to such class of Consenting Creditor.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Term Loan Facility

First Lien Notes

Jackson Senior Notes

Connect Senior Notes

Lux Senior Notes

Convertible Senior Notes

Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Holders of First Lien Claims

[on file with the Company]

THIS CHAPTER 11 PLAN TERM SHEET IS NOT AND SHALL NOT BE CONSTRUED AS AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS CHAPTER 11 PLAN TERM SHEET IS OR SHALL BE CONSTRUED AS AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE EFFECTIVE DATE OF THE PLAN SUPPORT AGREEMENT ON THE TERMS DESCRIBED HEREIN AND IN THE PLAN SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

CHAPTER 11 PLAN TERM SHEET1

INTRODUCTION

This Plan Term Sheet describes proposed financial restructurings for each of the Debtors.2 This Plan Term Sheet is being agreed to in connection with the Company Parties’ and the Consenting Creditors’ entry into that certain Plan Support Agreement, dated as of February 11, 2021, to which this Plan Term Sheet is attached as Exhibit A. Pursuant to the Plan Support Agreement, the Debtors and the Consenting Creditors have agreed to support the transactions contemplated therein and herein.

This Plan Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the Definitive Documents, which remain subject to negotiation and completion, and none will become effective until the Plan Support Agreement becomes effective in accordance with its terms. The Definitive Documents shall not contain any terms or conditions that are inconsistent with this Plan Term Sheet or the Plan Support Agreement. This Plan Term Sheet incorporates the rules of construction as set forth in section 102 of the Bankruptcy Code.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
New Revolver[3]	Prior to the Effective Date, the Debtors will use commercially reasonable efforts to secure commitments for a secured revolving credit facility for up to $750 million of availability, which shall be undrawn as of the Effective Date. The New Revolver will be secured by a first Lien on substantially all of the Reorganized Debtors’ assets, subject to customary exclusions, pari passu with the Liens securing the New Term Loan and New Secured Notes. The New Revolver will be pari passu with the New Term Loan and New Secured Notes for payment; provided that the New Revolver may be senior in priority for payment at the Debtors’ discretion.

New Capital Structure	Prior to the Effective Date, the Debtors shall, in consultation with the Required Consenting HoldCo Creditors, use commercially reasonable efforts to raise the New Debt and obtain the optimal capital structure for the

[1]	This Plan Term Sheet is subject in its entirety to approval of the Debtors’ boards of directors, and with respect to conflicts matters, the Disinterested Directors and Managers.
[2]	Capitalized terms used but not defined in this Plan Term Sheet have the meanings given to such terms as otherwise defined in Exhibit A to this Plan Term Sheet.
[3]	Specific terms of the New Debt subject to change based on market conditions.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING
Reorganized Debtors, which capital structure may be comprised of first-Lien and second-Lien debt and shall include the New Revolver for up to $750 million of availability. Net Funded Debt under such capital structure shall not exceed $7.0 billion.

New Common Stock

On the Effective Date, the Equity Issuer will issue the New Common Stock. The New Common Stock shall be subscribed for, and received, by the holders of Allowed Claims in exchange for their Claims in accordance with this Plan Term Sheet (either as a result of a contribution in kind of such Claims to the Equity Issuer in payment of the issue and subscription price of the New Common Stock or as a result of netting and setting off such Claims against the issue and subscription price payable by such holders to the Equity Issuer, as the case may be). If the Equity Issuer is a different Entity than the Debtor with respect to a particular Claim, such Claim will be contributed in kind (through any intermediate entities) to the direct parent company of such Debtor, such parent shall enter into a subscription agreement with such Debtor for additional shares, and the issue and subscription price of such additional shares shall be netted against and set off with such Claim. The Equity Issuer shall use commercially reasonable efforts to list the New Common Stock on a recognized U.S. stock exchange that qualifies as such for purposes of the U.S.-Luxembourg tax treaty.[4]

For the avoidance of doubt, the Plan Supplement shall address more specifically the mechanics of the receipt of the New Common Stock, together with the mechanics applicable to holders of Claims entitled to receive both New Common Stock and any other consideration, including any consideration issued or distributed by a Debtor other than the Equity Issuer.

New Warrants	On the Effective Date, the Equity Issuer will issue the New Warrants pursuant to the Plan and the Series A Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

Contingent Value Rights	On the Effective Date, certain of the Reorganized Debtors[5] will issue the CVRs pursuant to the Plan and the CVR Agreement and consistent with the terms set forth in the CVR Term Sheet.

Section 1145	The New Common Stock (including any shares issued pursuant to the CVRs), the Series A Warrants, the Series B Warrants, and the CVRs will be exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code. To the extent that such exemption under section 1145 of the Bankruptcy Code is unavailable, the New Common Stock, the New Warrants, and/or the CVRs will be issued pursuant to any other available exemptions from registration, as applicable.

[4]	Tax teams to discuss.
[5]	The specific Reorganized Debtor or Reorganized Debtors issuing the CVRs shall be determined in connection with Definitive Documentation.

2

GENERAL PROVISIONS REGARDING THE RESTRUCTURING

Tax Matters	The Debtors shall structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner that preserves the Tax Unity.

Distributions	Each holder of an Allowed Claim or Interest, as applicable, shall receive under the applicable Plan the treatment described below (or less favorable treatment that may be agreed by the Debtors and the holder of such Allowed Claim or Interest) in exchange for such holder’s Allowed Claim or Interest. Distributions pursuant to the Plan shall take into account any value that would have been allocated to the Debtors as if certain Intercompany Claims were settled.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to consummate each Plan and the Restructuring Transactions, including, for the avoidance of doubt, any and all actions required to be taken under applicable nonbankruptcy law, including the laws of the Grand Duchy of Luxembourg and any other applicable domicile. On the Effective Date, the Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

Rule 9019 Settlement

The Plan will be treated as a settlement pursuant to Bankruptcy Rule 9019.

Except to the extent otherwise provided in the Plan, the Plan will resolve any and all issues, controversies, disputes, Claims, entitlements, and Causes of Action by and among the Company Parties and Affiliates, including with respect to (i) any intercompany Claims by and among the Company Parties, (ii) valuation, (iii) tax attributes, (iv) Accelerated Relocation Payments, (v) Expense Reimbursements, and (vi) the Secured Creditor Settlement. The settlement provided for in the Plan may be evidenced in additional documents and pleadings before the Bankruptcy Court.

The Disinterested Directors and Managers shall, consistent with their fiduciary duties, have the ability to continue to analyze all conflict matters in connection with the negotiation and implementation of the Plan.

ALLOWANCE AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Unclassified Non-Voting Claims

N/A	DIP Claims	On the Effective Date, each holder of an Allowed DIP Claim shall receive payment in full in cash.	N/A

3

ALLOWANCE AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
N/A	Administrative Claims	On the Effective Date, each holder of an Allowed Administrative Claim shall receive payment in full in cash.	N/A

N/A	Priority Tax Claims	On the Effective Date, each holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A

Other Claims and Interests

A1	Other Secured Claims	On the Effective Date, each holder of an Allowed Other Secured Claim shall receive, at the Debtors’ option: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b); (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

A2	Other Priority Claims	On the Effective Date, each holder of an Allowed Other Priority Claim shall receive, at the Debtors’ option: (a) payment in full in cash; or (b) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	Unimpaired / Deemed to Accept

A3	Jackson Intercompany Claims	On the Effective Date, each Allowed Jackson Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

A4	HoldCo Intercompany Claims	On the Effective Date, each Allowed HoldCo Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

A5	Other Intercompany Claims	On the Effective Date, each Allowed Other Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

4

ALLOWANCE AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
A6	Non-Debtor Intercompany Claims	On the Effective Date, each Allowed Non-Debtor Intercompany Claim shall be Reinstated, distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

A7	Intercompany Interests	Subject to any alternative treatment set forth in the Plan Supplement, Intercompany Interests shall be either Reinstated or canceled without any distribution on account of such Intercompany Interests at the option of the Debtors.	Impaired / Deemed to Reject or Unimpaired / Deemed to Accept

A8	Term Loan Facility Claims

Term Loan Facility Claims shall be Allowed against all of the obligors and guarantors under the Term Loan Facility in accordance with the Secured Creditor Settlement.

On the Effective Date, each holder of an Allowed Term Loan Facility Claim shall receive its pro rata share of the Cash payment pursuant to the Term Loan Recovery as compromised in accordance with the Secured Creditor Settlement.[6]

Impaired / Entitled to Vote

A9	8.00% First Lien Notes Claims

8.00% First Lien Notes Claims shall be Allowed against all of the obligors and guarantors under the 8.00% First Lien Notes Indenture in accordance with the Secured Creditor Settlement.

On the Effective Date, each holder of an Allowed First Lien Notes Claim shall receive its pro rata share of the Cash payment pursuant to the First Lien Notes Recovery as compromised in accordance with the Secured Creditor Settlement.[7]

Impaired / Entitled to Vote

A10	9.50% First Lien Notes Claims

9.50% First Lien Notes Claims shall be Allowed against all of the obligors and guarantors under the 9.50% First Lien Notes Indenture in accordance with the Secured Creditor Settlement.

On the Effective Date, each holder of an Allowed First Lien Notes Claim shall receive its pro rata share of the Cash payment pursuant to the First Lien Notes Recovery as compromised in accordance with the Secured Creditor Settlement.[8]

Impaired / Entitled to Vote

[6]	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.
[7]	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.
[8]	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

5

ALLOWANCE AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Jackson

B1	Unsecured Claims	On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the Jackson Unsecured Recovery.	Impaired / Entitled to Vote

Jackson Subsidiaries

C1	Unsecured Claims	On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the Jackson Unsecured Recovery.	Impaired / Entitled to Vote

ICF

D1	Unsecured Claims

Connect Senior Notes Claims shall be Allowed against ICF in an aggregate amount not less than $1,298,819,444.

On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the ICF Unsecured Recovery.

Impaired / Entitled to Vote

Envision

E1	Unsecured Claims

Connect Senior Notes Claims shall be Allowed against Envision in an aggregate amount not less than $1,298,819,444.

Convertible Senior Notes Claims shall be Allowed against Envision in an aggregate amount not less than $409,946,250.

On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the Envision Unsecured Recovery.

Impaired / Entitled to Vote

LuxCo

F1	Unsecured Claims

Lux Senior Notes Claims that are not HoldCo Intercompany Claims shall be Allowed against LuxCo in an aggregate amount not less than $1,356,837,324.

Connect Senior Notes Claims shall be Allowed against LuxCo in an aggregate amount not less than $1,298,819,444.

On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the LuxCo Unsecured Recovery.

Impaired / Entitled to Vote

6

ALLOWANCE AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Class No.	Type of Claim	Treatment	Impairment / Voting
Intelsat Investments S.A.

G1	Unsecured Claims	On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the Investments Unsecured Recovery.	Impaired / Entitled to Vote
Intelsat Holdings S.A.

H1	Unsecured Claims	On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the Holdings Unsecured Recovery.	Impaired / Entitled to Vote
Intelsat Investment Holdings S.a.r.l.

I1	Unsecured Claims	On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the Holdings SARL Unsecured Recovery.	Impaired / Entitled to Vote
Intelsat S.A.

J1	Unsecured Claims

Convertible Senior Notes Claims shall be Allowed against Intelsat S.A. in an aggregate amount not less than $409,946,250.

On the Effective Date, each holder of an Allowed Unsecured Claim shall receive its pro rata share of the S.A. Unsecured Recovery.

Impaired / Entitled to Vote

J2	GUC Claims	On the Effective Date, each holder of an Allowed GUC Claim shall receive its pro rata share of the S.A. GUC Recovery.	Impaired / Entitled to Vote

J3	Intelsat Interests	Holders of Interests shall retain their Interests subject to dilution by the issuance of New Common Stock and shall receive no distribution on account of such Interests.[9]	Impaired / Deemed to Reject

[9]	The Company may provide for the payment of cash in lieu of any fractional interest.

7

GENERAL PROVISIONS REGARDING THE PLAN
Discharge of Claims and Termination of Interests	Pursuant to section 1141(d) of the Bankruptcy Code and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, and all actions taken to effectuate the Plan, including by Indenture Trustees or First Lien Agent, shall be given the same effect as if such actions were performed under the applicable nonbankruptcy laws under which the Debt Documents are governed.

Extinguishment of Notes, Instruments, Certificates, and Other Documents	On the Effective Date, except to the extent otherwise provided in this Plan Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing Claims, including credit agreements and indentures, shall be netted, contributed, and extinguished, and the Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full.

Executory Contracts and Unexpired Leases	The Plan will provide that the executory contracts and unexpired leases that are not rejected by the Debtors as of the Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed by the Debtors or Reorganized Debtors, as applicable, pursuant to section 365 of the Bankruptcy Code.

Retention of Jurisdiction	The Plan will provide that the Bankruptcy Court shall retain jurisdiction for usual and customary matters.

Releases by the Debtors	Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the

8

GENERAL PROVISIONS REGARDING THE PLAN
Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Term Loan Facility, the First Lien Notes, the Senior Notes, the Chapter 11 Cases, the Plan Support Agreement, the Secured Creditor Settlement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Plan Support Agreement, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Secured Creditor Settlement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) obligations arising on or after the Effective Date of any party or Entity under the Plan, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the indemnification provisions as set forth in the Plan or (2) any retained Causes of Action.

Releases by Holders of Claims and Interests	Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration on and after the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor,

9

GENERAL PROVISIONS REGARDING THE PLAN
Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Term Loan Facility, the First Lien Notes, the Senior Notes, the Chapter 11 Cases, the Plan Support Agreement, the Secured Creditor Settlement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Plan Support Agreement, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Secured Creditor Settlement, the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Plan, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the indemnification provisions as set forth in the Plan.

Exculpation	Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Plan Support Agreement, the Chapter 11 Cases, the

10

GENERAL PROVISIONS REGARDING THE PLAN
Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Plan, the Secured Creditor Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for Claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Injunction	Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5)

11

GENERAL PROVISIONS REGARDING THE PLAN
commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Governance

The Equity Issuer Board shall be determined in accordance with the terms set forth in the Corporate Governance Term Sheet attached hereto as Annex A and shall include the CEO, be comprised of seven (7) members of which all shall be citizens of the United States and at least four (4) shall be independent; provided that the Required Consenting HoldCo Creditors shall be entitled to serve on the Selection Committee.

Other organizational, governance, and securities registration matters shall be determined in accordance with the Corporate Governance Term Sheet.

Indemnification Obligations	The Plan shall provide that, consistent with applicable law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall survive the effectiveness of the Restructuring Transactions on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date; provided that the Debtors shall not indemnify officers, directors, agents, or employees of the Debtors for any claims or causes of action for which indemnification is barred under applicable law, the Debtors’ organizational documents, or applicable agreements governing the Debtors’ indemnification obligations.

Management Incentive Plan	On the Effective Date of the Equity Issuer’s Plan, the Equity Issuer will implement the Management Incentive Plan, consistent with the terms and allocations set forth in the Management Incentive Plan Term Sheet attached hereto as Annex B, which shall provide for ten percent (10%) of the New Common Stock on a fully diluted basis.

Retained Causes of Action	The Reorganized Debtors, as applicable, shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the Debtors, as applicable, have released pursuant to the release and exculpation provisions implemented pursuant to the Plan.

12

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING
Conditions Precedent to Restructuring

Unless waived in accordance with the provisions of the Plan, the following shall be the conditions to the Effective Date:

(a)   the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(i) be in form and substance consistent with the Plan Support Agreement;

(ii)  authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(iii)  authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions; (b) make all distributions and issuances as required under the Plan; and (d) enter into any agreements, transactions, and sales of property contemplated by the Plan Support Agreement, including the New Debt and Management Incentive Plan;

(iv) approve the Secured Creditor Settlement;

(v)   authorize the implementation of the Plan in accordance with its terms.

(b)   the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

(c)   the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed in a manner consistent in all material respects with any Plan Support Agreement and the Plan;

(d)   the documentation related to the New Debt shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the New Debt shall have been satisfied or duly waived in writing in accordance with the terms of the New Debt;

(e)   the closing of the New Revolver and the New Term Loan and the issuance of the New Secured Notes shall have occurred;

(f)   the New Warrants Agreements and CVR Agreement shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the New Warrants Agreements and CVR Agreement shall have been satisfied or duly waived in writing in accordance with the terms thereof;

13

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

(g)   the New Common Stock, New Warrants, and CVRs shall have been issued and distributed, and any Cash on hand at the HoldCos shall have been distributed, in accordance with the Plan;

(h)   the DIP Claims shall have been indefeasibly paid in full in Cash;

(i) all actions, documents, certificates, and agreements necessary to implement the Plan (including any documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units, in accordance with applicable laws;

(j) all professional fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in a professional fee escrow account pending the Bankruptcy Court’s approval of such fees and expenses; and

(k)   all unpaid Restructuring Expenses and all amounts payable by the Debtors pursuant to the DIP Order, the Secured Creditor Settlement, and Section 8.01 of the Plan Support Agreement shall have been paid in full in cash.

For the avoidance of doubt, unless otherwise specified herein, the conditions precedent to the Restructuring Transactions enumerated above shall apply to each Debtor on an individual basis, and the Effective Date for any individual Debtor may occur prior to the Effective Date of any other individual Debtor, provided that doing so is not otherwise inconsistent with the terms and conditions of this Plan Term Sheet or the Plan Support Agreement.

Dilution Principles

New Common Stock issued on the Effective Date pursuant to the Plan shall be subject to dilution of up to: (i) eight percent (8%) by shares of New Common Stock issued pursuant to the exercise of the Series A Warrants; (ii) one and a half percent (1.5%) by shares of New Common Stock issued pursuant to the exercise of the Series B Warrants; (iii) an uncapped amount by shares of New Common Stock issued pursuant to the CVR Agreement; and (iv) ten percent (10%) by shares issued pursuant to the Management Incentive Plan.

New Common Stock issued pursuant to the exercise of the Series A Warrants will be subject to dilution of up to: (i) one and a half percent (1.5%) by shares of New Common Stock issued pursuant to the exercise of the Series B Warrants; (ii) an uncapped amount by shares of New Common Stock issued pursuant to the CVR Agreement; and (iii) ten percent (10%) by shares of New Common Stock issued pursuant to the Management Incentive Plan.

14

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

New Common Stock issued pursuant to the exercise of the Series B Warrants will be subject to dilution of up to: (i) an uncapped amount by shares of New Common Stock issued pursuant to the CVR Agreement; and (ii) ten percent (10%) by shares of New Common Stock issued pursuant to the Management Incentive Plan.

New Common Stock issued pursuant to the Management Incentive Plan shall not be subject to any dilution.

Professional Fees and Expenses Allocation

The following Allowed Professional Fee Claims and Restructuring Expenses shall be paid from the cash on hand at the HoldCos on the Effective Date:

(i) one hundred percent (100%) of Allowed Professional Fee Claims for estate professionals (i) retained by the HoldCos’ Disinterested Directors and Managers, and (ii) retained by the Debtors exclusively for the benefit of the HoldCos; provided, that such Allowed Professional Fee Claims shall be paid (a) first from any cash on hand on the Effective Date of the Debtor that retained such professional, (b) second, to the extent of any remaining unsatisfied Allowed Professional Fee Claims, from any cash on hand on the Effective Date of any other Debtor that was a co-obligor of the HoldCo Senior Notes issued by the Debtor that retained such professionals, and (c) third, to the extent of any remaining unsatisfied Allowed Professional Fee Claims, pro rata from the cash on hand on the Effective Date of any other HoldCos;

(ii)  one hundred percent (100%) of the Restructuring Expenses of the HoldCo Creditor Ad Hoc Group; provided that such expenses shall be paid pro rata from cash on hand on the Effective Date at Envision and ICF; and

(iii)  twenty-three percent (23%) of (i) Allowed Professional Fee Claims for estate professionals retained by the Debtors (other than any estate professionals for which the Jackson Debtors are solely responsible for payment), and (ii) Allowed Professional Fee Claims for professionals retained by any official committee appointed in the Chapter 11 Cases; provided that such expenses shall be paid pro rata from cash on hand on the Effective Date of the HoldCos.

For the avoidance of doubt, no other professional fees and expenses shall be paid from cash on hand at the HoldCos. For purposes of determining any “pro rata” payment of Allowed Professional Fee Claims and Restructuring Expenses from cash on hand at the HoldCos on the Effective Date, (i) payment shall be allocated based on the amount of cash on hand at each applicable HoldCo on the Effective Date and (ii) such cash on the Effective

15

OTHER MATERIAL PROVISIONS REGARDING THE RESTRUCTURING

Date shall include, in the case of Intelsat S.A., the proceeds of the New Term Loan and New Secured Notes provided for in the S.A. Unsecured Recovery. For example, if Envision has $10 and ICF has $5, then Envision’s pro rata share shall be 66.67% and ICF’s pro rata share shall be 33.33%.

The following Allowed Professional Fee Claims and Restructuring Expenses shall be paid from the cash on hand at the Jackson Debtors on the Effective Date:

(i) one hundred percent (100%) of Allowed Professional Fee Claims for estate professionals (i) retained by the Jackson Debtors’ Disinterested Directors and Managers, and (ii) retained by the Debtors exclusively for the benefit of the Jackson Debtors.

(ii)  one hundred percent (100%) of the Restructuring Expenses of the Jackson Ad Hoc Group, the Intelsat Jackson Crossover Ad Hoc Group, and the Jackson First Lien Noteholder Group; and

(iii)  seventy-seven percent (77%) of (i) Allowed Professional Fee Claims for estate professionals retained by the Debtors (other than any estate professionals for which the HoldCos are solely responsible for payment) and (ii) Allowed Professional Fee Claims for professionals retained by any official committee appointed in the Chapter 11 Cases.

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EXHIBIT A

DEFINITIONS

Term	Definition
2021 Lux Senior Notes	Those certain 7.75% senior notes due 2021, issued by LuxCo, in an aggregate principal amount of $2,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

2023 Jackson Senior Notes	Those certain 5.50% senior notes due 2023, issued by Intelsat Jackson Holdings S.A., in an aggregate principal amount of $1,985,000,000, pursuant to the 2023 Jackson Senior Notes Indenture.

2023 Jackson Senior Notes Indenture	That certain indenture, dated as of June 5, 2013, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2023 Jackson Senior Notes, by and among Intelsat Jackson Holdings S.A., as issuer, certain of the Debtors, as guarantors, and U.S. Bank, National Association (as successor to Wells Fargo Bank, National Association), as trustee.

2023 Lux Senior Notes	Those certain 8.125% senior notes due 2023, issued by LuxCo, in an aggregate principal amount of $1,000,000,000, pursuant to the Lux Multi Senior Notes Indenture.

2024 Jackson Senior Notes	Those certain 8.50% senior notes due 2024, issued by Jackson, in an original aggregate principal amount of $2,250,000,000, with a subsequent issuance in an aggregate principal amount of $700,000,000, for a total aggregate principal amount of $2,950,000,000, pursuant to the 2024 Jackson Senior Notes Indenture.

2024 Jackson Senior Notes Indenture	That certain indenture, dated as of September 19, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2024 Jackson Senior Notes, by and among Intelsat Jackson Holdings S.A., as issuer, certain of the Debtors, as guarantors, and U.S. Bank, National Association, as trustee.

2024 Lux Senior Notes	Those certain 12.50% senior notes due 2024, issued by LuxCo, in an aggregate principal amount of $403,325,000, pursuant to the 2024 Lux Senior Notes Indenture.

2024 Lux Senior Notes Indenture	That certain indenture, dated as of January 6, 2017, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2024 Lux Senior Notes, by and among LuxCo, as issuer, and Delaware Trust Company, as trustee.

2025 Jackson Senior Notes	Those certain 9.75% senior notes due 2025, issued by Intelsat Jackson Holdings S.A., in an original aggregate principal amount of $1,500,000,000, and with a subsequent issuance in an aggregate principal amount of $400,000,000, for a total aggregate principal amount of $1,900,000,000, pursuant to the 2025 Jackson Senior Notes Indenture.

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Term	Definition
2025 Jackson Senior Notes Indenture	That certain indenture, dated as of July 5, 2017, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 2025 Jackson Senior Notes, by and among Intelsat Jackson Holdings S.A., as issuer, certain of the Debtors, as guarantors, and U.S. Bank, National Association, as trustee.

2026 Envision Intercompany Note	That certain intercompany promissory note due 2026, issued by Envision to Intelsat S.A. on June 18, 2018 in an aggregate principal amount of $150,000,000.

2026 Lux Senior Notes	Those certain 13.5% senior notes due 2026, issued by LuxCo to ICF and Envision on August 16, 2018, in the aggregate principal amount of $1,578,781,000.

8.00% First Lien Notes	Those certain 8.00% senior secured first lien notes due 2024, issued by Jackson, in an original aggregate principal amount of $1,250,000,000, with a subsequent issuance in an aggregate principal amount of $99,700,000, for a total aggregate principal amount of $1,349,700,000, pursuant to the 8.00% First Lien Notes Indenture.

8.00% First Lien Notes Claims	Claims arising under the 8.00% First Lien Notes and 8.00% First Lien Notes Indenture.

8.00% First Lien Notes Indenture	That certain indenture, dated as of March 29, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 8.00% First Lien Notes, by and among Intelsat Jackson Holdings S.A., as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and Wilmington Trust, National Association, as trustee.

9.50% First Lien Notes	Those certain 9.50% senior secured first Lien notes due 2022, originally issued in an aggregate principal amount of $490,000,000 pursuant to the 9.50% First Lien Notes Indenture.

9.50% First Lien Notes Claims	Claims arising under the 9.50% First Lien Notes and 9.50% First Lien Notes Indenture.

9.50% First Lien Notes Indenture	That certain indenture, dated as of June 30, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 9.50% First Lien Notes, by and among Intelsat Jackson Holdings S.A., as issuer, ICF and the other guarantors from time to time party thereto, as guarantors, and Wilmington Trust, National Association, as trustee.

Accelerated Relocation Payments	Those certain accelerated relocation payments as described in the C-Band Order allocated to the Debtors and/or Reorganized Debtors in a maximum amount of $4,865,366,000.

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Term	Definition
Administrative Claim	A Claim against a Debtor for the costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date pursuant to sections 328, 330, or 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; and (b) Allowed Professional Fee Claims.

Affiliate	As defined in section 101(2) of the Bankruptcy Code.

Allowed	As to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Court	The United States Bankruptcy Court for the Eastern District of Virginia.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

C-Band Order	That certain Report and Order and Order of Proposed Modification issued by the FCC on March 3, 2020 in In the Matter of Expanding Flexible Use of the 3.7 to 4.2 GHz Band, GN Docket No. 18-122 (as may be amended or modified).

Causes of Action	Any Claims, Interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action include: (a) all rights of setoff, counterclaim, or recoupment and Claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) any Claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such Claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar Claim.

CEO	The Chief Executive Officer of the Equity Issuer.

Chapter 11 Cases	The cases commenced by the Debtors under chapter 11 of title 11 of the United States Code, which are being jointly administered under Case No. 20-32299 (KLP) in the United States Bankruptcy Court for the Eastern District of Virginia.

Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

19

Term	Definition
Class	A category of holders of Claims or Interests pursuant to section 1122(a) of the Bankruptcy Code.

Committee	The official committee of unsecured creditors appointed by the U.S. Trustee in the Chapter 11 Cases.

Company Parties	Intelsat S.A., a company incorporated under the Laws of the Grand Duchy of Luxembourg, and each of its direct and indirect subsidiaries listed on Exhibit A to the Plan Support Agreement that have executed and delivered counterpart signature pages to the Plan Support Agreement to counsel to the Consenting Creditors.

Confirmation	Entry of a Confirmation Order on the docket of the Chapter 11 Cases.

Confirmation Date	The date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

Connect Senior Notes	Those certain 9.50% senior notes due 2023, issued by ICF in an aggregate principal amount of $1,250,000,000, pursuant to the Connect Senior Notes Indenture.

Connect Senior Notes Claims	Any Claim arising under the Connect Senior Notes Indenture.

Connect Senior Notes Indenture	That certain indenture, dated as of August 16, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the Connect Senior Notes, by and among ICF, as issuer, Envision and LuxCo, as guarantors, and U.S. Bank, National Association, as trustee.

Consenting Creditors	The holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold Claims that have executed and delivered counterpart signature pages to the Plan Support Agreement, a joinder thereto, or a Transfer Agreement to counsel to the Company Parties.

Consummation	The occurrence of the Effective Date.

Convertible Senior Notes	Those certain 4.50% convertible senior notes due 2025, issued by Intelsat S.A., in an aggregate principal amount of $402,500,000, pursuant to the Convertible Senior Notes Indenture.

Convertible Senior Notes Claims	Any Claim arising under the Convertible Senior Notes Indenture.

Convertible Senior Notes Indenture	That certain indenture, dated as of June 18, 2018, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the Convertible Senior Notes, by and among Intelsat S.A., as issuer, Envision, as guarantor, and BOKF, National Association, as trustee.

20

Term	Definition
Convertible Senior Notes Claims	Any Claim arising under that certain Convertible Senior Notes Indenture.

Corporate Governance Term Sheet	That certain corporate governance term sheet setting forth certain corporate governance terms attached to this Plan Term Sheet as Annex A.

CVR Agreement	That certain agreement setting forth the full terms and conditions of the CVRs, the form of which shall be included in the Plan Supplement and acceptable to the Required Consenting HoldCo Creditors.

CVR Term Sheet	That certain term sheet setting forth certain terms and conditions of the CVRs attached to this Plan Term Sheet as Annex C.

CVRs	Those certain contingent value rights issued pursuant to the Plan and the CVR Agreement and consistent with the terms set forth in the CVR Term Sheet.

Debt Documents	Collectively, the (i) DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement; (ii) First Lien Credit Agreement and any amendments, modifications, or supplements thereto, as well as any all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; (iii) First Lien Notes Indentures and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith; and (iv) Senior Notes Indentures and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection therewith.

Debtor Intercompany Claims	Any Claim held by a Debtor against another Debtor.

Debtor Release	The release given on behalf of the Debtors and their Estates to the Released Parties as set forth in the Plan.

Debtors	The Company Parties that have commenced Chapter 11 Cases.

Definitive Documents[10]	Any and all documents listed in Section 3.01 of the Plan Support Agreement.

Dilution Principles	The dilution priorities as set forth in this Plan Term Sheet.

[10]	Consent rights for all Definitive Documents set out in Plan Support Agreement.

21

Term	Definition
DIP Agent	Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent and collateral agent under the DIP Credit Agreement.

DIP Backstop Agreement	That certain amended and restated backstop commitment agreement, dated June 1, 2020 among the DIP Borrower and certain of the Prepetition Secured Parties.

DIP Borrower	Intelsat Jackson Holdings S.A.

DIP Claim	A Claim arising under, derived from or based upon the DIP Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under the DIP Credit Agreement.

DIP Credit Agreement	That certain Superpriority Secured Debtor In Possession Credit Agreement, dated as of June 17, 2020, among the DIP Debtors, the DIP Agent, and Credit Suisse Loan Funding LLC, as lead arranger, as amended, amended and restated, supplemented, or modified from time to time.

DIP Debtors	Collectively, the DIP Borrower and the DIP Guarantors.

DIP Documents	The DIP Credit Agreement and any amendments, modifications, or supplements thereto, as well as any and all agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) delivered or executed in connection the DIP Credit Agreement, and the DIP Backstop Agreement.

DIP Facility	That certain $1 billion new money multi-draw debtor-in-possession term loan credit facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and approved by the Bankruptcy Court pursuant to the DIP Order.

DIP Guarantors	The Debtors and their Affiliates that unconditionally guaranteed, on a joint and several basis, the DIP Borrower’s obligations in connection with the DIP Facility.

DIP Lenders	Collectively, the banks, financial institutions, and other lenders party to and the lenders under the DIP Credit Agreement from time to time, each solely in their capacity as such.

DIP Order	The Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 9, 2020 at docket number 285.

Disclosure Statement	The disclosure statement for the Plan, including all exhibits and schedules thereto.

22

Term	Definition
Disinterested Directors and Managers	The disinterested directors and managers of Jackson, ICF, Envision, LuxCo, and Intelsat S.A.

Effective Date	The date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective.

Entity	As defined in section 101(15) of the Bankruptcy Code.

Envision	Intelsat Envision Holdings LLC.

Envision Unsecured Recovery	Distribution of (i) after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, all remaining cash at Envision; provided, however, that (a) seventy percent (70%) of such cash shall be distributed pro rata to holders of the Connect Senior Notes Claims and (b) thirty percent (30%) of such cash shall be distributed pro rata to holders of the Convertible Senior Notes Claims, (ii) 18.264% of the Series A Warrants, and (iii) 18.264% of the Series B Warrants; provided that each of (ii)–(iii) shall be subject to dilution pursuant to the Dilution Principles. For the avoidance of doubt, (a) the Envision Unsecured Recovery incorporates the value that would have been received by Envision attributable to any and all Intercompany Claims as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the Envision Unsecured Recovery.

Equity Issuer	Intelsat S.A., Intelsat Holdings S.A., or Intelsat Jackson Holdings S.A., as applicable, or any other Reorganized Debtor or Affiliate designated by the Debtors subject to the consent rights set forth in the Plan Support Agreement, or any successor or assign, by merger, consolidation, reorganization, or otherwise on or after the Effective Date.

Equity Issuer Board	The board of directors of the Equity Issuer.

Estate	The estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

Exculpated Parties	Collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each current and former Affiliate of each Entity in clause (a) through the following clause (d); and (d) each Related Party of each Entity in clause (a) through this clause (d).

Expense Reimbursements	The payments received by the Debtors or Reorganized Debtors on account of compensable relocation costs as described in the C-Band Order.

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Term	Definition
Final Order	As applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice

First Lien Agent	Bank of America, N.A., acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

First Lien Claims	Collectively, the First Lien Notes Claims and the Term Loan Facility Claims.

First Lien Credit Agreement	That certain credit agreement, dated as of January 12, 2011, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, by and among the Intelsat Jackson Holdings S.A. as borrower, ICF (as successor to LuxCo), as guarantor, the First Lien Lenders, and the First Lien Agent.

First Lien Lenders	Collectively, the banks, financial institutions, and other lenders party to and lenders under the First Lien Credit Agreement from time to time, each solely in their capacity as such.

First Lien Noteholders	Collectively, the banks, financial institutions, and other holders of the First Lien Notes, each solely in their capacity as such.

First Lien Notes	Collectively, the 8.00% First Lien Notes and the 9.50% First Lien Notes.

First Lien Notes Claims	Any Claim arising under the First Lien Notes Indentures.

First Lien Notes Indentures	Collectively, the 8.00% First Lien Notes Indenture and the 9.50% First Lien Notes Indenture.

First Lien Notes Recovery	Cash in the aggregate amount consistent with the Secured Creditor Settlement.

Governmental Unit	As defined in section 101(27) of the Bankruptcy Code.

GUC Claims	Any Unsecured Claim that is not a Connect Senior Notes Claim, Convertible Senior Notes Claim, Lux Senior Notes Claim, or Jackson Senior Notes Claim.

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Term	Definition
HoldCo Creditor Ad Hoc Group	The ad hoc group of certain creditors represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by Ducera Partners LLC.

HoldCo Intercompany Claims	Any Claim that may be asserted against any HoldCo or Jackson by any other HoldCo or Jackson.

HoldCo Senior Notes	Collectively, the: (i) Lux Senior Notes; (ii) Connect Senior Notes; and (iii) Convertible Senior Notes.

HoldCos	Each of ICF, Envision, LuxCo, Intelsat Investments S.A., Intelsat Holdings S.A., Intelsat Investment Holdings S.a.r.l., and Intelsat S.A.

Holdings SARL Unsecured Recovery	Distribution of any remaining cash at Intelsat Investment Holdings S.a.r.l.

Holdings Unsecured Recovery	Distribution of any remaining cash at Intelsat Holdings S.A.

ICF	Intelsat Connect Finance S.A.

ICF Unsecured Recovery	Distribution of (i) after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, all remaining cash at ICF, (ii) (3.043%) of New Common Stock, (iii) 69.944% of the Series A Warrants, (iv) 69.944% of the Series B Warrants, and (v) one hundred percent (100%) of the CVRs; provided that each of (ii)–(v) shall be subject to dilution pursuant to the Dilution Principles. For the avoidance of doubt, (a) the ICF Unsecured Recovery incorporates the value that would have been received by ICF attributable to any and all Intercompany Claims as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the ICF Unsecured Recovery.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indenture Trustees	Collectively, the trustees under the indentures governing the First Lien Notes and the Senior Notes.

Intercompany Interest	An Interest held by a Debtor or an Affiliate of a Debtor.

Intercompany Claims	Collectively, the HoldCo Intercompany Claims, the Jackson Intercompany Claims, and the Other Intercompany Claims.

25

Term	Definition
Interest	Any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

Investments Unsecured Recovery	Distribution of any remaining cash at Intelsat Investments S.A.

Jackson	Intelsat Jackson Holdings S.A.

Jackson Debtors	Collectively, Jackson and the Jackson Subsidiaries.

Jackson Ad Hoc Group	The ad hoc group of certain creditors represented by Akin Gump Strauss Hauer & Feld LLP and advised by Centerview Partners LLC.

Jackson Crossover Ad Hoc Group	The ad hoc group of certain creditors represented by Jones Day and advised by Houlihan Lokey Capital, Inc.

Jackson First Lien Noteholder Group	The ad hoc group of certain creditors represented by Wilmer Cutler Pickering Hale and Dorr LLP (and local Virginia counsel).

Jackson Intercompany Claims	Any Claim that may be asserted against Jackson or any Jackson Subsidiary by any other Jackson Subsidiary or Jackson.

Jackson Senior Notes	Collectively, the 2023 Jackson Senior Notes, the 2024 Jackson Senior Notes, and the 2025 Jackson Senior Notes.

Jackson Senior Notes Claims	Any Claim arising under that certain: (i) 2023 Jackson Senior Notes Indenture; (ii) 2024 Jackson Senior Notes Indenture; or (iii) 2025 Jackson Senior Notes Indenture.

Jackson Subsidiaries	Any Debtor-subsidiary of Intelsat Jackson Holdings S.A.

Jackson Unsecured Recovery	Distribution, in accordance with the allocation of value to each Jackson Debtor as set forth in the Disclosure Statement, of not less than (i) 95 percent (95%) of New Common Stock, subject to dilution pursuant to the Dilution Principles and (ii) $500 million of the cash proceeds of the New Term Loan and/or New Secured Notes.

Lien	As defined in section 101(37) of the Bankruptcy Code.

Lux Multi Senior Notes Indenture	That certain indenture, dated as of April 5, 2013, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for, among others, the 2021 Lux Senior Notes, and the 2023 Lux Senior Notes by and among LuxCo, as issuer, Intelsat S.A., as guarantor, and Delaware Trust Company, as trustee.

26

Term	Definition
Lux Senior Notes	Collectively, the 2021 Lux Senior Notes, the 2023 Lux Senior Notes, the 2024 Lux Senior Notes, and 2026 Lux Senior Notes.

Lux Senior Notes Claims	Any Claim arising under the Lux Senior Notes Indentures.

Lux Senior Notes Indentures	Collectively, the 2024 Lux Senior Notes Indenture and the Lux Multi Senior Notes Indenture.

LuxCo	Intelsat (Luxembourg) S.A.

LuxCo Unsecured Recovery	Distribution of (i) after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, all remaining cash at LuxCo, (ii) 1.957% of New Common Stock, (iii) 11.792% of the Series A Warrants, and (iv) 11.792% of the Series B Warrants; provided that each of (ii)–(iv) shall be subject to dilution pursuant to the Dilution Principles. For the avoidance of doubt, (a) the LuxCo Unsecured Recovery incorporates the value that would have been received by LuxCo attributable to any and all Intercompany Claims as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the LuxCo Unsecured Recovery.

Management Incentive Plan	The management incentive plan implemented by the Equity Issuer on the Effective Date in accordance with the terms of the Management Incentive Plan Term Sheet and the Plan Term Sheet.

Management Incentive Plan Term Sheet	That certain management compensation term sheet setting forth the terms of the Management Incentive Plan attached to the Plan Term Sheet as Annex B.

Net Funded Debt	The aggregate principal amount of New Term Loans and New Secured Notes outstanding immediately after the Effective Date minus the amount of cash on the Reorganized Debtors’ balance sheet immediately after the Effective Date; provided, however, that in no event shall the aggregate principal amount of New Term Loans and New Secured Notes outstanding immediately after the Effective Date exceed $7.5 billion in the aggregate.

New Common Stock	The new common equity securities of the Equity Issuer.

New Corporate Governance Documents	The form of certificate or articles of incorporation, bylaws, limited liability company agreement, partnership agreement, or such other applicable formation documents (if any) of the Equity Issuer, including any certificates of designation, forms of which shall be included in the Plan Supplement.

New Debt	Collectively, the New Revolver, the New Term Loan, and the New Secured Notes, if any, issued as part of the Reorganized Debtors’ capital structure.

New Debt Agreements	The indentures or loan agreements governing the New Debt, the form of which shall be included in the Plan Supplement.

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Term	Definition
New Debt Documents	The New Debt Agreements, and all other agreements, documents, and instruments evidencing or securing the New Debt, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents).

New Revolver	A revolving credit facility for up to $750 million of availability, which shall be undrawn as of the Effective Date.

New Secured Notes	Any secured notes issued as part of the Reorganized Debtors’ capital structure.

New Term Loan	Any term loan facility issued as part of the Reorganized Debtors’ capital structure.

New Warrants Agreements	The Series A Warrant Agreement and the Series B Warrant Agreement, collectively.

New Warrants Term Sheet	That certain term sheet setting forth certain terms and conditions of the New Warrants attached to this Plan Term Sheet as Annex D.

New Warrants	The Series A Warrants and the Series B Warrants, collectively.

Non-Debtor Intercompany Claim	Any Claim held by a non-Debtor Affiliate of the Debtors against a Debtor.

Other Intercompany Claims	Any Claim that may be asserted against any HoldCo by any Jackson Subsidiary or against any Jackson Subsidiary by any HoldCo.

Other Priority Claim	Any Claim other than an Administrative Claim, a DIP Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Other Secured Claim	Any Secured Claim, other than a DIP Claim or a First Lien Claim.

Parties	The parties to the Plan Support Agreement.

Petition Date	The date on which the Chapter 11 Cases were commenced.

Plan	The plan of reorganization to be filed by a Debtor under chapter 11 of the Bankruptcy Code that is consistent with this Plan Term Sheet.

Plan Supplement	The compilation of documents and forms and/or term sheets of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court prior to the Effective Date, each of which shall be consistent in all material respects with the Plan Support Agreement (to the extent applicable) and subject to the consent rights set forth in the Plan Support Agreement.

Plan Support Agreement	That certain plan support agreement, dated as of February 11, 2021 (as may be further amended, supplemented or modified pursuant to the terms thereof), by and among the Company Parties and the Consenting Creditors.

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Term	Definition
Plan Term Sheet	The chapter 11 plan term sheet setting forth certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure.

Prepetition Secured Parties	Collectively, the First Lien Lenders and the First Lien Noteholders.

Priority Tax Claims	Any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Professional Fee Claims	Any Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

Proof of Claim	A proof of Claim filed against any of the Debtors in the Chapter 11 Cases by the applicable claims bar date.

Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Related Party	Each of, and in each case in its capacity as such, current and former directors, managers, officers, investment committee members, special or other committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or special committee member or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees.

Released Parties	Collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the First Lien Lenders; (d) each of the First Lien Noteholders; (e) the First Lien Agent; (f) the Indenture Trustees; (g) the Prepetition Collateral Trustee; (h) the DIP Agent; (i) each of the DIP Lenders; (j) the Jackson Ad Hoc Group, and each member thereof; (k) the HoldCo Creditor Ad Hoc Group, and each member thereof; (l) the Jackson First Lien Noteholder Group and each member thereof; (m) each Consenting Creditor; (n) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (o) each Related Party of each Entity in clause (a) through this clause (o); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

29

Term	Definition
Releasing Parties	Collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each of the First Lien Lenders; (d) each of the First Lien Noteholders; (e) the First Lien Agent; (f) the Indenture Trustees; (g) the Prepetition Collateral Trustee; (h) the DIP Agent; (i) each of the DIP Lenders; (j) the Intelsat Jackson Ad Hoc Group, and each member thereof; (k) the HoldCo Creditor Ad Hoc Group, and each member thereof; (l) the Jackson First Lien Noteholder Group and each member thereof; (m) each Consenting Creditor; (n) each Holder of a Claim; (o) each Holder of an Interest; (p) all holders of Impaired Claims who voted to accept the Plan; (q) all holders of Impaired Claims who abstained from voting on the Plan or voted to reject the Plan but did not timely opt out of or object to the applicable release; (r) all holders of Unimpaired Claims who did not timely opt out of or object to the applicable release; (s) all holders of Interests; (t) each current and former Affiliate of each Entity in clause (a) through the following clause (s); and (u) each Related Party of each Entity in clause (a) through this clause (u); provided that an Entity shall not be a Releasing Party if, in the cases of clauses (n) through (s) and each current and former Affiliates thereof, such Entity elects to opt out of the releases contained in the Plan or timely objects to the releases contained in the Plan and such objection is not resolved before Confirmation; provided further that any such Entity shall be identified by name as a non-Releasing Party in the Confirmation Order.

Reorganized Debtors	A Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date.

Required Consenting HoldCo Creditors	Has the meaning set forth in the Plan Support Agreement.

Restructuring Expenses	Collectively, the fees and expenses of the professionals to be paid by the Company Parties pursuant to the Plan Support Agreement, the Secured Creditor Settlement, or as adequate protection pursuant to the DIP Order.

Restructuring Transactions	Has the meaning set forth in the Plan Support Agreement.

S.A. GUC Recovery	Distribution, after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, any remaining cash at Intelsat S.A. (pro rata with the cash distributed pursuant to the S.A. Unsecured Recovery). Pursuant to the settlements embodied in the Plan, Intelsat S.A. will receive $37.5 million in cash from the proceeds of the New Term Loan and the New Secured Notes on the Effective Date. For the avoidance of doubt, (a) the S.A. GUC Recovery incorporates any value that would have been received by Intelsat S.A. attributable to any and all Intercompany Claims, including that certain 2026 Envision Intercompany Note, as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the S.A. GUC Recovery.

30

Term	Definition
S.A. Unsecured Recovery	Distribution, after payment of Restructuring Expenses and funding of the professional fee escrow for the payment of Professional Fees Claims allocated in accordance with this Plan Term Sheet, any remaining cash at Intelsat S.A. (pro rata with the cash distributed pursuant to the S.A. GUC Recovery). Pursuant to the settlements embodied in the Plan, Intelsat S.A. will receive $37.5 million in cash from the proceeds of the New Term Loan and the New Secured Notes on the Effective Date. For the avoidance of doubt, (a) the S.A. Unsecured Recovery incorporates any value that would have been received by Intelsat S.A. attributable to any and all Intercompany Claims, including that certain 2026 Envision Intercompany Note, as if such Intercompany Claim was settled, and (b) holders of Intercompany Claims shall not receive any distribution from the S.A. Unsecured Recovery.

Secured Claim	Any Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

Secured Creditor Settlement	That certain settlement between the Debtors and certain of the Prepetition Secured Parties incorporated into and embodied in the Plan consistent with the Secured Creditor Settlement Term Sheet.

Secured Creditor Settlement Term Sheet	That certain term sheet setting forth certain terms of the Secured Creditor Settlement attached to the Plan Term Sheet as Annex E.

Securities Act	The Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

Security	Has the meaning set forth in section 2(a)(1) of the Securities Act.

Selection Committee	Has the meaning set forth in the Corporate Governance Term Sheet.

Senior Notes	Collectively, the: (i) Jackson Senior Notes; (ii) Lux Senior Notes; (iii) Connect Senior Notes; and (iv) Convertible Senior Notes.

Series A Warrant Agreement	That certain agreement setting forth the full terms and conditions of the Series A Warrants, the form of which shall be included in the Plan Supplement and acceptable to the Required Consenting HoldCo Creditors.

Series A Warrants	Those certain warrants issued pursuant to the Plan and the Series A Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

Series B Warrant Agreement	That certain agreement setting forth the full terms and conditions of the Series B Warrants, the form of which shall be included in the Plan Supplement and acceptable to the Required Consenting HoldCo Creditors.

Series B Warrants	Those certain warrants issued pursuant to the Plan and the Series B Warrant Agreement and consistent with the terms set forth in the New Warrants Term Sheet.

Tax Unity	That certain Luxembourg tax fiscal unity among Intelsat Holdings SA, Luxco, ICF, Jackson, and Intelsat Ventures S.a.r.l.

31

Term	Definition
Term Loan Facility	That certain prepetition first Lien term loan facility provided for under the First Lien Credit Agreement.

Term Loan Facility Claims	Any Claim arising under the First Lien Credit Agreement.

Term Loan Recovery	Cash in the aggregate amount consistent with the Secured Creditor Settlement.

Third-Party Release	The release given by each of the Releasing Parties to the Released Parties as set forth in the Plan.

Transfer Agreement	An executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the Plan Support Agreement.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

Unsecured Claim	Any Claim that is not an Administrative Claim, DIP Claim, Secured Claim, Secured Tax Claim, Other Secured Claim, Priority Tax Claim, Other Priority Claim, Intercompany Claim, or GUC Claim.

32

REORGANIZED INTELSAT CORPORATE GOVERNANCE TERM SHEET1

The following term sheet (this “Term Sheet”) presents certain preliminary material terms in respect of the corporate governance of the Equity Issuer upon the consummation of the Restructuring Transactions. Capitalized terms used but not immediately defined shall have the meanings ascribed to such terms in the Plan Support Agreement, the Plan Term Sheet, or as otherwise defined herein, as applicable.

THIS TERM SHEET IS NOT LEGALLY BINDING OR AN EXHAUSTIVE LIST OF ALL THE TERMS AND CONDITIONS IN RESPECT OF THE GOVERNANCE OF THE EQUITY ISSUER NOR DOES IT CONSTITUTE AN OFFER TO SELL OR BUY, NOR THE SOLICITATION OF AN OFFER TO SELL OR BUY, ANY SECURITIES. ANY SUCH OFFER OR SOLICITATION SHALL ONLY BE MADE IN COMPLIANCE WITH ALL APPLICABLE LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS TERM SHEET AND THE UNDERTAKINGS CONTEMPLATED HEREIN ARE SUBJECT IN ALL RESPECTS TO THE NEGOTIATION, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION.

General:

The Equity Issuer will remain a Luxembourg company in the form of a société anonyme managed by a board of directors (the “Board”). The Board will be vested with the broadest powers to manage the business of the Equity Issuer. Equity Issuer will be managed on a day-to-day basis by its CEO and other senior executive officers, with oversight from the Board.

The organizational documents of the Equity Issuer will remain substantially consistent with those in place as of the Effective Date. The below discusses certain features of the organizational documents of the Equity Issuer.

Share Capital:

At the Effective Date, share capital of the Equity Issuer will be represented by shares of common shares (each, a “Common Share”).

The terms governing the share capital for the Equity Issuer shall be consistent with the existing terms in the organizational documents of Intelsat S.A. (the “Current Public Company”).

Relisting of Common Shares:

The Common Shares will be issued pursuant to section 1145 of the Bankruptcy Code and exempt from registration under U.S. state and federal securities laws, except with respect to any entity that is an underwriter. To the extent that such exemption under section 1145 of the Bankruptcy Code is unavailable, any Common Shares will be issued pursuant to any other available exemptions from registration, as applicable.

The Equity Issuer will use commercially reasonable efforts to have the Common Shares admitted to listing on a recognized U.S. stock exchange (i.e., NYSE/NASDAQ) as promptly as reasonably practicable on or after the Effective Date (the “Relisting”).

[1]	This term sheet contemplates that the Reorganized Company will be publicly listed.

Board of Directors:

Consistent with the organizational documents of the Current Public Company, the Board will be composed of a minimum of three (3) and a maximum of twenty (20) directors. The composition of the Board shall satisfy the U.S. Securities and Exchange Commission (“SEC”) and NYSE/NASDAQ board independence rules no later than upon the Relisting.

Initial Board

The Board shall initially consist of seven (7) directors, each of whom shall be citizens of the United States and will serve for an initial term of [twelve (12) months] (the “Initial Term”). The initial directors shall consist of (i) the CEO of the Equity Issuer and (ii) six (6) directors designated by the Selection Committee (as defined below), four (4) of whom must satisfy NYSE/NASDAQ board independence rules.

The Jackson Crossover Ad Hoc Group shall establish a committee (the “Selection Committee”), which shall include the CEO and one (1) representative selected by the Required Consenting HoldCo Creditors. The Selection Committee will be responsible for interviewing and selecting the initial non-management directors of the Board. The Selection Committee may take recommendations for potential initial directors from executive leadership of the Equity Issuer, a qualified search firm, or any of the Consenting Creditors.

Ongoing Board

Following expiration of the Initial Term, the entire Board will be nominated/elected in accordance with customary public company board procedures (e.g., no ongoing right to serve) for a period of up to three (3) years. The Board will consist of three (3) classes (namely class I, class II and class III), with each class consisting (as near as possible) of one third (1/3) of the directors. The directors shall be elected on a staggered basis, with the directors of one of the classes being elected each year for a term of up to three (3) years (or the next following annual general meeting of the shareholders). The directors shall be eligible for re-election indefinitely.

Board Vacancies:	The vacancy in the office of a director resulting from resignation, dismissal, removal, death, incapacity or otherwise shall be filled by a simple majority vote of the Board, in each case until the next general meeting of the shareholders.

Chairman of the Board, Board Committees and Board Observers:

The Chairman of the Board will be determined by a majority vote of the Board. In case of a tie, neither the chairman nor any other Board member shall have a casting (tie breaking) vote.

The committees of the Board will be appointed by a majority of the Board, subject to compliance with SEC and NYSE/NASDAQ independence requirements no later than upon the Relisting.

There shall be no Board observers.

Board Actions:	The Board may deliberate and act validly only if a majority of the directors (entitled to vote) are present or represented. Decisions of the Board shall be taken by a simple majority of the votes validly cast by the directors present or represented (and entitled to vote). Unanimous consent in writing shall be permitted.

2

Limitations on Ownership:	Consistent with the organizational documents of the Current Public Company, the Equity Issuer may restrict the ownership of shares by, or transfer of shares to, any person if the ownership or transfer could violate communications laws, limit or impair any business activities of the Equity Issuer under communications laws, or could subject the Equity Issuer to any provision of any communications law that the Equity Issuer is not otherwise subject. In addition, the Equity Issuer may restrict the ownership of shares by, or transfer of shares to, any person if the ownership or transfer could violate any national security policies of the United States.

Transfer Restrictions on Common Shares:	Consistent with the organizational documents of the Current Public Company, the Common Shares shall be freely tradable/transferable following emergence and not subject to any ROFR/ROFO, tag-along rights, drag-along rights or any similar provisions, subject to any transfer restrictions necessary to comply with transfer restrictions (for certain shareholders) under the U.S. securities laws.

Amendments:	The articles of incorporation of the Equity Issuer will not be amended without a resolution of the general meeting of the shareholders adopted in accordance with the quorum and voting requirements provided by the laws of Luxembourg; provided that (i) transfer of the Equity Issuer’s registered office address outside of the municipality shall require only the Board resolution, and (ii) the articles of incorporation of the Equity Issuer may be amended in connection with the issuance of shares and/or capital increases approved by the Board.

Other Terms:	The organizational documents will also provide for other customary terms, including, without limitation, the time, place and manner of calling of regular and special meetings of shareholders and the Board, actions that may be taken by the Board or shareholders without a meeting, and indemnification and exculpation of directors and other appropriate persons.

3

INTELSAT S.A.

MANAGEMENT INCENTIVE PLAN

The following (this “Term Sheet”) summarizes the management incentive plan (the “MIP”) to be established for executives and other key employees (each, a “Participant”) of Intelsat S.A. (the “Company”).

Overview:

General. The Company or the Company’s ultimate parent company (such entity is referred to as “Holdco”) will adopt the MIP on the terms and conditions set forth herein on the Emergence Date.

MIP Pool. Holdco will reserve exclusively for Participants a pool (such reserve, the “MIP Pool”) of shares of common stock of Holdco (“Holdco Common Stock”) representing at least 10% of Holdco Common Stock, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP Pool).[1]

Emergence Grants. No less than 65% of the MIP Pool will be granted in the form of restricted stock unit awards (or their equivalent) on the Emergence Date in accordance with this Term Sheet and the allocations indicated in Exhibit A to this Term Sheet (the “Emergence Grants” and, along with any other grant made under the MIP, an “Award”).

Future Grants. The Remaining MIP Pool (as defined below) will be granted following the Emergence Date, in the form of restricted stock unit awards (or their equivalent), on terms and conditions determined by the [New Board] or the compensation committee thereof, consistent with past practice. For this purpose, the “Remaining MIP Pool” means the portion of the MIP Pool that has not previously been granted and all shares of Holdco Common Stock subject to the Emergence Grants or subsequent Awards that have been forfeited before vesting. For the avoidance of doubt, in March of the calendar year following the calendar year in which the Emergence Date occurs, the Company will return to an annual grant cycle, consistent with past practice, and prior to such time, the Remaining MIP Pool will be available for, without limitation, Awards to new hires and Awards made in connection with promotions (which Awards will be in the form of time-vesting restricted stock unit awards, consistent with past practice).

Vesting:

Normal Vesting. Subject to a Participant’s continued employment through the applicable vesting date, the Emergence Grants will vest ratably on each of the first three (3) anniversaries of the date of grant (i.e., the Emergence Date for the Emergence Grants).

Accelerated Vesting Upon Termination. If a Participant is terminated (i) by the Company without Cause, (ii) by such Participant for Good Reason (applicable only if the Participant is party to an employment agreement with a Good Reason concept), or (iii) due to such Participant’s death or Disability during employment, 100% of the Participant’s unvested Emergence Grants will accelerate and vest.

Accelerated Vesting Upon a Change in Control. Upon a Change in Control and subject to a Participant’s employment on such date, 100% of the Participant’s unvested Emergence Grants will accelerate and vest.

Restrictive Covenants:	Award agreements will contain restrictive covenants no more restrictive than those set forth in the employment agreement by and between the Company and the Participant, if applicable.

Definitions:	For Participants party to an employment agreement, Cause, Good Reason and Disability will have the meaning set forth in the Participant’s employment agreement, and if Good Reason is not defined therein, any Good Reason-related concepts will not apply. For Participants not party to an employment agreement, Cause and and Disability will have the meaning set forth in the Intelsat S.A. 2013 Equity Incentive Plan, and any Good Reason-related concepts will not apply. Change in Control will be defined in a manner reasonable and customary for a public company style equity incentive plan and generally in line with the definition set forth in the Intelsat S.A. 2013 Equity Incentive Plan.

[1]	Note to Draft: Assumes all common stock capital structure. To be discussed if preferred stock is contemplated.

Final Documentation:	The final documentation related to the Emergence Grants will not contain any material restrictions, limitations or additional obligations that are not set forth herein or in a Participant’s employment agreement as in effect on the Emergence Date.

K&E DRAFT 12/4/2020

Privileged & Confidential

EXHIBIT A

MIP POOL ALLOCATIONS

[To come.]

CONTINGENT VALUE RIGHT TERM SHEET

The following term sheet (this “Term Sheet”) presents certain preliminary terms in respect of the contingent value rights (“CVRs”) set forth in the Plan. Capitalized terms used but not immediately defined shall have the meanings ascribed to such terms in the Plan Support Agreement or the Plan Term Sheet or as otherwise defined herein, as applicable.

Issuer	The CVR Issuer will issue the CVRs.

Term	The CVRs shall automatically terminate on the later of (A) the Relocation Deadline and (B) the date on which there is no Additional C-Band Proceeds Contract pursuant to which there is a remaining obligation to pay Applicable Consideration to any Debtor or Reorganized Debtor (or any of their respective Affiliates) that would result in additional Additional C-Band Proceeds.

New Common Stock

The CVRs shall entitle the holder of such CVRs to such holder’s pro rata share (based on the number of CVRs held by such holder as compared to the number of CVRs issued on the Effective Date) of New Common Stock (taking into account Initial Allocation New Common Stock) with an aggregate value equal to fifty percent (50%) of the Additional C-Band Proceeds.

The CVR Issuer may engage a transfer agent to facilitate the tracking of the holders of the CVRs, the issuance of any New Common Stock and the provision of notices to such holders.

In determining the number of shares of New Common Stock to issue pursuant to a CVR Agreement, the CVR Issuer shall use a price per share equal to the Instrument Calculable Base per share, subject to adjustment as provided herein. The CVR Agreement will provide for customary proportional arithmetic anti-dilution adjustments for the New Common Stock with respect to (i) any subdivision, combination, stock split or other reclassification, conversion or exchange of equity interests (whether by merger or otherwise), and (ii) any dividend paid to holders of equity interests in shares of equity interests, rights to acquire equity interests or securities convertible or exchangeable into equity interests, cash or other property. For the avoidance of doubt, there will not be any economic anti-dilution provisions, other than as set forth above.

Following receipt of Additional C-Band Proceeds, the CVR Issuer shall provide notice to the holders of CVRs, which may be through a transfer or similar agent, setting forth in reasonable detail the Company’s calculation of the Additional C-Band Proceeds (including any appropriate adjustments for tax issues) and the amount of New Common Stock to be issued. Following delivery of such notice and any determinations as set forth in the next paragraph, the CVR Issuer shall distribute the New Common Stock pursuant to such determinations.

All determinations with respect to the calculation of the amount of Additional C-Band Proceeds (including any appropriate adjustments for tax issues) and the amount of New Common Stock to be issued shall be reasonably made by the CVR Issuer in good faith, and such determinations shall be binding on the holders of the CVRs absent manifest error. In the event that holders of CVRs holding at least a majority of the outstanding CVRs disagree with such determination, such holders may engage an independent third-party financial, accounting, valuation, appraisal or other advisor that is reasonably acceptable to the Company (an “Independent Advisor”) to conduct its own determination of the amount of the Additional C-Band Proceeds (including any appropriate adjustments for tax issues) and the amount of New Common Stock. The CVR Issuer will consider any comments from the Independent Advisor in good faith. The CVR Issuer will bear fifty percent (50%) of the cost and expense of the Independent Advisor.

No Interest	Interest shall not accrue on any amounts (including on the value of any New Common Stock) that may be payable (or issuable) to a holder of a CVR.

Exemption from Registration with the SEC; Not an Equity Security

The CVRs, and any New Common Stock issuable thereunder, shall be issued pursuant to section 1145 of the Bankruptcy Code (to the extent that such exemption under section 1145 of the Bankruptcy Code is unavailable, the CVRs, and any New Common Stock issuable thereunder, will be issued pursuant to any other available exemptions from registration).

The CVRs shall not have any rights common to stockholders (e.g., dividends and voting) and will not represent an equity interest in the Equity Issuer or the issuer of the CVRs, if different; provided that any New Common Stock issued pursuant to such CVRs shall have rights common to stockholders.

Transferability; Registration

The CVRs shall not be subject to any transfer restrictions, except as may be required by law, and will be transferrable/tradeable independent of New Common Stock.

Any shares of New Common Stock issued pursuant to the CVR Agreement shall not be subject to any transfer restrictions, except as may be required by law and the Equity Issuer shall use commercially reasonable efforts to list such New Common Stock on a recognized U.S. stock exchange.

Receipt of Additional C-Band Proceeds Prior to the Effective Date	In the event the Debtors actually receive Additional C-Band Proceeds before the Effective Date that would have given rise to the issuance of shares of New Common Stock pursuant to the CVRs, then the initial allocation of shares of New Common Stock issued on the Effective Date shall be adjusted to provide holders of Allowed Claims the amount of shares of New Common Stock they would have received had the CVRs been issued at the time that such Additional C-Band Proceeds were actually received (the “Initial Allocation New Common Stock”).

Merger	Upon any consolidation, amalgamation, merger or combination involving the Equity Issuer or CVR Issuer in which Equity Issuer or CVR Issuer, as applicable, is not the continuing or surviving entity, the surviving entity shall assume all applicable obligations under the CVRs, including the obligation to provide to each holder of such CVRs its pro rata share of consideration received by holders of New Common Stock in such consolidation, amalgamation, merger or combination if New Common Stock becomes receivable under the CVRs.

Change of Control	The CVRs shall survive any change of control transaction (including a sale of all or substantially all of the assets of the CVR Issuer), entitling the holder of the CVR to its pro rata share of consideration received by holders of New Common Stock in such change of control transaction if New Common Stock become receivable under the CVRs.

Reporting and Disclosure	The CVRs shall entitle the holders thereof to receive any information provided to all common stockholders of the Equity Issuer pursuant to the Equity Issuer’s ordinary course reporting obligations as a public company.

Efforts to Obtain Applicable Consideration	The CVR Agreement will include a covenant that the CVR Issuer use commercially reasonable efforts to obtain Additional C-Band Proceeds.

Amendments; Consent	Any waiver under, consent to or amendment of the CVR Agreement shall require the consent of the Reorganized Debtor parties thereto and holders of the CVRs holding at least a majority of the outstanding CVRs (with customary amendments not requiring consent of any holders or requiring the consent of each affected holder).

Governing Law	Delaware

DEFINITIONS

Term	Definition

Accelerated Relocation Payments	Those certain accelerated relocation payments as described in the C-Band Order allocated to the Debtors and/or Reorganized Debtors in a maximum amount of $4,865,366,000.

Additional C-Band Proceeds

Any and all Applicable Consideration, without duplication, that is actually received by any Debtor or Reorganized Debtor (or any of their respective Affiliates) (i) on or prior to the Relocation Deadline or (ii) following the Relocation Deadline pursuant to an Additional C-Band Proceeds Contract.

For the avoidance of doubt, any Applicable Consideration actually received by any Debtor or Reorganized Debtor (or any of their respective Affiliates) pursuant to an Additional C-Band Proceeds Contract entered into prior to the Relocation Deadline shall constitute Additional C-Band Proceeds regardless of whether such payments are received before or after the Relocation Deadline.

Applicable Consideration	Any and all consideration, without duplication, that is actually received by any Debtor or Reorganized Debtor (or any of their respective Affiliates) from time to time from a third party, solely to the extent such consideration is in connection with or related to the C-Band Order’s transition process; provided such consideration (A) must be incremental to and in excess of $4,865,366,000 (i.e., the maximum amount of potential Accelerated Relocation Payments), whether received pursuant to the C-Band Order as Accelerated Relocation Payments or from a third party, (B) shall not include any Expense Reimbursements, (C) shall be calculated on an after-tax, “with-and-without” basis, with the utilization of tax attributes to be treated as a tax cost, subject to appropriate adjustment provisions to account for any subsequent audit adjustment affecting such calculation, and (D) shall be reduced by all reasonable documented costs and expenses incurred by any Debtor or Reorganized Debtor (or any of their respective Affiliates) in seeking, obtaining or procuring such consideration.

Additional C-Band Proceeds Contract	A written contract between any Debtor or Reorganized Debtor (or any of their respective Affiliates), on the one hand, and any third party, on the other hand, that is entered into on or prior to the Relocation Deadline and that provides for the payment of Applicable Consideration following the Relocation Deadline.

C-Band Order	That certain Report and Order and Order of Proposed Modification issued by the FCC on March 3, 2020 in In the Matter of Expanding Flexible Use of the 3.7 to 4.2 GHz Band, GN Docket No. 18-122 (as may be amended or modified).

CVR Agreement	That certain agreement setting forth the full terms and conditions of the CVRs, the form of which shall be included in the Plan Supplement and acceptable to the Debtors and the Required Consenting HoldCo Creditors.

CVR Issuer	That certain Debtor or Debtors that issue the CVRs and are obligated under the CVR Agreement.[1]

Expense Reimbursements	The payments received by the Debtors or Reorganized Debtors on account of compensable relocation costs as described in the C-Band Order.

Relocation Deadline	The earlier of (i) the date on which the Debtors’ or Reorganized Debtors’, as applicable, Certification of Accelerated Relocation for Phase II is validated pursuant to the C-Band Order, and (ii) December 5, 2025, or such later “Relocation Deadline” as may be extended pursuant to the C-Band Order.

Instrument Calculable Base	$3,750,000,000

New Common Stock	The new common equity securities of the Equity Issuer.

[1]

The specific Reorganized Debtor or Reorganized Debtors issuing the CVRs shall be determined in the Definitive Documents by reasonable agreement between the Debtors and the Required Consenting HoldCo Creditors.

WARRANT TERM SHEET

The following term sheet (this “Term Sheet”) presents certain material terms in respect of the Series A Warrants and Series B Warrants (the “Warrants”) set forth in the Plan. Capitalized terms used but not immediately defined shall have the meanings ascribed to such terms in the Plan Support Agreement or the Plan Term Sheet or as otherwise defined herein, as applicable.

Issuer	The Equity Issuer

Term	The Warrants will be exercisable until the date which is the fifth anniversary of the Effective Date (the “Expiration Time”). Each Warrant not exercised prior to the Expiration Time shall become void and all rights thereunder and all rights in respect thereof under the applicable Warrant Agreement shall cease as of such time.

Series A Warrants

The Series A Warrants shall entitle the holders thereof to purchase, in the aggregate, a number of shares of New Common Stock representing 8% of the total New Common Stock of the Equity Issuer issued and outstanding as of the Effective Date (assuming the exercise of all Series A Warrants, but not the Series B Warrants) (the “Series A Pro Forma Ownership”).

The Series A Pro Forma Ownership shall be subject to dilution for (i) shares of New Common Stock issued pursuant to the exercise of the Series B Warrants; (ii) shares of New Common Stock issued pursuant to the CVR Agreement; and (iii) shares of New Common Stock issued pursuant to the Management Incentive Plan.

Series B Warrants

The Series B Warrants shall entitle the holders thereof to purchase, in the aggregate, a number of shares of New Common Stock representing 1.5% of the total New Common Stock of the Equity Issuer issued and outstanding as of the Effective Date (assuming the exercise of all Series A Warrants and all Series B Warrants) (the “Series B Pro Forma Ownership”).

The Series B Pro Forma Ownership shall be subject to dilution for (i) shares of New Common Stock issued pursuant to the CVR Agreement; and (ii) shares of New Common Stock issued pursuant to the Management Incentive Plan.

Initial Exercise Price	Series A Warrants: Instrument Calculable Base per share Series B Warrants: 150% of Instrument Calculable Base per share

Payment of Exercise Price	The issuance of New Common Stock pursuant to the exercise of any Warrants shall be subject to payment in full by the holder such Warrant of the applicable exercise price by delivery of a certified or official bank check or by wire transfer of immediately available funds in the amount of the aggregate exercise price for such New Common Stock. The Equity Issuer and the Required Consenting HoldCo Creditors will explore mechanisms that provide for “cashless” exercise of the warrants in Luxembourg.

Anti-Dilution	The Warrant Agreements shall provide customary proportional anti-dilution adjustments to the exercise price and/or the number of shares of New Common Stock for which the Warrants are exercisable with respect to (i) any subdivision, combination, stock split or other reclassification, conversion or exchange of equity interests (whether by merger or otherwise), and (ii) any dividend paid to holders of equity interests in shares of equity interests, rights to acquire equity interests or securities convertible or exchangeable into equity interests, cash or other property. For the avoidance of doubt, the Warrants shall not be entitled to any economic anti-dilution provisions, other than as set forth above.

Sale of the Company	The Warrant Agreements shall include Black-Scholes protections and treatment in the event of certain change of control, merger, asset sale of all or substantially all of the assets of the Company or sale transactions on terms to be mutually agreed.

Section 1145	The Warrants, and the New Common Stock issuable thereunder, will be exempt from registration under the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code. To the extent that such exemption under Section 1145 of the Bankruptcy Code is unavailable, the Warrants, and the New Common Stock issuable thereunder, will be issued pursuant to any other available exemptions from registration, as applicable.

Transferability

The Warrants shall not be subject to any transfer restrictions, except as may be required by law. The Equity Issuer shall use commercially reasonable efforts to list the Warrants on a recognized U.S. stock exchange. The Warrants shall be tradeable and transferrable independently of New Common Stock and the CVRs.

Any New Common Stock issued upon exercise of a Warrant shall not be subject to any transfer restrictions, except as may be required by law, and the Equity Issuer shall use commercially reasonable efforts to keep a registration statement effective providing for the issuance of the maximum number of shares of New Common Stock that could be issued with respect to the Warrants prior to the Expiration Time and to list such maximum number of shares of New Common Stock on a recognized U.S. stock exchange.

Non-Voting; No Dividends	The Warrants shall not have any rights common to stockholders (e.g., dividends and voting) and will not represent an equity interest in the Equity Issuer.

Reporting	The Warrants shall entitle the holders thereof to receive any information provided to all common stockholders of the Equity Issuer pursuant to the Equity Issuer’s ordinary course reporting obligations as a public company.

Amendments	Each Warrant Agreement may be amended by the affirmative vote of, or a written consent signed by, the holders of the applicable Warrants holding at least a majority of the then outstanding applicable Warrants (with customary amendments not requiring consent of such holders or requiring the consent of each affected holder).

Governing Law	Delaware

2

DEFINITIONS

Term	Definition

Series A Warrant Agreement	That certain agreement providing for, among other things, the issuance of the Series A Warrants, which shall include anti-dilution protections and Black-Scholes protections in the event of certain change of control or sale transactions and be in form and substance reasonably acceptable to the Debtors and the Required Consenting HoldCo Creditors.

Series A Warrants	The warrants issued pursuant to the Plan and the Series A Warrant Agreement.

Series B Warrant Agreement	That certain agreement providing for, among other things, the issuance of the Series B Warrants, which shall include anti-dilution protections and Black-Scholes protections in the event of certain change of control or sale transactions and be in form and substance reasonably acceptable to the Debtors and the Required Consenting HoldCo Creditors.

Series B Warrants	The warrants issued pursuant to the Plan and the Series B Warrant Agreement.

Instrument Calculable Base	$3,750,000,000

New Common Stock	The new common equity securities of the Equity Issuer.

Warrant Agreements	Collectively, the Series A Warrant Agreement and the Series B Warrant Agreement

Warrants	Collectively, the Series A Warrants and the Series B Warrants.

3

JACKSON FIRST LIEN CLAIMS PLAN SETTLEMENT TERM SHEET

This term sheet (the “Term Sheet”) sets forth certain terms and conditions regarding the allowance and treatment of the First Lien Claims (as defined below) in connection with a chapter 11 plan of reorganization (the “Plan”) to be proposed and prosecuted by Intelsat S.A. and its affiliated debtors and debtors in possession (collectively, the “Debtors”) in the chapter 11 cases (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”).

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the Plan or definitive documents relating to or necessary to effectuate the Plan, each of which remain subject to negotiation and completion and which shall be in form and substance reasonably acceptable to the Required Consenting First Lien Claimants (as defined below). The Definitive Documents shall not contain any terms or conditions that are inconsistent with this Term Sheet.

THIS TERM SHEET HAS BEEN PRODUCED FOR SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES AND LAWS. NOTHING IN THIS TERM SHEET SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF FACT OR LIABILITY OF ANY KIND. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED FIRST LIEN CLAIMANTS.

ALLOWANCE AND TREATMENT OF FIRST LIEN CLAIMS
Settlement/Allowance of First Lien Claims

Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 1123(b)(3), in settlement and compromise of any disputes regarding the allowance, classification and treatment of the First Lien Claims, the Plan shall provide that the First Lien Claims are allowed and settled as follows:

•  8.00% First Lien Notes Claims: allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the Final DIP Order); and (iii) $23,634,033.54 on account of prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date)[1] (the “Settled/Allowed 8.00% First Lien Notes Claims”).

•  9.50% First Lien Notes Claims: allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the Final DIP Order); and

[1]	This amount assumes an Effective Date of 12/31/21, and the interest component thereof is subject to change based on actual Effective Date.

(iii) $91,536,911.35 on account of prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date)[2] (the “Settled/Allowed 9.50% First Lien Notes Claims” and, together with the Settled/Allowed 9.50% First Lien Notes Claims, the “Settled/Allowed First Lien Notes Claims”).

•  Term Loan Facility Claims: allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued interest through the Effective Date at the contractual rate applicable to ABR Loans (in the case of Tranche B-3 Term Loans and Tranche B-4 Term Loans) and applicable to Fixed Rate Loans (in the case of Tranche B-5 Term Loans); and (iii) 90% of the accrued default interest through the Effective Date on the ABR Loans and Fixed Rate Loans (the “Settled/Allowed Term Loan Facility Claims”).[3] Any payments of interest made during the Chapter 11 Cases are characterized as payments of allowed interest.

Treatment of Term Loan Facility Claims

On the Effective Date, in settlement and compromise of any disputes regarding the allowance, classification and treatment of Term Loan Facility Claims, each holder of a Settled/Allowed Term Loan Facility Claim shall receive payment in full in cash solely to the extent of its Settled/Allowed Term Loan Facility Claim.

The Term Loan Facility Claims shall be separately classified under the Plan from other First Lien Claims.

Term Loan Facility Claims shall be Impaired and entitled to vote to accept or reject the Plan.

Treatment of Settled/Allowed First Lien Notes Claims

On the Effective Date, in settlement and compromise of any disputes regarding the allowance, classification and treatment of First Lien Notes Claims, each holder of a Settled/Allowed First Lien Notes Claim shall receive payment in full in cash solely to the extent of its Settled/Allowed First Lien Notes Claims.

Each of the 8.00% First Lien Notes Claims and 9.50% First Lien Notes Claims shall be separately classified under the Plan from other First Lien Claims.

The 8.00% First Lien Notes Claims and 9.50% First Lien Notes Claims shall be Impaired and entitled to vote to accept or reject the Plan.

Plan Support Agreement	The settlements and compromises set forth in this Term Sheet and any related definitive documentation, shall be incorporated into a plan support agreement (the “PSA”) in form and substance reasonably acceptable to the holders of First Lien Claims that are signatory thereto (the “Consenting First Lien Creditors”) and the Plan.

[2]	This amount assumes an Effective Date of 12/31/21, and the interest component thereof is subject to change based on actual Effective Date.
[3]	Capitalized terms used in this sub-bullet that are not otherwise defined herein shall have the meanings ascribed to them in the First Lien Credit Agreement.

2

The PSA shall provide, among other things, (i) that the Consenting First Lien Creditors shall, in each case subject to the terms and conditions of the PSA and in respect of their First Lien Claims, support any Plan that incorporates the settlements and compromises set forth in this Term Sheet and shall vote and use commercially reasonable efforts to exercise any powers or rights available to them in favor of such Plan or any matter requiring approval to the extent necessary to implement the restructuring transactions contemplated by such Plan.

Notwithstanding anything to the contrary in this Term Sheet or the PSA (including the proviso in the definition of Required Consenting First Lien Creditors), modifications, amendments, waivers, or supplements to the terms of the Claims Settlement shall require the consent of (1) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of Term Loan Facility Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of Term Loan Facility Claims under the Claims Settlement, (2) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 8.00% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 8.00% First Lien Notes Claims under the Claims Settlement, and (3) Consenting First Lien Creditors holding at least 66.67% of the aggregate principal amount of 9.50% First Lien Notes Claims held by all Consenting First Lien Creditors with respect to any modifications, amendments, waivers or supplements regarding the treatment and allowance of 9.50% First Lien Notes Claims under the Claims Settlement

Releases	The Consenting First Lien Creditors shall be included in the definition of “Released Parties” and “Releasing Parties” (or any similar definition relating to beneficiaries and providers of a debtor release, third party release, and exculpation, as applicable) under the Plan.

Payment of Professional Fees/Expenses	On the Effective Date, all unpaid Restructuring Expenses and any other fees and expenses of counsel and other professionals representing the Intelsat Jackson Ad Hoc Group and the Jackson First Lien Notes Group shall be indefeasibly paid in full in cash by the Debtors.

3

EXHIBIT A

DEFINITIONS

8.00% First Lien Notes	Those certain 8.00% senior secured first Lien notes due 2024, originally issued in an aggregate principal amount of $1,250,000,000 with a subsequent issuance in an aggregate principal amount of $99,700,000 pursuant to the 8.00% First Lien Notes Indenture.

8.00% First Lien Notes Claims	Any Claims arising under the 8.00% First Lien Notes, that certain 8.00% First Lien Notes Indenture or any related credit documentation.

8.00% First Lien Notes Indenture	That certain indenture, dated as of March 29, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 8.00% First Lien Notes, by and among Intelsat Jackson Holdings S.A., as issuer, Intelsat Connect Finance S.A. and the other guarantors from time to time party thereto, as guarantors, and Wilmington Trust, National Association, as trustee.

9.50% First Lien Notes	Those certain 9.50% senior secured first Lien notes due 2022, originally issued in an aggregate principal amount of $490,000,000 pursuant to the 9.50% First Lien Notes Indenture.

9.50% First Lien Notes Claims	Any Claim arising under the 9.50% First Lien Notes, that certain 9.50% First Lien Notes Indenture or any related credit documentation.

9.50% First Lien Notes Indenture	That certain indenture, dated as of June 30, 2016, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, for the 9.50% First Lien Notes, by and among Intelsat Jackson Holdings S.A., as issuer, Intelsat Connect Finance S.A. and the other guarantors from time to time party thereto, as guarantors, and Wilmington Trust, National Association, as trustee.

Allowed	As to a Claim or an Interest, a Claim or an Interest allowed under the Plan, under the Bankruptcy Code, or by a Nonappealable Order, as applicable.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

Claim	Any claim, as defined in section 101(5) of the Bankruptcy Code, against one or more of the Jackson Debtors.

Claims Settlement	The compromise and settlement regarding the allowance and treatment of First Lien Claims to be implemented pursuant to the Plan, as set forth in this Term Sheet

Company Parties	Intelsat S.A., a company incorporated under the Laws of the Grand Duchy of Luxembourg, and each of its direct and indirect subsidiaries listed on Exhibit A to the Plan Support Agreement that have executed and delivered counterpart signature pages to the Plan Support Agreement to counsel to the Consenting Creditors.

4

Effective Date	The occurrence of the effective date of the Plan according to its terms.

Final DIP Order	Final Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Liens and Providing Superpriority Administrative Expense Claims, (D) Granting Adequate Protection to the Prepetition Secured Parties, (E) Modifying the Automatic Stay, and (F) Granting Related Relief entered by the Bankruptcy Court in the Chapter 11 Cases on June 9, 2020 at docket number 285.

First Lien Agent	Bank of America, N.A., acting through such of its affiliates or branches as it may designate, in its capacity as administrative agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

First Lien Claims	Collectively, the First Lien Notes Claims and the Term Loan Facility Claims.

First Lien Credit Agreement	That certain credit agreement, dated as of January 12, 2011, as amended, restated, amended and restated, supplemented, waived, or otherwise modified from time to time, by and among the Intelsat Jackson Holdings S.A. as borrower, Intelsat Connect Finance S.A. (as successor to Intelsat (Luxembourg) S.A.), as guarantor, the First Lien Lenders, and the First Lien Agent.

First Lien Notes	Collectively, the 8.00% First Lien Notes and the 9.50% First Lien Notes.

First Lien Notes Claims	Collectively, the 8.00% First Lien Notes Claims and the 9.50% First Lien Notes Claims.

Impaired	With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Intelsat Jackson Ad Hoc Group	The ad hoc group of certain creditors represented by Akin Gump Strauss Hauer & Feld LLP and advised by Centerview Partners LLC.

Jackson First Lien Notes Group	The ad hoc group of certain creditors represented by Wilmer Cutler Pickering Hale and Dorr LLP (and local Virginia counsel).

Petition Date	The date on which the Chapter 11 Cases were commenced.

Plan	The joint plan of reorganization to be filed by or on behalf of the Debtors under chapter 11 of the Bankruptcy Code that is consistent in all respects with this Term Sheet and the PSA, which shall be in form and substance reasonably acceptable to the Required Consenting First Lien Creditors.

5

Required Consenting First Lien Creditors	As of the relevant date, Consenting First Lien Creditors holding at least 50.01% of the aggregate principal amount of First Lien Claims held by all Consenting First Lien Creditors; provided, that with respect to any terms or conditions that relate to the implementation or approval of the Claims Settlement or the treatment and allowance of the First Lien Claims under the Plan, such term shall mean, as of the relevant date, both (i) Consenting Creditors holding at least 50.01% of the aggregate principal amount of Term Loan Claims held by all Consenting First Lien Creditors and (ii) Consenting Creditors holding at least 50.01% of the aggregate principal amount of First Lien Notes Claims held by all Consenting First Lien Creditors

Restructuring Expenses	Collectively, the fees and expenses of the Intelsat Jackson Ad Hoc Group and the Jackson First Lien Notes Group.

Term Loan Facility	That certain prepetition first Lien term loan facility provided for under the First Lien Credit Agreement.

Term Loan Facility Claims	Any Claim arising under the Term Loan Facility, that certain First Lien Credit Agreement or any related credit documentation.

Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

6

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

)
In re:	)	Chapter 11
)
INTELSAT S.A., et al.,[1]	)	Case No. 20-32299 (KLP)
)
Debtors.	)	(Jointly Administered)
)

DISCLOSURE STATEMENT FOR THE JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF INTELSAT S.A. AND ITS DEBTOR AFFILIATES

Edward O. Sassower, P.C. (admitted pro hac vice)	Michael A. Condyles (VA 27807)
Steven N. Serajeddini, P.C. (admitted pro hac vice)	Peter J. Barrett (VA 46179)
Anthony R. Grossi (admitted pro hac vice)	Jeremy S. Williams (VA 77469)
KIRKLAND & ELLIS LLP	Brian H. Richardson (VA 92477)
KIRKLAND & ELLIS INTERNATIONAL LLP	KUTAK ROCK LLP
601 Lexington Avenue	901 East Byrd Street, Suite 1000
New York, New York 10022	Richmond, Virginia 23219-4071
Telephone: (212) 446-4800	Telephone: (804) 644-1700
Facsimile: (212) 446-4900	Facsimile: (804) 783-6192

Co-Counsel to the Debtors and Debtors in Possession

Dated: February 12, 2021

[1]

Due to the large number of Debtors in these Chapter 11 Cases, for which joint administration has been granted, a complete list of the Debtor entities and the last four digits of their federal tax identification numbers is not provided herein. A complete list may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://cases.stretto.com/intelsat.

The location of the Debtors’ service address is: 7900 Tysons One Place, McLean, VA 22102.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS OR INTERESTS FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE JOINT PLAN OF REORGANIZATION OF INTELSAT S.A. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE VIII HEREIN.

THE DEBTORS URGE HOLDERS OF CLAIMS OR INTERESTS WHOSE VOTES ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN.

THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN EVENTS AND ANTICIPATED EVENTS IN THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS OR ANTICIPATED EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS OR ANY OTHER AUTHORIZED PARTY MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTIONS CONTEMPLATED THEREBY.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO GO EFFECTIVE WILL BE SATISFIED (OR WAIVED).

YOU ARE ENCOURAGED TO READ THE PLAN AND THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING ARTICLE VIII, ENTITLED “RISK FACTORS” BEFORE SUBMITTING YOUR BALLOT TO VOTE ON THE PLAN.

THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE A GUARANTEE BY THE COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE MERITS OF THE PLAN.

SUMMARIES OF THE PLAN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS ANNEXED TO THIS DISCLOSURE STATEMENT OR OTHERWISE INCORPORATED HEREIN BY REFERENCE ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE IS NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER SUCH DATE. EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN ACCORDANCE WITH APPLICABLE LAW, THE DEBTORS ARE UNDER NO DUTY TO UPDATE OR SUPPLEMENT THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED FOR PURPOSES OF SOLICITING VOTES FOR THE ACCEPTANCES AND CONFIRMATION OF THE PLAN AND MAY NOT BE RELIED ON FOR ANY OTHER PURPOSE.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN REGULATORY AGENCY, NOR HAS THE SEC OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DEBTORS HAVE SOUGHT TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT; HOWEVER, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR INCORPORATED HEREIN BY REFERENCE HAS NOT BEEN, AND WILL NOT BE, AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT AUDITORS UNLESS EXPLICITLY PROVIDED OTHERWISE.

UPON CONSUMMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. §§ 77A–77A4, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”) OR SIMILAR FEDERAL, STATE, LOCAL, OR FOREIGN LAWS, IN

RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE. OTHER SECURITIES MAY BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE FEDERAL SECURITIES LAWS. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE OR APPLICABLE FEDERAL SECURITIES LAW DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO A VALID EXEMPTION OR UPON REGISTRATION UNDER THE SECURITIES ACT. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES ISSUED UNDER THE PLAN CONSULT THEIR OWN COUNSEL CONCERNING THEIR ABILITY TO FREELY TRADE SUCH SECURITIES IN COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND ANY APPLICABLE “BLUE SKY” LAWS. THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF SUCH SECURITIES.

THE DEBTORS MAKE STATEMENTS IN THIS DISCLOSURE STATEMENT THAT ARE CONSIDERED FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS ABOUT:

•	THE DEBTORS’ BUSINESS STRATEGY;

•	THE DEBTORS’ TECHNOLOGY;

•	THE DEBTORS’ FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	THE DEBTORS’ LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	THE DEBTORS’ FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE OVERALL HEALTH OF THE SATELLITE TELECOMMUNICATIONS INDUSTRY;

•	THE AMOUNT, NATURE, AND TIMING OF THE DEBTORS’ CAPITAL EXPENDITURES;

•	THE AVAILABILITY AND TERMS OF CAPITAL;

•	SUCCESSFUL RESULTS FROM THE DEBTORS’ OPERATIONS;

•	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•	COSTS OF CONDUCTING THE DEBTORS’ OPERATIONS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	COUNTERPARTY CREDIT RISK;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

•	GOVERNMENTAL REGULATION AND TAXATION OF THE SATELLITE TELECOMMUNICATIONS INDUSTRY;

•	UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

•	PLANS, OBJECTIVES, AND EXPECTATIONS;

•	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY;

•	RISKS IN CONNECTION WITH ACQUISITIONS;

•	THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS; AND

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS MADE HEREIN. THESE RISKS, UNCERTAINTIES, AND FACTORS MAY INCLUDE THE FOLLOWING: THE DEBTORS’ ABILITY TO CONFIRM AND CONSUMMATE THE PLAN; THE POTENTIAL THAT THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; THE DEBTORS’ ABILITY TO REDUCE THEIR OVERALL FINANCIAL LEVERAGE; THE POTENTIAL ADVERSE IMPACT OF THE CHAPTER 11 CASES ON THE DEBTORS’ OPERATIONS, MANAGEMENT, AND EMPLOYEES; THE RISKS ASSOCIATED WITH OPERATING THE DEBTORS’ BUSINESSES DURING THE CHAPTER 11 CASES; CUSTOMER RESPONSES TO THE CHAPTER 11 CASES; THE DEBTORS’ INABILITY TO DISCHARGE OR SETTLE CLAIMS DURING THE CHAPTER 11 CASES; GENERAL ECONOMIC, BUSINESS, AND MARKET CONDITIONS; CURRENCY FLUCTUATIONS; INTEREST RATE FLUCTUATIONS; PRICE INCREASES; EXPOSURE TO LITIGATION; A DECLINE IN THE DEBTORS’ MARKET SHARE DUE TO COMPETITION; FINANCIAL CONDITIONS OF THE DEBTORS’ CUSTOMERS; ADVERSE TAX CHANGES; LIMITED ACCESS TO CAPITAL RESOURCES; THE IMPACT OF THE COVID-19 PANDEMIC ON THE DEBTORS’ BUSINESS; CHANGES IN DOMESTIC AND FOREIGN LAWS AND REGULATIONS; TRADE BALANCE; NATURAL DISASTERS; GEOPOLITICAL INSTABILITY; AND THE EFFECTS OF GOVERNMENTAL REGULATION ON THE DEBTORS’ BUSINESSES.

TABLE OF CONTENTS

			Page
I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		1

	A.	FCC Order	2
	B.	DIP Negotiations and Chapter 11 Filing	3
	C.	Plan Negotiations	4
	D.	Special Committee Review	4
	E.	Restructuring Transactions	5

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN		7

	A.	What is chapter 11?	7
	B.	Why are the Debtors sending me this Disclosure Statement?	7
	C.	Am I entitled to vote on the Plan?	7
	D.	What will I receive from the Debtors if the Plan is consummated?	8
	E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Facility Claim, or a Priority Tax Claim?	13
	F.	Are any regulatory approvals required to consummate the Plan?	15
	G.	What happens to my recovery if the Plan is not confirmed or does not go effective?	15
	H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	15
	I.	Why is the Bankruptcy Court holding a Confirmation Hearing?	15
	J.	What is the purpose of the Confirmation Hearing?	15
	K.	What are the sources of Cash and other consideration required to fund the Plan?	16
	L.	Are there risks to owning the New Common Stock upon emergence from chapter 11?	16
	M.	Is there potential litigation related to the Plan?	16
	N.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	16
	O.	How will the preservation of the Causes of Action impact my recovery under the Plan?	17
	P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?	17
	Q.	What impact does the Claims Bar Date have on my Claim?	20
	R.	What is the deadline to vote on the Plan?	21
	S.	How do I vote for or against the Plan?	21
	T.	How do I opt out of the granting of releases?	21
	U.	What is the effect of the Plan on the Debtors’ ongoing businesses?	21
	V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	21
	W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	22
	X.	Do the Debtors recommend voting in favor of the Plan?	22

IV.	THE DEBTORS’ PLAN		22

	A.	The Plan	22
	B.	Summary of Value Allocation	28

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW		29

	A.	Intelsat’s Corporate History	29
	B.	Intelsat’s Business Operations	30
	C.	The C-band Clearing Process	32

	D.	The Debtors’ Prepetition Capital Structure	35

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		38

	A.	Additional Capital Required to Comply with the FCC’s February 28, 2020 C-band Order	39
	B.	The COVID-19 Pandemic	39
	C.	Contingency Planning	39
	D.	Establishment of the Special Committees and Appointment of the Disinterested Directors	40
	E.	Entry into the Grace Period and Guarantee Releases	40
	F.	DIP Financing	41

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		42

	A.	First and Second Day Relief and Other Case Matters	42
	B.	Appointment of Official Committee of Unsecured Creditors	42
	C.	Schedules and Statements, Claims Bar Date and Exclusivity Extension	42
	D.	Operational Achievements	43
	E.	Gogo Commercial Aviation Purchase	44
	F.	SES Claim	45
	G.	Engagement and Negotiations with Stakeholders	46
	H.	Plan Support Agreement	47
	I.	Convertible Noteholders Ad Hoc Group Standing Motion	48

VIII.	RISK FACTORS		49

	A.	Bankruptcy Law Considerations	49
	B.	Risks Related to Recoveries under the Plan	52
	C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	57
	D.	Risks Related to Regulation	59

IX.	CERTAIN SECURITIES LAW MATTERS		60

	A.	1145 Securities	61
	B.	4(a)(2) Securities	62
	C.	New Common Stock & Management Incentive Plan.	63

X.	SOLICITATION AND VOTING PROCEDURES		64

	A.	Holders of Claims Entitled to Vote on the Plan	64
	B.	Voting Record Date	64
	C.	Voting on the Plan	64
	D.	Ballots Not Counted	65

XI.	CONFIRMATION OF THE PLAN		65

	A.	Requirements for Confirmation of the Plan	65
	B.	Best Interests of Creditors/Liquidation Analysis	65
	C.	Feasibility	66
	D.	Acceptance by Impaired Classes	66
	E.	Confirmation without Acceptance by All Impaired Classes	67
	F.	Valuation of the Debtors	68

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX AND LUXEMBOURG TAX CONSEQUENCES OF THE PLAN		68

	A.	Introduction	68
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors	70

	C.	Certain Luxembourg Tax Consequences of the Plan to the Debtors and the Reorganized Debtors	73
	D.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Claims Entitled to Vote	77
	E.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Claims	91
	F.	Certain Luxembourg Tax Consequences to Holders of New Common Stock, New Warrants or CVRs	91
	G.	U.S. Information Reporting and Withholding	95
	H.	FATCA	96

XIII.	RECOMMENDATION OF THE DEBTORS		97

EXHIBITS2

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Corporate Structure of the Debtors

EXHIBIT C	Liquidation Analysis

EXHIBIT D	Financial Projections

EXHIBIT E	Valuation Analysis

EXHIBIT F	Plan Allocation of Distributable Value by Debtor

EXHIBIT G	Plan Support Agreement

[2]	Each Exhibit is incorporated herein by reference.

I.	INTRODUCTION

Intelsat S.A. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (each, a “Debtor,” collectively, the “Debtors,” and, together with Intelsat S.A.’s non-Debtor Affiliates, the “Company” or “Intelsat”), submit this disclosure statement (including all exhibits hereto and as may be amended or modified from time to time and including all exhibits and supplements thereto, in accordance with its terms, the “Disclosure Statement”) pursuant to sections 1125 and 1126 of the Bankruptcy Code in connection with the solicitation of acceptances with respect to the Joint Chapter 11 Plan of Reorganization of Intelsat S.A. and its Debtor Affiliates (as may be amended or modified from time to time and including all exhibits and supplements thereto, in accordance with its terms, the “Plan”). A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference.1 Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. While the Plan constitutes a single plan of reorganization for all Debtors, the Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties, operations, projections, risk factors, a summary and description of this Plan, and certain related matters.

THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

II.	PRELIMINARY STATEMENT

The Company operates the world’s largest satellite fleet and connectivity infrastructure and provides diversified communications services to many of the world’s leading media companies, telecommunications operators, Internet service providers, and the U.S. government and military. Since its inception in the early 1960s, the Company has played a critical part in many of history’s most epic moments, including broadcasting the first moonwalk to the world, providing the hotline between the Pentagon and Kremlin during the Cold War, and broadcasting World Cups, the Olympic Games, and Super Bowls to billions of people worldwide. Every day, the Company’s fleet of over fifty satellites, which covers ninety-nine percent of the earth’s populated regions, enables people in remote villages and locations to stay connected to the Internet and to each other.

The Company uses its satellites as relay stations in space for the transmission of voice, video, and data communications. The Company’s satellites primarily send and receive signals in one of three high-frequency radio “bands” (i.e., ranges within radio/electromagnetic spectrum): Ku-band, Ka-band, and C-band.

The “C-band” refers to certain portions of the electromagnetic spectrum that were historically allocated to fixed satellite services (“FSS”). For over 40 years, the Company has invested in and built a C-band business in reliance on its C-band licenses, which have routinely been renewed. The Company operates a significant portion of its business based on its rights to the C-band and the expectation that the

[1]

Capitalized terms used but not defined in this Disclosure Statement have the meaning ascribed to such terms in the Plan. Additionally, this Disclosure Statement incorporates the rules of interpretation located in Article I of the Plan. Any summary provided in this Disclosure Statement of any documents attached to this Disclosure Statement, including the Plan, is qualified in its entirety by reference to the Plan, the exhibits, and other materials referenced in the Plan, the Plan Supplement, and the documents being summarized. In the event of any inconsistencies between the terms of this Disclosure Statement and the Plan, the Plan shall govern.

FCC would continue to license C-band spectrum for use by satellite operators in perpetuity. Based on these rights and expectations, the Company and other satellite operators have invested over $50 billion to design, manufacture, and launch satellites, and make long-term contractual commitments to their customers.

As of the Petition Date, the Debtors had approximately $15 billion in total funded debt obligations, consisting of approximately $3.1 billion in aggregate principal amount outstanding under a secured term loan credit facility (the “Term Loan Facility”); approximately $1.8 billion in aggregate principal amount outstanding of secured notes (the “First Lien Notes”); approximately $6.8 billion in aggregate principal amount outstanding of unsecured notes for which Intelsat Jackson Holdings S.A. is the primary obligor (the “Jackson Senior Notes”); approximately $1.4 billion of unsecured notes for which Intelsat (Luxembourg) S.A. is the primary obligor (the “LuxCo Senior Notes”); approximately $1.2 billion of unsecured notes for which Intelsat Connect Finance S.A. is the primary obligor (the “Connect Senior Notes”); and approximately $402.5 million of convertible senior notes for which Intelsat S.A. is the primary obligor (the “Convertible Senior Notes”).

In early 2020, the Debtors retained Kirkland & Ellis LLP (“K&E”) and PJT Partners (“PJT”) to assist them in navigating the complex interaction between the requirements under the anticipated FCC Order (defined below) and their liquidity situation, and began to seek alternative capital sources, including financing from third parties. The Debtors and their advisors explored all potential avenues to effectuate a liability management transaction, including by identifying and approaching potentially interested strategic investors with whom the Debtors could negotiate a potential value-maximizing out-of-court transaction.

A.	FCC Order

On March 3, 2020, the FCC issued its final order (the “FCC Order”) regarding the reallocation of the C-band for use by new fifth generation (“5G”) terrestrial wireless networks. As a result of the FCC Order, the Company will be required to “clear” the lower 300 MHz of this spectrum over the continental United States (i.e., cease its communications via those radio frequencies and move incumbent users into the upper 200 MHz of the C-band) no later than December 5, 2025. Furthermore, to be eligible for approximately $4.87 billion in “Accelerated Relocation Payments” authorized by the FCC to existing licensees, the Company will be required to clear the lowest 120 MHz (3700–3820 MHz) of the spectrum by December 5, 2021, and to clear the remaining 180 MHz (3820–4000 MHz) range no later than December 5, 2023. Meeting the deadlines imposed by the FCC Order to obtain the Accelerated Relocation Payments is a complex and technically challenging effort across all the 48 contiguous United States that will take three years to complete. The cost of launching the new satellites and other expenses associated with clearing the C-band spectrum is more than $1 billion through 2021. Although under the FCC Order the Company’s clearing costs will be reimbursed in arrears, the Company does not expect to begin to receive reimbursements until mid-2021 for work that has already begun.

The C-band clearing process has required and will continue to require the Debtors to incur significant costs related to clearing activities well in advance of receiving reimbursement for such costs. Given the Debtors’ existing financial leverage, the requirements of the FCC Order, and the Debtors’ current and future business prospects, particularly as adjusted for the impact of COVID-19, the Debtors began to explore the possibility of seeking chapter 11 relief and debtor-in-possession (“DIP”) financing. In March 2020, the Debtors retained Alvarez & Marsal North America LLC (“A&M”) to assist in these analyses.

In an effort to conserve liquidity as the Debtors assessed their strategic alternatives, the Company elected to withhold a $125 million interest payment that was due on April 15, 2020 on account of the Jackson 8.5% Senior Notes Indenture due 2024 and entered into a 30-day grace period. The grace period enabled the Debtors to preserve liquidity as the Company continued to engage with key stakeholders and progressed discussions regarding financing and restructuring options.

B.	DIP Negotiations and Chapter 11 Filing

In May 2020, despite their efforts to conserve liquidity, the Debtors and their advisors realized that chapter 11 proceedings may be required to address the Debtors’ liquidity requirements and leveraged capital structure while meeting the requirements of the FCC Order on a timeline sufficient to earn the Accelerated Relocation Payments. Accordingly, the Debtors began a robust and competitive marketing process for postpetition financing. The Debtors received five preliminary proposals for DIP financing from third-party financial institutions, in addition to multiple proposals from certain of the Debtors’ prepetition creditors. Among these proposals was a $1 billion superpriority senior secured priming multi-draw term loan credit facility proposed by an ad hoc group of certain prepetition secured parties represented by Akin Gump Strauss Hauer & Feld LLP and Centerview Partners LLC (the “Jackson Ad Hoc Group”). The Debtors ultimately reached agreement with both the Jackson Ad Hoc Group and a crossover ad hoc group of term loan lenders and noteholders represented by Jones Day and Houlihan Lokey Capital, Inc. (the “Jackson Crossover Ad Hoc Group”) on the terms of the joint DIP facility provided by each group’s constituents (the “DIP Facility”).

With the DIP Facility negotiated, the Debtors were determined to meet the requirements imposed by the FCC Order and earn the Accelerated Relocation Payments of approximately $5 billion. On May 13, 2020 (the “Petition Date”), the Debtors commenced their Chapter 11 Cases in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Debtors smoothly transitioned into chapter 11 and obtained authority from the Bankruptcy Court to operate their business in a manner that is substantially consistent with their prepetition practices through a variety of “first day motions” and related court orders.2 Critically, on June 9, 2020, the Bankruptcy Court authorized the Debtors to enter into the DIP Credit Agreement [Docket No. 285]. The DIP Credit Agreement contained a sizable investment basket, which, as subsequently amended, allowed the Debtors to consummate the Gogo Transaction, as defined and described more fully herein.

On August 14, 2020, the Company filed an updated “Intelsat C-Band Clearing Transition Plan” (the “Transition Plan”) reflecting revisions made in response to comments received from the FCC and interested parties. Following the Transition Plan, the Company finalized all of its required contracts with satellite manufacturers and launch vehicle providers to meet the accelerated C-band spectrum clearing timelines. On October 28, 2020, the Company filed a second updated Transition Plan. The FCC’s auction of 5G licenses is also progressing. The clock phase of the FCC’s auction recently closed with gross proceeds of approximately $80.9 billion. The assignment phase of the auction commenced February 8, 2021, and is ongoing as of the date of this Disclosure Statement. To date, the Debtors have made substantial progress toward clearing the C-band, and while meeting the requirements in the FCC Order to remain eligible for the nearly $5 billion in Accelerated Relocation Payments is challenging, the Company’s C-band clearing plan remains on schedule.

As the Debtors stabilized operations in chapter 11 and began engaging with creditors regarding a restructuring a transaction, the Company remained focused on long-term growth. On August 31, 2020, Intelsat Jackson Holdings S.A. (“Jackson”) and Gogo Inc. (the “Seller”) entered into a purchase agreement (the “Purchase Agreement”) with respect to the Seller’s commercial aviation business (“Gogo CA”) for $400 million in cash, subject to customary adjustments (the “Gogo Transaction”). Jackson funded the purchase price of the Gogo Transaction with proceeds from the DIP Facility and cash on hand. In

[2]

The Debtors have continued to successfully operate their business throughout these cases, both on an ordinary-course basis and through other transactions, including, but not limited to: (a) obtaining approval from the Bankruptcy Court to release certain liens in order to enhance the value of the Debtors’ investment in Spaceflight Industries; (b) entering into a long-term commercial agreement with Speedcast Communications Inc.; (c) entering into a new joint venture with JSAT International Inc.; and (d) undertaking a comprehensive review of and implementing a strategy for value maximization with respect to Executory Contracts and Unexpired Leases.

connection with the Gogo Transaction, Jackson entered into an amendment to the credit agreement governing the DIP Facility to permit the transactions contemplated by the Purchase Agreement, which was approved by the Court in the Order (I) Authorizing the Debtors to (A) Consummate a Proposed Transaction and (B) Enter Into an Amendment to the DIP Credit Agreement and (II) Granting Related Relief [Docket No. 720] on August 31, 2020. On December 1, 2020, the Gogo Transaction closed, allowing the Debtors, as the world’s largest satellite operator, to combine with the leading provider of commercial inflight broadband and entertainment services to deliver unprecedented innovation and long-term value to commercial airlines.

C.	Plan Negotiations

While devoting significant time and effort to C-band clearing efforts and the Gogo Transaction, to facilitate the meaningful participation of the Debtors’ key constituents in the formulation of the Plan, the Debtors devoted significant time and resources to provide substantial amounts of diligence, including a significant document production, to the Debtors’ key stakeholders, including the official committee of Unsecured Creditors (the “Creditors’ Committee”), the Jackson Ad Hoc Group, Jackson Crossover Ad Hoc Group, the ad hoc group of noteholders and equity holders represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Ducera Partners LLC (the “HoldCo Creditor Ad Hoc Group”), and holders of primarily Convertible Senior Notes and equity represented by Stroock & Stroock & Lavan LLP (the “Convertible Noteholders Ad Hoc Group”). Among other things, the Debtors have provided voluminous information regarding historical intercompany transactions and various foreign and domestic tax issues and considerations—topics that were critical to the negotiation of the Plan and were therefore critical for the various interested parties to understand.

Beginning in mid-October 2020, the Debtors entered into nondisclosure agreements with several of their key creditor constituencies in order to share the Debtors’ go-forward business plan (the “Business Plan”). Members of the Creditors’ Committee, the Jackson Ad Hoc Group, Jackson Crossover Ad Hoc Group, the HoldCo Creditor Ad Hoc Group, and the Convertible Noteholders Ad Hoc Group all received confidential information and attended presentations with the Debtors’ management related to the Business Plan and have been kept apprised of any adjustments made in light of material changes since mid-October.

Engagement on the Debtors’ Business Plan soon turned to engagement regarding the terms of a restructuring transaction. Beginning in November 2020, the Debtors and their primary creditor constituencies agreed to expand the scope and duration of the applicable confidentiality agreements to allow the parties to engage in direct plan negotiations. These negotiations continued in earnest from November 2020 until mid-February 2021, with each of the restricted parties agreeing to extend their confidentiality agreements multiple times. In particular, the parties spent significant time discussing complex issues related to, among other things, intercompany transactions, foreign and domestic tax issues, and the value of the Debtors’ business, including rights related to the FCC Order.

Following this lengthy process of extensions and negotiations, the efforts of the Debtors, the Jackson Ad Hoc Group, and the HoldCo Creditor Ad Hoc Group culminated in the formulation and execution of a plan support agreement which outlines the terms of the Debtors’ anticipated restructuring (the “Plan Support Agreement,” attached hereto as Exhibit G). The Plan Support Agreement embodies a workable resolution of certain complex issues in these Chapter 11 Cases and is incorporated into the Plan.

D.	Special Committee Review

The boards of directors of Intelsat, LuxCo, Envision, ICF, and Jackson each established special committees (the “Special Committees”) and appointed disinterested directors (the “Disinterested Directors”) to serve as independent fiduciaries on each of the Special Committees. The Special Committees also retained independent advisors to advise them with respect to their duties. The

Special Committees were authorized to determine whether a conflict exists between the applicable Debtor and its stakeholders with regard to any matter (matters with such conflicts, the “Conflicts Matters”). In the event that the Special Committees determine that a matter constitutes a Conflicts Matter, the Special Committees are authorized to take any and all actions with respect to any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, and negotiation on behalf of the applicable Debtor of the terms and conditions of any restructuring transaction, including, without limitation, to: (a) review and evaluate any restructuring transaction and consider whether or not it is fair to and in the best interests of the applicable Debtor, its subsidiaries, and their respective stakeholders; (b) consult with management and the applicable Debtor’s advisors with respect to discussions and negotiations regarding the terms and conditions of a restructuring transaction; and (c) consider such other matters as may be requested by the applicable Debtor or its board of directors.

The Special Committees, as independent fiduciaries for their respective estates, expended significant time and effort gathering voluminous data and information regarding a multitude of complex issues in the Chapter 11 Cases, including, but not necessarily limited to, potential claims that may exist in connection with certain historical and ongoing intercompany transactions and relationships, the payment of administrative expenses in these Chapter 11 Cases, various tax issues, including tax attributes such as that certain Luxembourg fiscal unity formed by certain of the Debtors, the Accelerated Relocation Payments, and the Debtors’ enterprise value. The advisors to the Special Committees were given access to substantially the same data that had been made available to advisors for the Creditors’ Committee, the Jackson Ad Hoc Group, the Jackson Crossover Ad Hoc Group, the HoldCo Creditor Ad Hoc Group, and the Convertible Noteholders Ad Hoc Group.

The Special Committees have also evaluated the Plan, including the consideration to be provided thereunder and its resolution of all Claims, including Conflicts Matters. After substantial review, analysis, and consultation with their independent advisors, each Special Committee authorized its respective Debtor to enter into the Plan Support Agreement, pursuant to its terms and conditions and subject to each Special Committee’s ongoing investigations and analyses.

E.	Restructuring Transactions

The Plan provides for the reorganization of the Debtors as a going concern with a deleveraged capital structure and sufficient liquidity to fund the Debtors’ post-emergence Business Plan and continued clearing activities to enable the Debtors to be eligible for the Accelerated Relocation Payments. The Debtors strongly believe that the Plan is in the best interests of the Debtors’ estates, and represents the best path forward at this time. Given the Debtors’ core strengths, including their experienced management team and robust satellite fleet, they are confident that they can implement the restructuring embodied in the Plan to ensure the Debtors’ long-term viability. For these reasons, the Debtors strongly recommend that Holders of Claims entitled to vote to accept or reject the Plan vote to accept the Plan.

On or before the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum (as agreed and in accordance with the Plan Support Agreement and subject to the applicable consent and approval rights thereunder) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan and the Plan Support Agreement (and the consent rights provided therein), which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other certificates or documentation pursuant to applicable law; (d) the execution and delivery of the New Debt Documents, and any filing related thereto; (e) the issuance of the New Common Stock; (f) the execution and delivery of the New Warrants Agreement, and any filing related thereto; (g) the execution and delivery of the CVR Agreement, and any filing related thereto; (h) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); (i) the filing of any required FCC Applications; (j) the filing of registration statements with the U.S. Securities Exchange Commission with respect to the New Common Stock and the New Warrants, and the listing of each on a recognized U.S. stock exchange; and (k) all other actions that the applicable Reorganized Debtors determine to be necessary or advisable, including making filings or recordings that may be required by applicable law in connection with the Plan. All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Consenting Creditors may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting (including any Special Meeting), to effectuate the provisions and intent of the Plan

Upon consummation of the Restructuring Transactions, pursuant to and in accordance with the Plan and Plan Support Agreement, the Debtors will fully repay the DIP Facility with proceeds from the New Debt. Holders of 8.00% First Lien Notes Claims will receive their pro rata share of the First Lien Notes Recovery, pursuant to the Plan. Holders of 9.50% First Lien Notes Claims will receive their pro rata share of the First Lien Notes Recovery, pursuant to the Plan. The Equity Issuer will issue 95% of the authorized but unissued New Common Stock to Holders of Allowed Jackson Unsecured Claims, 3.043%, to Holders of ICF Unsecured Claims, and 1.957% to Holders of LuxCo Unsecured Claims, each subject to dilution in accordance with Dilution Principles. The Equity issuer will also issue 18.264% of the Series A Warrants and 18.264% of the Series B Warrants to Holders of Envision Unsecured Claims, 69.944% of the Series A Warrants and 69.944% of the Series B Warrants to Holders of ICF Unsecured Claims, and 11.792% of the Series A Warrants and 11.792% of the Series B Warrants to Holders of LuxCo Unsecured Claim. Any New Common Stock issued upon the exercise of the New Warrants shall be subject to dilution pursuant to the Dilution Principles. Holders of ICF Unsecured Claims will also receive one hundred percent (100%) of the CVRs. Additionally, the Plan contains customary release, exculpation, and injunction provisions which will facilitate the Debtors’ successful reorganization by providing certainty in connection with the Plan to the Reorganized Debtors and each of the Debtors’ stakeholders.

As described below, you are receiving this Disclosure Statement because you are a Holder of a Claim entitled to vote to accept or reject the Plan. Prior to voting on the Plan, you are encouraged to read this Disclosure Statement and all documents attached to this Disclosure Statement in their entirety. As reflected in this Disclosure Statement, there are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement. Certain of these risks, uncertainties, and factors are described in Article VIII of this Disclosure Statement, entitled “Risk Factors.”

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any Person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other Entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtors’ liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all Holders of Claims or Interests whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claim/Interest	Status	Voting Rights
Unclassified Non-Voting Claims

N/A	DIP Claims	N/A	N/A

N/A	Administrative Claims	N/A	N/A

N/A	Priority Tax Claims	N/A	N/A

Other Claims and Interests

A1	Other Secured Claims	Unimpaired	Deemed to Accept

A2	Other Priority Claims	Unimpaired	Deemed to Accept

A3	Jackson Intercompany Claims	Impaired/ Unimpaired	Deemed to Reject/ Deemed to Accept

A4	HoldCo Intercompany Claims	Impaired/ Unimpaired	Deemed to Reject/ Deemed to Accept

A5	Other Intercompany Claims	Impaired/ Unimpaired	Deemed to Reject/ Deemed to Accept

A6	Non-Debtor Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Deemed to Accept

Class	Claim/Interest	Status	Voting Rights
A7	Intercompany Interests	Impaired/ Unimpaired	Deemed to Reject/ Deemed to Accept

A8	Term Loan Facility Claims	Impaired	Entitled to Vote

A9	8.00% First Lien Notes Claims	Impaired	Entitled to Vote

A10	9.50% First Lien Notes Claims	Impaired	Entitled to Vote

Jackson

B1	Unsecured Claims	Impaired	Entitled to Vote

Jackson Subsidiaries

C1	Unsecured Claims	Impaired	Entitled to Vote

ICF

D1	Unsecured Claims	Impaired	Entitled to Vote

Envision

E1	Unsecured Claims	Impaired	Entitled to Vote

LuxCo

F1	Unsecured Claims	Impaired	Entitled to Vote

Intelsat Investments S.A.

G1	Unsecured Claims	Impaired	Entitled to Vote

Intelsat Holdings S.A.

H1	Unsecured Claims	Impaired	Entitled to Vote

Intelsat Investment Holdings S.a.r.l.

I1	Unsecured Claims	Impaired	Entitled to Vote

Intelsat S.A.

J1	Unsecured Claims	Impaired	Entitled to Vote

J2	GUC Claims	Impaired	Entitled to Vote

J3	Intelsat Interests	Impaired	Deemed to Reject

D.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.3

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of an Allowed Claim or Allowed Interest, as applicable.

[3]

The recoveries set forth below may change based upon changes in the amount of Claims that are “Allowed” as well as other factors related to the Debtors’ business operations and general economic conditions.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims	Estimated Range of Recovery Under Plan
Unclassified Non-Voting Claims

N/A	DIP Claims	Each Holder of an Allowed DIP Claim shall receive payment in full in Cash.	N/A	N/A

N/A	Administrative Claims	Each Holder of an Allowed Administrative Claim shall receive payment in full in Cash.	N/A	N/A

N/A	Priority Tax Claims	Each Holder of an Allowed Priority Tax Claim shall receive treatment in a manner consistent with section 1129(a)(9)(C) of the Bankruptcy Code.	N/A	N/A

Other Claims and Interests

A1	Other Secured Claims	Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor(s): (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim and payment of any interest required under section 506(b); (c) Reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$[•]	[100]%

A2	Other Priority Claims	Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either: (a) payment in full in cash; or (b) such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$[•]	[100]%

A3	Jackson Intercompany Claims	Each Allowed Jackson Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be: (a) Reinstated; or (b) distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.	$[•]	[•]%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims	Estimated Range of Recovery Under Plan
A4	HoldCo Intercompany Claims	Each Allowed HoldCo Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be: (a) Reinstated; or (b) distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.	$[•]	[•]%

A5	Other Intercompany Claims	Each Allowed Other Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be: (a) Reinstated; or (b) distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.	$[•]	[•]%

A6	Non-Debtor Intercompany Claims	Except to the extent otherwise provided in the Restructuring Steps Memorandum or the plan, each Allowed Non-Debtor Intercompany Claim shall, at the option of the Debtors, either on or after the Effective Date, be: (a) Reinstated; or (b) distributed, contributed, set off, settled, canceled and released, or otherwise addressed at the option of the Debtors, without any distribution on account of such Claims.	$[•]	[•]%

A7	Intercompany Interests	Except to the extent otherwise provided in the Restructuring Steps Memorandum, on the Effective Date, Intercompany Interests shall, at the option of the Debtors, either be: (a) Reinstated; or (b) discharged, canceled, released, and extinguished and of no further force or effect without any distribution on account of such Intercompany Interests.	$[•]	[•]%

A8	Term Loan Facility Claims	Except to the extent that a Holder of an Allowed Term Loan Facility Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Term Loan Facility Claim, each Holder of an Allowed Term Loan Facility Claim shall receive its Pro Rata share of the Cash payment pursuant to the Term Loan Recovery as compromised in accordance with the Secured Creditor Settlement.[4]	$[•]	[•]%

[4]	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims	Estimated Range of Recovery Under Plan
A9	8.00% First Lien Notes Claims	Except to the extent that a Holder of an Allowed First Lien Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed First Lien Notes Claim, each Holder of an Allowed First Lien Notes Claim shall receive its Pro Rata share of the Cash payment pursuant to the First Lien Notes Recovery as compromised in accordance with the Secured Creditor Settlement.[5]	$[•]	[•]%

A10	9.50% First Lien Notes Claims	Except to the extent that a Holder of an Allowed First Lien Notes Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed First Lien Notes Claim, each Holder of an Allowed First Lien Notes Claim shall receive its Pro Rata share of the Cash payment pursuant to the First Lien Notes Recovery as compromised in accordance with the Secured Creditor Settlement.[6]	$[•]	[•]%

Jackson

B1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Jackson agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Jackson, each Holder of an Allowed Unsecured Claim against Jackson shall receive its Pro Rata share of the Jackson Unsecured Recovery.	$[•]	[•]%

Jackson Subsidiaries

C1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Jackson Subsidiaries agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Jackson Subsidiaries, each Holder of an Allowed Unsecured Claim against Jackson Subsidiaries shall receive its Pro Rata share of the Jackson Unsecured Recovery.	$[•]	[•]%

ICF

D1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against ICF agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement,	$[•]	[•]%

[5]	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.
[6]	For the avoidance of doubt, no payments in connection with the Secured Creditor Settlement shall be made out of the deposit accounts of the HoldCos.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims	Estimated Range of Recovery Under Plan
release, and discharge of and in exchange for each Unsecured Claim against ICF, each Holder of an Allowed Unsecured Claim against ICF shall receive its Pro Rata share of the ICF Unsecured Recovery.

Envision

E1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Envision agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Envision, each Holder of an Allowed Unsecured Claim against Envision shall receive its Pro Rata share of the Envision Unsecured Recovery.	$[•]	[•]%

LuxCo

F1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against LuxCo agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against LuxCo, each Holder of an Allowed Unsecured Claim against LuxCo shall receive its Pro Rata share of the LuxCo Unsecured Recovery.	$[•]	[•]%

Intelsat Investments S.A.

G1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Investments agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Investments, each Holder of an Allowed Unsecured Claim against Investments shall receive its Pro Rata share of the Investments Unsecured Recovery.	$[•]	[•]%

Intelsat Holdings S.A.

H1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Holdings agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Holdings, each Holder of an Allowed Unsecured Claim against Holdings shall receive its Pro Rata share of the Holdings Unsecured Recovery.	$[•]	[•]%

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Amount of Claims	Estimated Range of Recovery Under Plan
Intelsat Investment Holdings S.a.r.l.

I1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Holdings SARL agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Holdings SARL, each Holder of an Allowed Unsecured Claim against Holdings SARL shall receive its Pro Rata share of the Holdings SARL Unsecured Recovery.	$[•]	[•]%

Intelsat S.A.

J1	Unsecured Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against Intelsat agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Unsecured Claim against Intelsat, each Holder of an Allowed Unsecured Claim against Intelsat shall receive its Pro Rata share of the S.A. Unsecured Recovery.	$[•]	[•]%

J2	GUC Claims	Except to the extent that a Holder of an Allowed Unsecured Claim against ICF agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each GUC Claim against Intelsat S.A., each Holder of an Allowed GUC Claim against Intelsat S.A. shall receive its Pro Rata share of the S.A. GUC Recovery.	$[•]	[•]%

J3	Intelsat Interests	No distributions shall be made under the Plan in respect of Interests in Intelsat. On the Effective Date, Holders of Interests in Intelsat shall retain their Interests in Intelsat, subject to dilution by the equity distributions made pursuant to the Plan, and shall receive no distribution on account of such Interests. Holders of Interests may receive a de minimis Cash payment in lieu of any fractional interest retained.	$[•]	[•]%

E.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Facility Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims or Interests set forth in Article III of the Plan.

1.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Credit Agreement and the DIP Order, and (iv) all other DIP Obligations as provided for in the DIP Credit Agreement other than Contingent DIP Obligations, which shall otherwise survive the Effective Date and shall be paid in full in Cash as soon as reasonably practicable after they become due and payable under the DIP Documents. Except to the extent that a Holder of an Allowed DIP Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim shall receive on the Effective Date payment in full in Cash of such Holder’s Allowed DIP Claim. All reasonable and documented unpaid fees and expenses of the DIP Agent, including reasonable and documented fees, expenses, and costs of its advisors, shall be paid in Cash on the Effective Date. Contemporaneously with the foregoing receipt of payment in full in Cash of the Allowed DIP Claims, except with respect to Contingent DIP Obligations under the DIP Credit Agreement (which contingent obligations shall survive the Effective Date and shall continue to be governed by the DIP Credit Agreement), the DIP Facility, the DIP Credit Agreement, and all related loan documents shall be deemed cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

2.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than ninety days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

3.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) receive Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.	Are any regulatory approvals required to consummate the Plan?

Yes, regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan and they must be obtained prior to the Effective Date.

The Plan and associated Restructuring Transactions may constitute a transfer of control, requiring prior FCC approval. If such approval is required, the Debtors may be required to submit applications that provide information concerning their current and proposed ownership, information regarding how the transaction will occur, and an explanation of how the transfer of control benefits the public interest. These applications may take 45 days or longer for the FCC to approve, request additional information, or deny.

G.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article XI.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” and the Liquidation Analysis attached hereto as Exhibit C.

H.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article XI of this Disclosure Statement, entitled “Confirmation of the Plan,” for a discussion of the conditions precedent to Consummation of the Plan.

I.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. The Confirmation Hearing will be scheduled by the Bankruptcy Court and all parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled. The Confirmation Hearing may be adjourned from time to time without further notice.

J.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any Person acquiring property under a plan of reorganization, any creditor or interest holder of a debtor, and any other Person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

K.	What are the sources of Cash and other consideration required to fund the Plan?

The Reorganized Debtors shall fund distributions under the Plan with (a) the issuance and distribution of New Common Stock; (b) distribution of the New Warrants; (c) CVRs; (d) proceeds of the New Debt; and (e) Cash on hand.

L.	Are there risks to owning the New Common Stock upon emergence from chapter 11?

Yes. See Article VIII of this Disclosure Statement, entitled “Risk Factors.”

M.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well. Objections potentially could give rise to litigation. See Article VIII.C.6 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article VIII.A.4 of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan.”

On February 5, 2021, the Convertible Noteholders Ad Hoc Group filed the Motion of Ad Hoc Group of Convertible Noteholders for Entry of an Order: (I) Granting Standing to Prosecute Intercompany Claims on Behalf of Debtor Intelsat S.A.; (II) Modifying the Automatic Stay; and (III) Granting Related Relief [Docket No. 1439] (the “Standing Motion”). The Standing Motion asserts, among other things, (a) that the Convertible Noteholders Ad Hoc Group should be granted standing to prosecute a proposed adversary complaint on behalf of the estate of Intelsat S.A., alleging that Jackson is not entitled to the Accelerated Relocation Payments and Intelsat S.A. is entitled to such Accelerated Relocation Payments; (b) the Convertible Noteholders Ad Hoc Group should be granted limited authority to settle intercompany claims; and (c) the automatic stay should be modified to allow the Convertible Noteholders Ad Hoc Group to prosecute the claims in their proposed adversary proceeding.

The Debtors believe that the Plan and the Plan Support Agreement appropriately resolve all claims advanced in the Standing Motion and its associated potential complaint. If the Bankruptcy Court were to deny approval of the resolution of intercompany issues settled in the Plan and grant the Standing Motion, it could render the Plan unconfirmable.

N.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

The Management Incentive Plan shall provide for terms consistent with the Management Incentive Plan Term Sheet.

If you are a Holder of an Allowed Claim who receives New Common Stock or the New Warrants or CVRs under the Plan, the value of your New Common Stock or New Common Stock purchased pursuant to the New Warrants or New Common Stock issuable under the CVRs will be diluted by any New Common Stock distributed pursuant to the Management Incentive Plan.

O.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

P.	Will there be releases and exculpation granted to parties in interest as part of the Plan?

Yes, Article VIII of the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtor Releases, Third-Party Releases, and Exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and are an essential element of the negotiations among the Debtors and various parties in interest in obtaining their support for the Plan.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, ALL HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT VALIDLY OPT OUT OF THE RELEASES CONTAINED IN THE PLAN OR FILE AN OBJECTION TO THE RELEASES CONTAINED IN THE PLAN BY THE PLAN OBJECTION DEADLINE WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION SET FORTH IN ARTICLE VIII OF THE PLAN AGAINST THE DEBTORS AND THE RELEASED PARTIES.

IF YOU DO NOT TAKE ONE OF THE FOREGOING ACTIONS, YOU WILL BE DEEMED TO HAVE GIVEN THE THIRD PARTY RELEASE DESCRIBED IMMEDIATELY BELOW AND IN ARTICLE VIII.E OF THE PLAN. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

The Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.	Releases by the Debtors

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Term Loan Facility, the First Lien Notes, the Senior Notes, the Chapter 11 Cases, the Plan Support Agreement, the Secured Creditor Settlement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Plan Support Agreement, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreements, the CVR Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Secured Creditor Settlement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations arising on or after the Effective Date of any party or Entity under the Plan, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the indemnification provisions as set forth in the Plan or (2) any retained Causes of Action.

2.	Third-Party Releases

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of

Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Term Loan Facility, the First Lien Notes, the Senior Notes, the Chapter 11 Cases, the Plan Support Agreement, the Secured Creditor Settlement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Plan Support Agreement, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Secured Creditor Settlement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Secured Creditor Settlement, the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Plan, any restructuring transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the indemnification provisions as set forth in the Plan.

3.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Plan Support Agreement, the Chapter 11 Cases, the Disclosure Statement, the New Debt Documents, the New Corporate Governance Documents, the New Warrants Agreement, the CVR Agreement, the Plan, the Secured Creditor Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for Claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

4.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

For more detail, see Article VIII of the Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

Q.	What impact does the Claims Bar Date have on my Claim?

The Bankruptcy Court established September 9, 2020, at 5:00 p.m., prevailing Eastern Time, as the general Claims bar date (the “Bar Date”) in the Chapter 11 Cases. Entities holding Claims against the Debtors that arose (or that are deemed to have arisen) prior to the Petition Date, must have filed proofs of claim on or before the Bar Date as, and to the extent, required by the Bar Date Order.

In accordance with Bankruptcy Rule 3003(c)(2), if any Person or Entity that is required, but failed, to File a Proof of Claim on or before the Bar Date: (1) such Person or Entity is forever barred, estopped, and enjoined from asserting such Claim against the Debtors (or filing a Proof of Claim with respect thereto); (2) the Debtors and their property may be forever discharged from any and all indebtedness or liability with respect to or arising from such Claim; (3) such Person or Entity will not receive any distribution in the Chapter 11 Cases on account of that Claim; and (4) such Person or Entity will not be permitted to vote on any plan or plans of reorganization for the Debtors on account of these barred Claims or receive further notices regarding such Claim.

As described in this Disclosure Statement, the distribution you receive on account of your Claim (if any) may depend, in part, on the amount of Claims for which proofs of claim are Filed on or before the Bar Date

R.	What is the deadline to vote on the Plan?

The Voting Deadline is April 26, 2021, at 5:00 p.m. (prevailing Eastern Time).

S.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims or Interests that are entitled to vote on the Plan. For your vote to be counted, your ballot must be properly completed, executed, and delivered as directed, so that your ballot or a master ballot including your vote is actually received by the Debtors’ Solicitation Agent, Stretto, on or before the Voting Deadline, i.e., April 26, 2021, at 5:00 p.m. prevailing Eastern Time. See Article X of this Disclosure Statement, entitled “Solicitation and Voting Procedures.”

T.	How do I opt out of the granting of releases?

The ballots distributed to Holders of Claims or Interests that are entitled to vote on the Plan contain an option to opt out of granting the releases. You must check the box indicating your desire to opt out of granting the releases and return the ballot so that it is actually received by the Solicitation Agent on or before the Voting Deadline, i.e., April 26, 2021, at 5:00 p.m. prevailing Eastern Time. Holders of Claims or Interests may also opt out of granting the releases by objecting to the Plan releases before the Confirmation Objection Deadline of April 26, 2021, at 5:00 p.m. prevailing Eastern Time.

Holders of Claims or Interests that are not entitled to vote on the Plan will receive an Opt Out Form, which must be signed and returned in the accompanying pre-addressed, pre-paid envelope or via first class mail, overnight courier, or hand delivery so that it is actually received by the Solicitation Agent on or before the Opt Out Deadline, i.e., April 26, 2021, at 5:00 p.m. prevailing Eastern Time.

U.	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date. Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

The New Board shall be appointed and the identities of the directors on the New Board shall be set forth in the Plan Supplement to the extent known at the time of filing. Corporate governance for the Reorganized Debtors, including the New Corporate Governance Documents, shall be consistent with the Governance Term Sheet and section 1123(a)(6) of the Bankruptcy Code.

W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Stretto, via one of the following methods:

By mail or hand delivery at:

Stretto

Attn: Intelsat S.A., et al., Ballot Processing

c/o Stretto

410 Exchange, Suite 410

Irvine, CA 92602

By electronic mail at:

Intelsatinquiries@stretto.com

By telephone (toll free) at:

(855) 489-1434

By telephone (international) at:

(949) 561-0347

Copies of the Plan, this Disclosure Statement, and any other publicly Filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at https://cases.stretto.com/intelsat (free of charge) or the Bankruptcy Court’s website at http://www.vaeb.uscourts.gov (for a fee).

X.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result from any other available alternative. The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all Holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

IV.	THE DEBTORS’ PLAN

A.	The Plan

The Plan contemplates, among other things, the payment in Cash in full of the DIP Claims, Administrative Claims, Professional Fee Claims, Priority Tax Claims, Other Secured Claims and Other Priority Claims from proceeds of the New Debt, and Cash on hand. In addition, the Plan includes the following key terms:

1.	Issuance of New Common Stock

The Equity Issuer will issue 95% of the authorized but unissued New Common Stock to Holders of Allowed Jackson Unsecured Claims, 3.043%, to Holders of ICF Unsecured Claims, and 1.957% to Holders of LuxCo Unsecured Claims, each subject to dilution in accordance with the Dilution Principles set forth in the Plan.

All of the shares or units of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessed. Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in Article IV.D of the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

2.	New Capital Structure

Prior to the Effective Date, the Debtors will use commercially reasonable efforts to secure commitments to fund the New Capital Structure, which will provide for $7.0 billion of funded debt and the New Revolver—a revolving credit facility for up to $750 million of availability, which may be comprised of the New Secured Notes, New Term Loan Facility, and/or take-back debt.

Prior to the Effective Date, the Debtors may use commercially reasonable efforts to secure commitments to fund the New Term Loan. The New Term Loan, if applicable, will be secured by a first lien on substantially all of the Reorganized Debtors’ assets, subject to customary exclusions, pari passu with the liens securing the New Secured Notes, if applicable, and the New Revolver, but, at the Debtors’ discretion, may be junior in priority to the New Revolver for payment

On the Effective Date, the Reorganized Debtors may issue the New Secured Notes. The New Secured Notes will be secured by a first lien on substantially all of the Reorganized Debtors’ assets, subject to customary exclusions, pari passu with the liens securing the New Term Loan, if applicable, and New Revolver, but, at the Debtors’ discretion, may be junior in priority to the New Revolver for payment.

On the Effective Date, the net cash proceeds of the New Term Loan, if applicable, and New Secured Notes will be used to pay in full in cash Allowed DIP Claims, Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, and executory contract and unexpired lease Cure Claims as and to the extent that such Claims are required to be paid in cash under the Plan, and distributed to holders of Allowed Term Loan Facility Claims in accordance with Article III of the Plan.

3.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

4.	CVRs

On the Effective Date, the CVR Issuer will issue the CVRs only to the extent required to provide for distributions to recipients of the Unsecured Recovery as contemplated by the Plan. All of the CVRs issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued.

The CVRs shall have a term that shall automatically terminate on the later of (A) the Relocation Deadline and (B) the date on which there is no Additional C-Band Proceeds Contract pursuant to which there is a remaining obligation to pay Applicable Consideration to any Debtor or Reorganized Debtor (or any of their respective Affiliates) that would result in Additional C-Band Proceeds; provided that any payments agreed to prior to the Relocation Deadline shall constitute Additional C-Band Proceeds regardless of whether such payments are received after the Relocation Deadline. In determining the number of shares of New Common Stock to issue pursuant to the CVR Agreement, the CVR Issuer shall use a price per share equal to the Instrument Calculable Base per share, subject to adjustment as provided in the CVR Term Sheet. The CVRs shall entitle the holder of such CVRs to such holder’s pro rata share of New Common Stock with a value equal to fifty percent (50%) of the Additional C Band Proceeds. In the event the Debtors receive Additional C-Band Proceeds before the Effective Date or the issuance of the CVRs, the initial allocation of New Common Stock issued on the Effective Date shall be adjusted to provide holders of Allowed Claims the amount of New Common Stock they would have received had the CVRs been issued at the time that such Additional C Band Proceeds were received. The CVRs shall survive any change of control transaction (including a sale of all or substantially all of the assets of the CVR Issuer). The CVRs and any New Common Stock issued pursuant to the CVRs shall not be subject to any transfer restrictions, except as may be required by law.

5.	New Warrants

On the Effective Date, the Equity issuer will also issue 18.264% of the Series A Warrants and 18.264% of the Series B Warrants to Holders of Envision Unsecured Claims, 69.944% of the Series A Warrants and 69.944% of the Series B Warrants to Holders of ICF Unsecured Claims, and 11.792% of the Series A Warrants and 11.792% of the Series B Warrants to Holders of LuxCo Unsecured Claim. All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable. The New Warrants and any New Common Stock issued upon exercise of a New Warrant shall not be subject to any transfer restrictions, except as may be required by law. Any New Common Stock issued upon the exercise of the New Warrants shall be subject to dilution pursuant to the Dilution Principles.

6.	Releases

Article VIII of the Plan contains certain releases (as described more fully in Article III.P of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Plan?”).

7.	Secured Creditor Settlement

In addition to the general settlement described in Article IV.A., pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the mutual compromises described in this Article IV.A.2, the Plan shall effectuate the Secured Creditor Settlement, which includes certain following key terms:

Settlement/Allowance. Pursuant to Bankruptcy Rule 9019 and Bankruptcy Code section 1123(b)(3), in settlement and compromise of any disputes regarding the allowance, classification, and treatment of the First Lien Claims, the Plan shall provide that the First Lien Claims are allowed and settled as follows:

(a)

8.00% First Lien Notes Claims: Allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the DIP Order); and (iii) $23,634,033.54[7] on account of prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date);

(b)

9.50% First Lien Notes Claims: Allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the DIP Order); and (iii) $91,536,911.35[8] on account of prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date); and

(c)

Term Loan Facility Claims: Allowed in the amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the non-default contractual rate applicable to ABR Loans (in the case of Tranche B-3 Term Loans and Tranche B-4 Term Loans) and applicable to Fixed Rate Loans (in the case of Tranche B-5 Term Loans); and (iii) 90% of the accrued default interest through the Effective Date on the ABR Loans and Fixed Rate Loans.

(d)	Any payments of interest made during the Chapter 11 Cases on the First Lien Notes Claims and the Term Loan Facility Claims are characterized as payments of allowed interest.

8.	Employee and Retiree Benefits

As of the Petition Date, the Debtors maintain certain retirement health plans for the benefit of certain retired former employees (the “Retirees”) to provide continued access to health and welfare benefits coverage (collectively, the “Retiree Medical Plans”). As of July 2001, the Retiree Medical Plans were closed to new entrants. Certain benefits under the Retiree Medical Plans are provided under plan documents adopted by the Debtors, and the remaining Retirees receive benefits pursuant to a 2007 consent decree entered as a result of a settlement reached by the Debtors and certain retired former employees in Morales et al. v. Intelsat Global Service Corp., 04-cv-1044 (D. D.C.) (the “Consent Decree”). The Consent Decree incorporates by reference a benefits plan document (the “Consent Plan”).

The Consent Plan permits Intelsat to periodically propose changes to the retirees’ medical benefits, subject to the retirees’ right to object. If a sufficient number of retirees object to any proposed change, the validity of the change is referred to a neutral expert to determine whether the proposed change reduces the value of the medical benefits, taken as a whole. If it does not, the change may be implemented by Intelsat. The neutral expert’s decision is final and binding on the parties.

[7]	This amount assumes an Effective Date of December 31, 2021, and the interest component thereof is subject to change based on the actual Effective Date.
[8]	This amount assumes an Effective Date of December 31, 2021, and the interest component thereof is subject to change based on the actual Effective Date.

In September 2018, Intelsat notified retirees of a proposed change. Rather than self-insure, as Intelsat previously had done, Intelsat now funds a Health Reimbursement Arrangement (“HRA”) for each eligible retiree (the “Current Plan”). The HRAs, together with the retirees’ required monetary contribution, are sufficient to permit retirees to purchase medigap plans in the marketplace. These medigap plans are secondary to the retirees’ Medicare coverage, as was the prior Intelsat self-insured plan.

In October 2018, a minority (but sufficient number) of eligible retirees objected to the proposed change (the “Objectors”) and sought to preliminarily enjoin its implementation. Judge Chutkan of the District Court for the District of Columbia denied the Objectors’ preliminary injunction motion and referred assessment of the proposed change to the neutral expert, as required by the Consent Plan. In denying the preliminary injunction motion, the Court held that Objectors failed to demonstrate irreparable harm and any entitlement to relief would be to monetary damages, not injunctive relief. The Objectors did not appeal the denial of their preliminary injunction motion.

In December 2018, the neutral expert reviewed the proposed change and found that it did not reduce the value of the medical benefits, taken as a whole. The Objectors sought the District Court’s review of the expert’s decision, and the Court, viewing the application as a renewed preliminary injunction motion, again denied Objectors’ request (the “December Order”).

In January 2019, Objectors filed a renewed motion to enforce the Consent Decree, along with a motion for a permanent injunction, and for reconsideration of the December Order. The District Court denied the reconsideration motion by order dated January 3, 2019 (the “January Order”). The Objectors sought review of both the December and January Orders in the District of Columbia Circuit Court of Appeals, which appeal was denied and the case remanded. Shortly before the Debtors commenced the Chapter 11 Cases, the Objectors’ filed a renewed motion to enforce the Consent Decree and for a permanent injunction.

The Debtors believe that the Current Plan satisfies all of the Debtors’ obligations to their retirees under applicable law, including the Consent Decree. The Debtors intend to assume their obligations under the Retiree Medical Plans; in particular, the Debtors will continue providing medical benefits to those Retirees covered by the Consent Decree pursuant to the Current Plan after the Effective Date. Confirmation of the Plan and entry of the proposed Confirmation Order will constitute a finding that the Current Plan satisfies the Debtors’ obligations to retirees under the Consent Decree and, accordingly, that the Debtors have satisfied the requirements of 11 U.S.C. § 1129(a)(13).

9.	Treatment of Executory Contracts and Unexpired Leases

(a)	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, all Executory Contracts and Unexpired Leases of the Debtors shall be deemed assumed by the Debtors or Reorganized Debtors, as applicable, including the Plan Support Agreement, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Effective Date under sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease Schedule.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or assumption and assignment, as applicable, of such Executory Contracts or Unexpired Leases as provided for in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

(b)	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan and the Rejected Executory Contract and Unexpired Leases List, as applicable. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.G of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as an Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty days after the Effective Date.

(c)	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

(d)	Reservation of Rights

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business.

For more detail, see Article V of the Plan, entitled “Treatment of Executory Contracts and Unexpired Leases,” which is incorporated herein by reference.

B.	Summary of Value Allocation

To guide them in developing the Plan, the Debtors, with the assistance of their advisors, created a “natural recovery model” (the “Base Recovery Model”). As described below, this Base Recovery Model allocates the Debtors’ going concern distributable value (as opposed to liquidation value—the threshold required by section 1129 of the Bankruptcy Code) across each Debtor entity, inclusive of the value of any interests in non-Debtor affiliates. It then calculates creditor recoveries on a waterfall basis according to each creditor’s respective claims.

1.	Allocation of Distributable Value

For purposes of the Base Recovery Model, the Debtors estimated the total distributable value at $[10.7] billion. This estimate was comprised of two parts: (1) the estimated enterprise value of the Debtors as described in Exhibit E attached hereto; and (2) the projected balance sheet cash less the minimum cash required to operate the Debtors on a post-emergence basis. The estimated value of each component, as well as the source, is summarized as follows:

Business Unit	Distributable Value ($ millions)
Debtors’ Enterprise Value		$10,750	[9]
Balance Sheet Cash less Minimum Cash	$	[(93	)][10]

TOTAL DISTRIBUTABLE VALUE	$	[10,657	]

A&M with the input and assistance of PJT and the Debtors’ management, then allocated the estimated distributable value of the Debtors across each of the legal entities based on each legal entity’s share of assets including the (i) C-band accelerated relocation payments, (ii) cost reimbursements related to the Company’s C-band relocation initiative, (iii) investment in the recently acquired Gogo Commercial Aviation business, (iv) investment in other Non-Debtor affiliates (e.g., IGC), and (v) traditional balance sheet assets, including, but not limited to, working capital and property, plant, and equipment (“PP&E”), and various intangible assets, projected for the month ended June 30, 2021. In order to allocate the Company’s consolidated June 30, 2021, balance sheet projection, A&M, with consultation from the Debtors’ management, allocated consolidated balance sheet accounts to specific legal entities based on the distribution of the net book value (NBV) of assets across all legal entities provided for in the Company’s preliminary December 31, 2020 trial balance sheet. Certain assets are primarily owned by a single legal entity, whereas other assets are owned and operated by multiple legal entities.

[9]	See Valuation Analysis, Exhibit E.
[10]	See Financial Projections, Exhibit D.

Given that the net book value of assets included within the Company’s trial balance by legal entity have not yet been adjusted for Fresh Start Accounting, the consolidated asset values of the balance sheet differ from the Distributable Value. As a proxy for the anticipated adjustments due to Fresh Start Accounting, the Debtors adjusted certain intangible and long-term fixed asset line items (i.e., Goodwill, Non-Amortizable and Amortizable Intangibles, and certain PP&E including but not limited to capitalized interest). These adjustments align the consolidated net book value of assets with the Distributable Value.

2.	Allocation of Secured and Unsecured Value

For purposes of calculating creditor recoveries under the Base Recovery Model, the Debtors estimated that the value of the collateral of the Term Loan Facility Claims, 8.00% First Lien Notes Claims, and 9.50% First Lien Notes Claims at $[9.7] billion in the aggregate (the “Collateral Value”). The remaining distributable value is assumed to be unencumbered (the “Unencumbered Value”), consisting primarily of cash at the holding company level, unencumbered real estate held at a specific legal entity, and value of certain joint ventures.

Value	Amount ($ millions)
Total Collateral Value	$	[9,669	]
Total Unencumbered Asset Value	$	[988	]

Total Distributable Value	$	[10,663	]

A table setting forth the Base Recovery Model allocation of midpoint enterprise value and Plan allocation of distributable value by Debtor is attached hereto as Exhibit F.

V.	THE DEBTORS’ CORPORATE HISTORY, STRUCTURE, AND BUSINESS OVERVIEW

A.	Intelsat’s Corporate History

In 1964, inspired by President John F. Kennedy’s address to the United Nations General Assembly, in which he proposed “a global system of communications satellite linking the whole world in telegraph and telephone and radio and television,” a group of nations signed an interim agreement establishing an intergovernmental organization to create a global satellite communication system. The member states party to the agreement designated certain entities as signatories to market and use the intergovernmental organization’s communications system within their territories and to hold an investment share in the organization. An interim agreement was finalized in 1971, when 85 nations entered into an establishing and operating agreement creating the International Telecommunications Satellite Organization, INTELSAT, which was charged with operating and providing access to international telecommunications satellites on a commercial basis. Over the ensuing decades, INTELSAT grew to include more than 200 member states and territories, of which, by the year 2000, 70 relied on the system for all international communications, and 40 utilized the system for national telecommunications.

Nonetheless, as a public intergovernmental organization, INTELSAT’s business was subject to various restrictions, which began to inhibit INTELSAT’s ability to compete effectively in the expanding marketplace for satellite telecommunications.

Responding to these trends, in March 2000, Congress passed, and President Clinton signed, the Open Market Reorganization for the Betterment of International Telecommunications Act—the “ORBIT” Act—which provided for INTELSAT’s privatization by July 31, 2001. On July 18, 2001, the INTELSAT agreement was amended by its member nations to privatize INTELSAT—by transferring substantially all assets, liabilities, and operations to a private company known as Intelsat, Ltd., and its satellites and corresponding operating licenses to a Delaware-incorporated subsidiary and U.S. licensee, Intelsat LLC.

The privatized company continued to expand its global communications infrastructure through investments and acquisitions of other satellite service providers. In March 2004, the company purchased five satellites and related assets from Loral Space & Communications Corporation, which enabled Intelsat to provide full satellite coverage for North America, and expanded its customer base in the broadcasting, cable television, and corporate networking sectors. Then, in January 2005, a consortium of private equity investors acquired Intelsat for total Cash consideration of approximately $3.2 billion and approximately $1.9 billion of pre-acquisition debt remaining outstanding after the transaction. In 2006, the reorganized company acquired the equity of PanAmSat Holding Corporation (“PanAmSat”) for $3.2 billion and assumed or refinanced PanAmSat’s $3.2 billion in debt. The acquisition added PanAmSat’s video market expertise, advanced satellite fleet, and blue-chip media customer base to Intelsat’s portfolio and nearly doubled the company’s fleet of satellites, establishing the company as the largest provider of satellite services worldwide.

On February 4, 2008, another consortium of private equity investors led by BC Partners and Silver Lake Partners acquired Intelsat. On April 23, 2013, Intelsat S.A. completed an initial public offering on the New York Stock Exchange (the “NYSE”), issuing approximately 22.2 million shares of common stock at $18.00 per share. Intelsat S.A.’s shares were traded on the NYSE until May 19, 2020, shortly after the commencement of these Chapter 11 Cases.

B.	Intelsat’s Business Operations

As discussed above, the Company operates the world’s largest satellite fleet and connectivity infrastructure, and provides diversified communications services to many of the world’s leading media companies, telecommunications operators, Internet service providers, and the U.S. government and military. The Company has approximately 1,200 employees, and maintains its corporate administrative headquarters in McLean, Virginia, with local sales and marketing support offices in sixteen countries across the globe. The Company operates over fifty satellites and eight owned satellite ground stations connecting its satellite network to terrestrial networks, covering ninety-nine percent of the world’s populated regions and providing a critical layer in the global communications infrastructure. The Company also operates over a significant terrestrial network, which completes the system’s connectivity worldwide.

In simplified terms, the Company uses its satellites as relay stations in space for the transmission of voice, video, and data communications. The satellites allow communications to bypass existing ground-based infrastructure, which is often limited and unreliable in many parts of the world. This satellite-based communications system typically involves four steps. First, an “uplink” station or other ground-based equipment transmits the desired communications signal to one of the Company’s satellites. Second, the satellite amplifies the incoming signal, and changes the radio frequency of the signal. Third, the satellite transmits the signal back to earth, where in the final step it is received by one or more specialized “downlink” station(s) or other ground-based equipment. For two-way applications, the ground-based equipment can reverse the transmission path.

The Company’s satellites primarily send and receive signals in one of three high-frequency radio “bands” (i.e., ranges within radio/electromagnetic spectrum): C-band, Ku-band, and Ka-band. Higher-frequency radio waves—that is, radio waves with a smaller wavelength—are ideal for use by radar, communication satellites, and cable and satellite television broadcasting because the smaller wavelength of the radio waves in these bands allow the waves to be directed in narrow beams to and from satellites to specific ground locations with a high degree of precision.

The Company uses its extensive satellite and telecommunications network to provide diversified communications services to the world’s leading media companies; fixed and wireless telecommunications operators; data networking service providers for enterprise and mobile applications; multinational corporations; and Internet service providers. Approximately 200 countries and territories receive Intelsat services and, based upon the position of the Company’s satellites and beams, most of the Company’s on-network revenue aligns to emerging regions. Additionally, the Company is developing coverage that is more comprehensive over developed regions, such as the continental United States and Europe as well as ocean routes.

The Company operates primarily across four customer sectors: media, enterprise and wireless, mobility, and government.

•

Media. Approximately forty-three percent of the Company’s revenue originates from its media sector. Through its media sector, the Company provides direct-to-home television, distributes television programming, and broadcasts events worldwide on behalf of its customers, which include the BBC, 21st Century Fox, TimeWarner, the Walt Disney Company, and Discovery Incorporated. In total, the Company distributes approximately 5,500 video channels and 1,600 HD video channels, including CBS, ABC, Fox, ESPN, BBC World News, HBO, and the Discovery Channel. In addition, the Company frequently distributes broadcast events to worldwide audiences. On February 2, 2020, the approximately 160 million people who watched Patrick Mahomes lead the Kansas City Chiefs to a Super Bowl victory over the San Francisco 49ers were receiving the broadcast through the Company’s satellite network, which has also been used to broadcast video from the Tour de France, the World Cup, the 2018 North Korea-United States Singapore Summit, and coverage from Prince Harry and Meghan Markle’s Royal Wedding.

•

Enterprise and Wireless. The Company’s enterprise and wireless sector, which represented approximately $500 million (24 percent) of the Company’s 2019 revenues, provides services to fixed and wireless telecommunications companies, such as Verizon, Vodafone, Orange, and America Movil. The Company provides the satellite and telecommunications services necessary to create the wireless networks (such as the 2G, 3G, and 4G networks) that millions of people around the world use to make cell phone calls and access the Internet. The Company also provides services for private corporate networks, and broadband for remote communities lacking traditional, terrestrial communications networks. For example, through a recent partnership with Africa Mobile Networks, the Company has enabled mobile connectivity for over 3.5 million people living in remote African villages.

•

Mobility. The Company’s mobility sector, which represented approximately $270 million (13 percent) of the Company’s 2019 revenue, provides industry leading broadband services for aviation, maritime, and land mobility applications. For example, the Company is a leader in the market for in-flight Internet connectivity, allowing millions of passengers around the world to access the Internet while in the air via customers such as Global Eagle Entertainment and Panasonic Avionics Corporation. The Company is also a leader in providing Internet access for commercial ships, including most of the world’s largest cruise vessels. The Debtors anticipate substantial growth in this sector of their business, in part due to the synergistic acquisition of Gogo CA, which the Debtors believe will provide strategic enhancements to the Debtors’ existing mobility business, complement the Debtors’ existing strategic plans to develop new customer relationships and consumer-facing capabilities, and potentially become the Debtors’ core mobility solutions business unit.

•

Government. The Company is also the leading provider of commercial satellite communications services to the United States government and other select military and civilian organizations and their contractors, for intelligence, surveillance and reconnaissance missions, as well as in-flight communications for government officials, troops, and cargo aircraft. Representative customers in this business sector include the U.S. Department of Defense, U.S. Department of State, and Australian Defence Force. Moreover, as part of this business, which constituted approximately $380 million (18 percent) of the Company’s 2019 revenue, the Company distributes the global satellite feed for the American Forces Network, which provides entertainment options, such as access to broadcasts of March Madness and the Super Bowl, to the more than one million U.S. service members who are stationed around the world at U.S. military bases and on U.S. naval ships. The Company’s government-contracting subsidiary, Intelsat General Communications LLC, is not a Debtor in these bankruptcy cases.

The Company is also positioned to stabilize its revenue and thereafter return to growth by continuing its commitment to innovation and investments in new technologies that will keep its network competitive and cost-efficient. It will invest in a next generation software-defined network: a high-performance space and ground network that leverages software-defined satellites, ground infrastructure, various types of operational flexibility (coverage, frequency, radio-frequency performance) and software technologies to generate superior network performance and cost efficiencies, while enabling a future-proofed network and backwards compatibility with globally deployed, existing ground infrastructure. The Company also has recently begun investing in a new Intelsat 40e satellite, which features North American coast-to-coast high-throughput coverage and is particularly well designed for mobility applications.

Nonetheless, the Company’s business is capital intensive, and over the past five years has required capital expenditures of between $225 million and $725 million annually. These capital expenditures largely fund the construction and launch of multiple new satellites, upgrades to ground networks, and new technologies. The Company expects to launch at least four new satellites over the next several years (not including the additional satellites launched as part of the C-band spectrum clearing program). Upgrading and launching new and next generation satellites, including the Debtors’ upcoming NextGen Satellite Program, (i.e., to ultimately build and launch at least two next generation satellites that would contain the latest and most advanced software-defined satellite technology) is essential to maintaining the quality of the Company’s network, enabling new services, and maintaining the Company’s competitive position against existing and new competitors who are likewise constantly reinvesting in and improving their own networks and service capabilities.

C.	The C-band Clearing Process

In its business, the Company uses its satellites as relay stations in space for the transmission of voice, video, and data communications. The Company’s satellites primarily send and receive signals in one of three high-frequency radio “bands” (i.e., ranges within radio/electromagnetic spectrum), including the C-band. The “C-band” refers to certain portions of the radio/electromagnetic spectrum that were historically allocated by the International Telecommunications Union (“ITU”) table of allocations exclusively for FSS and certain point-to-point terrestrial services (other “Fixed Services”). The ITU rules permit certain regions to allow for other terrestrial use pursuant to each administration’s rule. The FCC, pursuant to its regulatory jurisdiction under the Communications Act of 1934, administers the telecommunications licenses for services in the United States and has historically limited the use of the C-band for FSS and Fixed Services only. Ever since Intelsat began operations, the FCC has allocated the

3700–4200 MHz band for use by commercial satellite services for downlinks (communications from space-based satellites to ground stations), and the 5925–6425 MHz band for uplinks (communications from ground stations to satellites). Most of the Company’s FSS operations within the C-band spectrum involve broadcasting downlink signals to FCC-licensed earth stations, which then deliver the received television and radio programming to cable TV head-ends or other terrestrial retransmission sites. The world’s largest media programmers currently use the C-band to deliver leading content to cable television distributors, television broadcast affiliates, radio stations, and private video and data networks for customers across the United States.

For over 40 years, Intelsat has been utilizing C-band radio frequencies to build its comprehensive network of communications satellites and ground infrastructure. During this time, the Company has invested in and built a C-band business in the United States in reliance on the licenses that have been issued by the FCC and perennially renewed. The Company operates a significant portion of its business based on such rights to the C-band to provide services in the United States. The Company (along with other satellite operators) expected the FCC, pursuant to its consistent practice, to continue to license the spectrum for use by satellite operators in perpetuity. Based on these rights and expectations, the Company and other satellite operators have invested over $50 billion to design, manufacture, and launch satellites, and make long-term contractual commitments to their customers.

In 2017, the FCC issued a Notice of Inquiry (“NOI”) exploring reallocating portions of the C-band spectrum currently licensed to satellite operators in order to accommodate the deployment of critical 5G wireless services in the continental United States.11 Beginning in 2017, in response to the FCC’s NOI, the Company worked collaboratively with other satellite operators and with customer groups, associations, and other stakeholders to propose a market-based solution to the reallocation suggested by the FCC. The proposal put forth by the Company and other satellite operators supported the FCC’s stated goals of clearing a large portion of spectrum, quickly, while also protecting incumbent services, through a private auction facilitated by a committee of satellite operators to assist in the transition. In the summer of 2018, the FCC issued a Notice of Proposed Rulemaking (“NPRM”) that specifically addressed the market-based proposal put forth by Intelsat as a method of reallocating the spectrum and sought comment on the market-based approach and other potential approaches. After the FCC issued the NPRM, the Company formed a consortium with other satellite operators (the “C-Band Alliance” or “CBA”) for the purpose of designing and implementing a private auction and independent clearing procedure to reallocate existing satellite operations from a portion of the C-band spectrum for new 5G wireless applications.

The Company, with the other members of the CBA, worked collaboratively with the FCC over the course of 2018 and 2019 to address the issues raised by various parties to make the private auction path the approach taken in the final FCC order. On November 18, 2019, however, the FCC changed course and suggested it may pursue a public auction of the C-band spectrum, a dramatic change from the private market approach supported by the CBA. On February 7, 2020, the FCC issued its draft order reflecting this shift to a public auction construct in the C-band proceeding. On March 3, 2020, the FCC made this order final.

The FCC Order does not compensate Intelsat or other satellite operators for the loss of business in the lower 300 MHz of the C-band spectrum or the substantial modifications of the licenses. Nor does the FCC Order tie compensation for the Company or other existing satellite operators to the estimated value of the spectrum. Instead, the FCC Order provides for at-cost reimbursement for relocating customer services to the upper part of the C-band (capital expenditures for new satellites and ground equipment), and certain Accelerated Relocation Payments as an incentive for individual operators to clear their portions of the spectrum quickly: one incentive for partial clearing by December 5, 2021 and a second incentive for full clearing by December 5, 2023. For the Company, these Accelerated Relocation Payments are capped at approximately $4.87 billion.

[11]

The C-band is uniquely suited to help facilitate the transition to 5G, as it offers a balance of higher speeds with reliable signal propagation that will help network operators provide expansive 5G coverage.

The FCC’s change of direction significantly affected the Company’s market capitalization. On November 1, 2019, Intelsat had an equity market capitalization of approximately $3.8 billion. From the beginning of November through November 18, 2019, the share price of Intelsat dropped rapidly and by over 75 percent, wiping out approximately $2.9 billion in equity market capitalization.

The Accelerated Relocation Payments present an important opportunity for the Company to earn billions of dollars of proceeds that would increase the Company’s value, help meet capital investment needs, and continue to enable the Company to improve technologies for delivering enhanced, new and more cost-efficient communications services. To be eligible to receive the Accelerated Relocation Payments, per the FCC Order, the Company elected in May 2020 to clear its portion of the C band spectrum on the FCC’s accelerated time frame. If successful, the Company would expect to receive a payment of approximately $1.20 billion in 2022 after clearing the 3700–3820 MHz portion of the spectrum by December 5, 2021. If the Company successfully clears the remaining portion of the spectrum (3820–000 MHz) by December 5, 2023, it would expect to receive a payment of approximately $3.67 billion in 2024.

To meet these deadlines, the Company needed to promptly commence work to clear the spectrum. The Company’s existing satellites were created to access the entire C-band spectrum (3700-4200 MHz)—that is, the Company’s existing satellites were constructed with a portion of their transponders configured exclusively to use the now-reallocated portion of the C-band. The Company must transition customers, who historically have uploaded content to one of the twenty-four C-band transponders on the Company’s satellites, which then download content to affiliated cable facilities for distribution within a franchise area. Following C-band clearance, only nine transponders per satellite will be available for upload and download, thereby significantly reducing the Company’s ability to provide services to its customers. While these existing satellites will still be able to operate in the 4000–4200 MHz portion of the spectrum, their overall effectively available capacity will be significantly reduced.

To address the reduced capacity of its existing satellites resulting from compliance with the FCC Order, the Company has finalized agreements for the manufacture and launch of seven additional satellites to maintain the Company’s current satellite communications operations. In addition to the costs for the manufacturing of new satellites, launch contracts, and associated insurance and project management costs, the Company is advancing three other major initiatives: (a) installing approximately 20,000 radio frequency filters on an estimated 22,500 antennas in about 10,500 different earth station locations for over 70 content distribution customers; (b) relocating and consolidating several existing urban ground station sites by constructing and bringing into use only two new rural locations; and (c) funding and coordinating upgrades to compression technology to provide service continuity while significantly reducing bandwidth consumed, to ten or more of the Company’s largest C-band customers.

The Debtors have made substantial progress toward clearing the C-Band and the Company is on track to meet all requirements set forth in the FCC Order to remain eligible for the nearly $5 billion in Accelerated Relocation Payments. On August 14, 2020, the Company filed its updated Transition Plan reflecting revisions made in response to comments received from the FCC and interested parties. On September 17, 2020, the Company announced that it had finalized all required contracts with satellite manufacturers and launch-vehicle providers to move forward and meet the accelerated C-band spectrum clearing timelines established by the FCC. As of September 30, 2020, the Debtors had incurred C-band clearing related costs and expenses of $312.1 million, of which $311.6 million is expected to be reimbursable under the FCC Order. On October 28, 2020, the Company filed a revised version of its final C-band spectrum transition plan with the FCC.

The FCC’s auction of licenses to use the C-band for 5G is also progressing. On December 8, 2020, the FCC began the C-band auction, as contemplated by the FCC Order. The clock phase of the auction recently closed with gross proceeds of approximately $80.9 billion. The assignment phase of the auction commenced February 8, 2021, and is ongoing as of the date of this Disclosure Comments.

D.	The Debtors’ Prepetition Capital Structure

As of the Petition Date, the Debtors had approximately $14.8 billion of third-party funded debt obligations, with an annual interest expense of approximately $1.13 billion. The following simplified organizational chart and table depicts the Debtors’ prepetition capital structure as of the Petition Date:

Obligation	Maturity	Approximate Annual Interest Expense		Approximate Principal Amount Outstanding
Intelsat S.A. 4.5% Convertible Senior Notes	June 2025	$18.1 million		$402.5 million
2021 Lux Senior Notes	June 2021	$32.6 million		$421.2 million
2023 Lux Senior Notes	June 2023	$72.2 million		$888.3 million
2024 Lux Senior Notes	Nov. 2024	$13.1 thousand		$0.1 million
2023 Connect Senior Notes	Feb. 2023	$118.8 million		$1.25 billion
2023 Jackson Senior Notes	Aug. 2023	$109.2 million		$1.985 billion
2024 Jackson Senior Notes	Oct. 2024	$250.8 million		$2.95 billion
2025 Jackson Senior Notes	July 2025	$183.8 million		$1.885 billion
8.00% First Lien Notes	Feb. 2024	$108.0 million		$1.3497 billion
9.50% First Lien Notes	Sept. 2022	$46.6 million		$490 million
Intelsat Jackson LIBOR + 3.75% Senior Secured First Lien Term Loan – Tranche B-3	Nov. 2023	$113.6 million	[12]	$2.0 billion
Intelsat Jackson LIBOR + 4.5% Senior Secured First Lien Term Loan – Tranche B-4	Jan. 2024	$25.4 million	[13]	$395 million
Intelsat Jackson 6.625% Senior Secured Term Loan – Tranche B-5	Jan. 2024	$46.4 million		$700 million

Total:		$1.13 billion		$14.8 billion

[12]	Based on LIBOR of 1.932%, pursuant to the Company’s hedging contracts prior to the Petition Date.
[13]	Based on LIBOR of 1.932%, pursuant to the Company’s hedging contracts prior to the Petition Date.

Simplified Structure Chart

* Primary Obligor

1. Prepetition First Lien Credit Facility

As of the Petition Date, the Prepetition Obligors were jointly and severally indebted and liable to the Term Loan Facility Lenders in an aggregate amount of approximately $3,114,786,736, which consisted of (x) approximately $3,095,000,000 in principal amount of term loans advanced under the Prepetition Credit Agreement, plus (y) approximately $19,786,736 on account of accrued and unpaid interest thereon as of the Petition Date.

2. Prepetition First Lien Notes

As of the Petition Date, the Prepetition Obligors were jointly and severally indebted and liable to (a) the holders of 9.50% First Lien Notes in the aggregate amount of approximately $495,560,139, which consisted of (x) approximately $490,000,000 in principal amount, plus (y) approximately $5,560,139 on account of accrued and unpaid interest thereon as of the Petition Date and (b) holders of 8.00% First Lien Notes in the aggregate amount of approximately $1,376,071,703, which consisted of (x) approximately $1,349,678,000 in principal amount of 8.00% First Lien Notes, plus (y) no less than approximately $26,393,703 on account of accrued and unpaid interest thereon as of the Petition Date.

3. Jackson Senior Notes

On June 5, 2013, Intelsat Jackson issued $2.0 billion in aggregate principal amount of senior notes under the 2023 Jackson Senior Notes Indenture. As of the Petition Date, there was approximately $1.985 billion in principal outstanding under the 2023 Jackson Senior Notes. As of the Petition Date, approximately $30,980,000 in interest has accrued.

On September 19, 2018, Intelsat Jackson issued $2.25 billion in aggregate principal amount of senior notes under the 2024 Jackson Senior Notes Indenture. As of the Petition Date, there was approximately $2.95 billion in principal outstanding under the 2024 Jackson Senior Notes. As of the Petition Date, approximately $144,870,000 in interest has accrued.

On July 5, 2017, Intelsat Jackson issued $1.5 billion in aggregate principal amount of senior notes under the 2025 Jackson Senior Notes Indenture. In October 2018, Intelsat Jackson completed an add-on offering of $400 million in aggregate principal amount of the 2025 Jackson Senior Notes. As of the Petition Date, there was approximately $1.885 billion in principal outstanding under the 2025 Jackson Senior Notes. As of the Petition Date, approximately $60,240,000 in interest has accrued.

4. Connect Senior Notes

On August 16, 2018, ICF issued $1.25 billion in aggregate principal amount of senior notes under the Connect Senior Notes Indenture. Pursuant to the Connect Senior Notes Indenture, the Connect Senior Notes bear interest at a rate of 9.5 percent per year, payable semi-annually on June 15 and December 15 of each year, and will mature on February 15, 2023. As of the Petition Date, there was approximately $1.25 billion in principal outstanding under the Connect Senior Notes. As of the Petition Date, approximately $48,820,000 in interest has accrued.

5. LuxCo Senior Notes

On April 5, 2013, LuxCo issued three separate senior notes under the Intelsat Lux Multi Senior Notes Indenture. Under the Intelsat LuxCo Multi Senior Notes Indenture, LuxCo issued: (a) $500 million in aggregate principal amount of notes bearing interest at a rate of 6.75 percent per year, payable semi-annually on June 1 and December 1 of each year that would have matured on June 1, 2018;

(b) $2 billion in aggregate principal amount of notes bearing interest at a rate of 7.75 percent per year, payable semi-annually on June 1 and December 1 of each year that will mature on June 1, 2021; and (c) $1 billion in aggregate principal amount of notes bearing interest at a rate of 8.125 percent per year, payable semi-annually on June 1 and December 1 of each year that will mature on June 1, 2023. In May 2018, LuxCo redeemed certain of the notes under the Intelsat LuxCo Multi Senior Notes Indenture. As of the Petition Date, there was approximately $421.2 million in principal outstanding under the 2021 LuxCo Senior Notes and $900 million in principal outstanding on the 2023 LuxCo Senior Notes. As of the Petition Date, approximately $14,690,000 in interest has accrued under the 2021 LuxCo Senior Notes and approximately $32,480,000 in interest has accrued under the 2023 LuxCo Senior Notes.

On January 6, 2017, LuxCo issued approximately $403.3 million in aggregate principal amount of senior notes under the 2024 LuxCo Senior Notes Indenture. As of the Petition Date, approximately $6,950,000 in interest has accrued. Pursuant to the 2024 LuxCo Senior Notes Indenture, the 2024 Intelsat LuxCo Senior Notes bear interest at a rate of 12.5 percent per year, payable semi-annually on November 15 and May 15 of each year, and will mature on November 15, 2024. The majority of the 2024 LuxCo Senior Notes are held intercompany by certain of the Debtors.

6. Convertible Senior Notes

On June 18, 2018, Intelsat S.A. issued $402.5 million in aggregate principal amount of convertible senior notes under an indenture dated as of June 18, 2018, by and among Holdings, as issuer, Envision, as guarantor, and U.S. Bank National Association, as trustee. Pursuant to the Convertible Senior Notes Indenture, the Convertible Senior Notes bear interest at a rate of 4.5 percent per year, payable semi-annually on June 15 and December 15 of each year, and will mature on June 15, 2025. Subject to certain adjustments, holders may convert their Convertible Senior Notes into common shares at a ratio of 55.0085 common shares per $1,000 principal amount of Convertible Senior Notes. As of the Petition Date, there was approximately $402.5 million in principal outstanding under the 2025 Convertible Senior Notes.

7. Intelsat S.A. Prepetition Common Stock

Intelsat S.A.’s certificate of incorporation authorizes the board of directors to issue any class of shares. As of the Petition Date, the Debtors had approximately 142,085,774 shares of common stock outstanding. The number of common stock outstanding includes the Series A Preferred Shares issued in the Company’s IPO, which were converted to common equity in May 2016. The Debtors have never declared or paid any Cash dividends to holders of Intelsat S.A. common stock.

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

The Debtors commenced these Chapter 11 Cases to efficiently access capital and engage with stakeholders through a chapter 11 process. The Debtors required access to capital to meet two unexpected, external challenges: (a) the requirement to clear the C-band in order to obtain up to $4.87 billion in Accelerated Relocation Payments: and (b) address the significant reduction in revenue and Cash flow associated with the global COVID-19 pandemic. The Debtors’ ability to meet these challenges was limited by the Debtors’ prepetition capital structure, which, as discussed, includes approximately $14.8 billion in total outstanding funded debt obligations, with annual debt service payments totaling approximately $1.13 billion.

A.	Additional Capital Required to Comply with the FCC’s February 28, 2020 C-band Order

The C-Band Alliance was formed to enable a private auction of C-band spectrum. Various economic analyses estimated the value of the portion of the spectrum that the FCC proposed to be reallocated to be between $43 and $77 billion. Based on these estimates, the C-Band Alliance proposed to the FCC that existing operators should receive at least half the value of the total auction proceeds for vacating it for 5G use—in the Company’s case, at least $20 billion.

Unfortunately, the FCC Order—which provided for a fundamentally different public sale process in which the C-Band Alliance would play no role, with limited compensation available to current C-band licensees—dramatically reduced the amount the Debtors expected to receive and imposed significant delay on the Debtors’ ability to obtain reimbursement for the costs associated with their C-band clearing efforts.

The Debtors estimate the total cost of their endeavors to meet the FCC’s Accelerated Relocation Payment deadlines and clear the C-band spectrum will ultimately total $1.6 billion, of which approximately $1.2 billion will be spent through December 2021. The cost of building and launching the required new satellites alone totals over $1 billion.

Significantly, while the FCC’s order provides that the Debtors’ clearing costs will eventually be reimbursed, those reimbursements are not expected to begin until mid-2021. Until that time, the Debtors have and will continue to incur hundreds of millions of dollars in unreimbursed cumulative clearing costs. The Debtors would have been unable to fund their respective portions of these necessary clearing expenses while servicing their current debt obligations, maintaining their financial covenants, and meeting their operating requirements.

B.	The COVID-19 Pandemic

In addition to the working capital challenges posed by the FCC Order, the Debtors (like many businesses) face additional operating and financial pressure from the impacts of the COVID-19 pandemic. The COVID-19 pandemic has had a devastating impact on the worldwide economy, and particularly on many of the Debtors’ important customers in the airline, maritime, energy, and media industries. As a result of both the spread of COVID-19 and the various governmental responses, consumer travel declined precipitously in 2020. The Debtors, among other things, are one of the largest providers of broadband services to airlines and cruise ship customers for passenger Internet connectivity, and revenues from those businesses, and businesses in the energy industry, have declined accordingly. Similarly, the Debtors’ media business has been a leader in broadcasting occasional use events such as live sports and concerts. Government restrictions on such events have reduced the Debtors’ associated broadcast revenue dramatically. Notably, the pandemic, and the attendant economic contraction, was a material factor in the chapter 11 filings of at least three of the Debtors’ customers, distributors, or other stakeholders.

Despite these conditions, the Debtors have continued to deliver critical satellite communications to the end users of its customers’ services, whether first responders and emergency service providers or people who unavoidably must travel by air or sea as a result of the COVID-19 pandemic. However, the Debtors revenue and cash flows have been materially impacted in 2020 and 2021 as a result of the COVID-19 pandemic. The global pandemic will put even greater pressure on the cash flows and working capital the Debtors’ need to fund their ordinary operations, meet their debt service obligations, and clear the C-band spectrum in accordance with the FCC Order.

C.	Contingency Planning

In February and March 2020, the Debtors retained K&E, PJT, and A&M to assist them in navigating the complex interaction of the requirements under the FCC’s Order and their liquidity situation, and began to seek alternative capital sources, including financing from third parties.

The Debtors and their advisors exhaustively surveyed and explored all potential avenues to effectuate a liability management transaction, including by identifying and approaching numerous potentially interested strategic investors in the telecommunications, aerospace and defense, satellite services, and emerging space sectors with whom the Debtors could negotiate a potential value-maximizing out-of-court transaction. Given the Debtors’ existing financial leverage, the nature of the FCC Order, and the Debtors’ current and future business prospects, particularly as adjusted for the impact of COVID-19, the Debtors also began exploring the possibility of accessing chapter 11 relief and DIP financing to address their liquidity needs.

Realizing that chapter 11 proceedings may be required to enable the Debtors to restructure their operations and to obtain access to the capital required to clear the C-band spectrum on the FCC’s expedited timeline, the Debtors began to evaluate the required size of a postpetition financing facility for the proceedings, identified potential sources of postpetition funding, and began a robust and competitive marketing process for postpetition financing, with the aim of achieving the best terms possible.

D.	Establishment of the Special Committees and Appointment of the Disinterested Directors

The boards of directors of Intelsat S.A., LuxCo, Envision, ICF, and Jackson each established a Special Committee and appointed Disinterested Directors to serve on each respective Special Committee.

Each applicable board of directors delegated to its Special Committee the authority to investigate and determine, in the Special Committee’s business judgment, whether any matter involves a Conflict Matter, including any conflict of interest between the applicable Debtor and any Related Party, including, but not limited to, affiliates, equityholders, subsidiaries, directors, and managers.

Each applicable board of directors delegated to its Special Committee the authority to take any action with respect to the Conflict Matters, as determined in the sole judgment of the Disinterested Directors, including, but not limited to, any release or settlement of potential Claims or Causes of Action of the applicable Debtor or its subsidiaries, if any and any other transaction implicating the Company or its subsidiaries.

The Special Committees are authorized and empowered, at the expense of the applicable Debtors, to retain and employ legal, financial, and other advisors to advise and assist it in connection with fulfilling its duties. Each of the Special Committees retained separate advisors from those representing the Debtors.

E.	Entry into the Grace Period and Guarantee Releases

In an effort to conserve liquidity as the Debtors assessed their strategic alternatives, on April 15, 2020, Intelsat and certain of its affiliates elected to withhold a $125 million interest payment due April 15, 2020, on the Jackson 8.5% Senior Notes Indenture Due 2024 and entered into a 30-day grace period, provided for in the applicable indenture, to preserve liquidity as the Company continued to engage with key stakeholders and further progress discussions regarding financing and restructuring options.

Prior to filing voluntary bankruptcy petitions, Intelsat, Holdings SARL, Holdings, Investments, LuxCo, and ICF elected to release their guarantees (the “Parent Guarantees”) of five prepetition funded debt instruments (the releases, collectively, the “Guarantee Releases”) pursuant to section 10.01(k) of each applicable indenture. Section 10.01(k) of each indenture is substantially identical and provides in relevant part: “Any Guarantee given by any Parent of the Issuer may be released at any time upon written notice to the Trustee from such Parent of the Issues.” Specifically:

•

S.A. released its guarantees of the (i) Jackson 5.5% Senior Notes due 2023; (ii) Jackson 8.5% Senior Notes due 2024; (iii) Jackson 9.75% Senior Notes due 2025; (iv) LuxCo 7.75% Senior Notes due 2021; and (v) LuxCo 8.125% Senior Notes due 2023;

•

Holdings SARL released its guarantees of the (i) Jackson 5.5% Senior Notes due 2023; (ii) Jackson 8.5% Senior Notes due 2024; (iii) Jackson 9.75% Senior Notes due 2025; (iv) LuxCo 7.75% Senior Notes due 2021; and (v) LuxCo 8.125% Senior Notes due 2023;

•

Holdings released its guarantees of the (i) Jackson 5.5% Senior Notes due 2023; (ii) Jackson 8.5% Senior Notes due 2024; (iii) Jackson 9.75% Senior Notes due 2025; (iv) LuxCo 7.75% Senior Notes due 2021; and (v) LuxCo 8.125% Senior Notes due 2023;

•

Investments released its guarantees of the (i) Jackson 5.5% Senior Notes due 2023; (ii) Jackson 8.5% Senior Notes due 2024; (iii) Jackson 9.75% Senior Notes due 2025; (iv) LuxCo 7.75% Senior Notes due 2021; and (v) LuxCo 8.125% Senior Notes due 2023;

•	LuxCo released its guarantees of the (i) Jackson 5.5% Senior Notes due 2023; (ii) Jackson 8.5% Senior Notes due 2024; and (iii) Jackson 9.75% Senior Notes due 2025;

•	ICF released its guarantees of the (i) Jackson 5.5% Senior Notes due 2023; (ii) Jackson 8.5% Senior Notes due 2024; and (iii) Jackson 9.75% Senior Notes due 2025.

Notwithstanding the Guarantee Releases, U.S. Bank, in its capacity as indenture trustee under the Jackson 5.5% Senior Notes due 2023, the Jackson Senior Notes due 2024, and the Jackson 9.75% Senior Notes due 2025 (collectively the “Jackson Senior Notes”), filed proofs of claim against S.A., Holdings SARL, Holdings, Investments, LuxCo, and ICF for the full outstanding amount under the Jackson Senior Notes. Additionally, Delaware Trust Company, in its capacity as indenture trustee under the LuxCo 7.75% Senior Notes due 2021 and the LuxCo 8.125% Senior Notes due 2023 (together, the “LuxCo Senior Notes”), filed proofs of claim against S.A., Holdings SARL, Holdings, and Investments for the full outstanding amount under the LuxCo Senior Notes.

F.	DIP Financing

As the COVID-19 pandemic deepened, and realizing that chapter 11 proceedings may be required to address the Debtors’ liquidity needs and capital structure, the Debtors, with the assistance of their advisors, began to evaluate the required size of a postpetition financing facility for the Chapter 11 Cases, identified potential sources of postpetition funding, and began a robust and competitive marketing process for postpetition financing.

Prior to the Petition Date, the Debtors and their advisors solicited interest from ten (10) financial institutions to determine the extent to which third parties may be willing to provide DIP financing to the Debtors. Of these financial institutions eight (8) executed confidentiality agreements and received private information about the Debtors’ business, operations, and liquidity position. The Debtors received multiple proposals for DIP financing including for the DIP Facility, a $1 billion superpriority senior secured priming multi-draw term loan credit facility proposed by the Jackson Ad Hoc Group. After weeks of negotiation and analysis, the Debtors and their advisors determined that the DIP Facility was the best option available to the Debtors. During the time between the Petition Date and entry of the Final DIP Order on June 9, the Debtors were able to build complete consensus around the DIP Facility. As of the Petition Date, the DIP Facility was to be provided by the Jackson Ad Hoc Group, but following robust negotiations and certain modifications to the terms of the DIP Facility, the Debtors ultimately reached agreement with both the Jackson Ad Hoc Group and the Jackson Crossover Ad Hoc Group on the terms of the DIP Facility, which was ultimately provided by the constituents of each group. The Debtors also engaged with and gained the support for the DIP Facility of the HoldCo Creditor Ad Hoc Group, the U.S. Trustee, and the Creditors’ Committee.

The DIP Facility has provided the capital necessary for the Debtors to pay for the clearing costs, maintain the adequate Cash balance given the capital-intensive nature of their businesses, and, because of the sizable investment basket contained in the DIP Credit Agreement, as amended, enabled them to pursue strategic opportunities during these Chapter 11 Cases, such as the Gogo Transaction.

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First and Second Day Relief and Other Case Matters

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, the Debtors Filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. A brief description of each of the First Day Motions and the evidence in support thereof is set forth in the Declaration of David Tolley, Executive Vice President, Chief Financial Officer, and Co-Chief Restructuring Officer of Intelsat S.A. in Support of Debtors’ Chapter 11 Petitions and First Day Motions [Docket No. 6]. At a hearing on May 15, 2020, the Bankruptcy Court granted all of the relief initially requested in the First Day Motions.14

On June 9, 2020, the Debtors held their second day hearing, at which the Bankruptcy Court granted certain of the first day relief on a final basis, including authority to continue to pay employee wages and benefits, pay certain Taxes, continue the cash management system, and pay certain vendor claims in the ordinary course.

The Debtors also Filed several other motions subsequent to the Petition Date to further facilitate the smooth and efficient administration of these Chapter 11 Cases and ease administrative burdens, including certain retention applications seeking to retain certain professionals postpetition pursuant to sections 327 and 328 of the Bankruptcy Code, including K&E as legal counsel to the Debtors, Kutak Rock LLP as co-counsel to the Debtors, PJT as investment banker to the Debtors, A&M as restructuring advisor to the Debtors, and legal and financial advisors to the Special Committees, among others.

B.	Appointment of Official Committee of Unsecured Creditors

On May 27, 2020, the U.S. Trustee Filed a notice [Docket No. 193] appointing the Creditors’ Committee. The Committee is currently composed of the following members: The Boeing Company; the PBGC; Delaware Trust Company; Tysons Corner Office I, LLC, US Bank, National Association, BOKF, N.A., and JSAT International, Inc. The Committee has retained Milbank LLP as its legal counsel, Hunton Andrews Kurth LLP as Virginia counsel, FTI Consulting as its financial advisor, and Moelis & Company as investment banker.

C.	Schedules and Statements, Claims Bar Date and Exclusivity Extension

On July 11, 2020, the Debtors Filed their Schedules of Assets and Liabilities and Statements of Financial Affairs.

On June 9, 2020, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing August 17, 2020 as the general claims bar date and November 16, 2020 as the governmental claims bar date [Docket No. 518]. On or before July 15, 2020, the Debtors served notice of the bar dates in accordance with the Bar Date Order. On or before July 15, 2020, the Debtors published notice of the bar dates in accordance with the Bar Date Order.

[14]	The First Day Motions, the First Day Declaration, and all orders for relief granted in these cases can be viewed free of charge at: https://cases.stretto.com//Intelsat.

Any party required to File a Proof of Claim under the Bar Date Order which failed to do so before the applicable bar date is forever barred, estopped, and enjoined from asserting such claim against the Debtors and the Debtors will be forever discharged from any indebtedness or liability relating to such claim. Such party will not be permitted to vote to accept or reject the Plan or receive any recovery under the Plan.

On September 2, 2020, the Bankruptcy Court entered an order (the “Exclusivity Extension Order”) extending the Debtors exclusive periods (a) to file a chapter 11 plan for each Debtor is through and including February 15, 2021 and (b) to solicit acceptances thereof through and including April 12, 2021 [Docket No. 735].

The Debtors anticipate requesting an additional extension of their exclusivity periods prior to the current expiration.

D.	Operational Achievements

During the course of these Chapter 11 Cases, the Debtors have continued to successfully manage their business, both on an ordinary-course basis and through other transactions, including:

•

Lien Release Motion [Docket No. 190]. Obtaining authorization from the Bankruptcy Court to release certain liens and amend the Spaceflight Loan Agreement, which was a prerequisite to execute the sale of Spaceflight, Inc. to Mitsui & Co. (U.S.A.), Inc.—a transaction that enhanced the value of the Debtors’ investment in Spaceflight Industries, Inc. and certain of its subsidiaries;

•

Speedcast 9019 Motion [Docket No. 461]. Entering into a mutually beneficial long-term commercial agreement with long-time customer Speedcast Communications Inc., which provided for, among other things, the release of the Company’s general unsecured claim in Speedcast’s chapter 11 cases, and coordinating its approval in these and Speedcast’s chapter 11 cases;

•

Horizons-4 Joint Venture [Docket No. 833]. Entering into a new joint venture and agreement with long-time business partner, JSAT International, Inc. for replacing the Horizons-1/Galaxy 13 satellite, which must be addressed as part of the C-band clearing process with a Ku-band payload on the Galaxy 37 satellite;

•

Executory Contracts and Unexpired Leases [Docket Nos. 1003, 1123, 1077, 1133, 1134, 1141, and 1349]. To date, the Debtors have finalized or are in process of finalizing decisions with respect to their ongoing agreements that constitute “Executory Contracts” or “Unexpired Leases” within the meaning of the section 365 of the Bankruptcy Code. The Debtors have Filed notices rejecting certain executory agreements [Docket Nos. 1123, 1134] and Filed notices assuming certain executory agreements [Docket Nos. 1003, 1077, 1133, 1141, and 1349]; and

•

SD Satellite Contract [Docket No. 1268]. Entering into the “SD Satellite Contract” to manufacture two software-defined satellites which are expected to satisfy future customer demand primarily in the mobility sector across the Continental United States, North Atlantic, and other western hemisphere regions.

E.	Gogo Commercial Aviation Purchase

8. The Transaction

As the Company stabilized its operations in chapter 11 and began engaging with creditors regarding a restructuring a transaction, it remained focused on returning the business to long-term growth. On August 31, 2020, Jackson, and the Seller, entered into the Purchase Agreement with respect to the Gogo Commercial Aviation business for $400 million in cash, subject to customary adjustments. Jackson funded the purchase price of the Gogo Transaction with proceeds from the DIP Facility and cash on hand. In connection with the Gogo Transaction, Jackson entered into an amendment to the credit agreement governing the DIP Facility to permit the transactions contemplated by the Purchase Agreement, which was approved by the Court in the Order (I) Authorizing the Debtors to (A) Consummate a Proposed Transaction and (B) Enter Into an Amendment to the DIP Credit Agreement and (II) Granting Related Relief [Docket No. 720] on August 31, 2020.

Pursuant to the Purchase Agreement, Jackson agreed to acquire one hundred percent of the equity of Gogo LLC and Gogo International Holdings, which, together with their respective subsidiaries, comprised Gogo CA. On September 11, 2020, Jackson assigned its rights and obligations arising under the Purchase Agreement to Aviation AcquisitionCo, an indirect subsidiary of Jackson. After satisfaction of the closing conditions set forth in the Purchase Agreement, including the receipt of regulatory approvals from CFIUS and the FCC, the Gogo Transaction was consummated on December 1, 2020, and ownership of Gogo CA—the leading provider of commercial inflight broadband and entertainment services—was transferred to the Company.

9. The Marketing Process and Creditor Engagement

The Seller engaged in a private sale process for Gogo CA in which it pursued bids from multiple financial and strategic bidders (the “Sale Process”). The Debtors understand that Seller was advised by a number of external advisors, including an investment bank and legal counsel, to facilitate and manage the Sale Process.

On June 24, 2020, the Seller formally invited the Debtors to submit a preliminary, non-binding indication of interest for Gogo CA by June 26, 2020. The Debtors ultimately submitted a non-binding, indication of interest on July 2, 2020, and were selected to participate in the next phase of the Sale Process. The Debtors understand that multiple other bidders also submitted non-binding indications of interest and were selected to participate in the next phase of the Sale Process. During that phase, the Debtors received access to more detailed information from the Seller, including various accounting, finance, human resources, legal, and technical information regarding Gogo CA as well as additional time with Gogo CA’s management.

On July 8, 2020, the Seller delivered a process letter to the Debtors setting forth guidelines for the submission of a final proposal for the acquisition of Gogo CA. The process letter contemplated that the final proposal would be due July 27, 2020.

On July 27, 2020, the Debtors submitted a revised non-binding indication of interest for Gogo CA to the Seller, subject to ongoing diligence, which included a proposal for a period of exclusivity for the Debtors, and the Seller to work on an expedited basis to complete the diligence process and negotiate the terms of the definitive documentation for the Gogo Transaction. The Debtors understand that at this stage the Seller also received indications of interest from multiple other bidders. Notably, in connection with its second quarter 2020 earnings release, the Seller publicly disclosed on August 10, 2020, that it had retained investments bankers and was in a process to sell Gogo CA, which provided an opportunity for any potential interested purchasers to come forward with higher and better proposals.

On August 16, 2020, the Seller granted the Debtors an exclusivity period through August 31, 2020, during which the Debtors completed their due diligence, continued to work through the key economic terms of the Gogo Transaction with the Seller, and the parties finalized definitive documentation of the Gogo Transaction with the Seller.

On August 31, 2020, following receipt of approval from the Bankruptcy Court, Jackson and the Seller executed the Purchase Agreement.

During the entirety of the Sale Process, the Debtors coordinated with the key stakeholders in these Chapter 11 Cases, including (i) the Creditors’ Committee, (ii) the Jackson Ad Hoc Group, (iii) the Jackson Crossover Ad Hoc Group, and (iv) the HoldCo Creditor Ad Hoc Group, as well as the U.S. Trustee. The Debtors initially engaged with advisors to these stakeholders regarding the potential for the Gogo Transaction in mid-July 2020. Their advisors were provided access to certain information on Gogo CA and the Sale Process to enable them to conduct their own diligence. Additionally, the Debtors and their advisors had multiple telephone conferences with and gave several presentations to the advisors to these stakeholders on a variety of topics related to the Transaction. On or about August 19, 2020, certain creditors, within each of the Jackson Ad Hoc Group, the Jackson Crossover Ad Hoc Group, and the HoldCo Creditor Ad Hoc Group, became restricted to receive confidential information regarding the Gogo Transaction. After their review, each of the Jackson Ad Hoc Group, the Jackson Crossover Ad Hoc Group, and the HoldCo Creditor Ad Hoc Group ultimately supported the Gogo Transaction.

F.	SES Claim

On July 14, 2020, SES filed a proof of claim in the amount of $1.8 billion against each of the Debtors. SES asserts that the Debtors owe money (or will owe money) to SES pursuant to certain alleged contractual and fiduciary obligations made in the context of the consortium agreement between Debtor Intelsat US LLC, SES, and other satellite operators (the “Consortium Agreement”). SES alleges it is entitled to 50% of the combined payments that may eventually be payable to the Debtors and SES pursuant to the FCC Order, which provides for Accelerated Relocation Payments subject to the satisfaction of certain deadlines and other conditions set forth therein. SES’s proof of claim alleges that the Debtors breached the Consortium Agreement by taking the position that the Debtors are not required to split Accelerated Relocation Payments with SES and the other members of the consortium. The proof of claim also alleges breach of fiduciary duties and unjust enrichment and seeks monetary and punitive damages. The Debtors dispute the allegations in the proof of claim and, on October 19, 2020, filed an objection to the claim. To the extent that any portion of SES’s claim is allowed, the Debtors have requested that the Court equitably subordinate such claim based on SES’s misconduct.

Further, even though the Debtors believe that certain agreements relating to the C-Band Alliance do not apply, have expired under their terms, or are no longer in force because their purposes have been frustrated, on December 7, 2020, out of an abundance of caution, the Debtors filed a Notice of Rejection of Certain Executory Contracts and/or Unexpired Leases, by which they rejected certain agreements related to the CBA, including the Consortium Agreement.

The trial on the SES proof of claim has been scheduled to be heard by the Bankruptcy Court beginning on June 28, 2021 at 10:00 a.m. (prevailing Eastern Time).

While the ultimate resolution of the claim is not currently predictable, if there is an adverse ruling, the ruling could have the effect of significantly diluting the recoveries of certain Holders of Claims against the Debtors.

G.	Engagement and Negotiations with Stakeholders

Even while devoting significant time and effort to the Gogo Transaction and the C-band clearing process, in the early days of the Chapter 11 Cases, to facilitate the meaningful participation of the Debtors’ key constituents in the formulation of a chapter 11 plan, the Debtors actively engaged and informed their constituents on the complex issues in the Chapter 11 Cases. To that end, the Debtors devoted significant time and resources to providing substantial diligence and document production to the Debtors’ key stakeholders, including the Creditors’ Committee, the Jackson Ad Hoc Group, the Jackson Crossover Ad Hoc Group, the HoldCo Creditor Ad Hoc Group, and the Convertible Noteholders Ad Hoc Group related to the Company’s historic and go-forward operations to facilitate negotiation of the Plan. In particular, the Debtors have provided voluminous information regarding historical intercompany transactions and various tax issues and considerations.

The Debtors have been particularly diligent regarding these key issues, proactively providing over 3,500 responsive documents, over 1,700 responsive answers, and dozens of formal and informal telephone conferences and presentations to assist parties in interest with their investigations and analyses. In total, the Debtors have given virtual data room access to approximately 200 professionals across over 30 professional advisor firms or other institutions, other than the Debtors’ retained professionals. The Debtors have provided a massive amount of primary material to interested parties, but have also taken steps to ensure that interested parties are able to take advantage of the analyses already performed by the Debtors and their advisors, so as to avoid the unnecessary duplication of efforts at the estates’ expense. By maintaining a strong flow of information to parties in interest, the Debtors received varying perspectives and insights that assisted the Debtors’ successful Plan negotiations. The Debtors believe their cooperation with diligence requests and their proactive approach to information sharing was instrumental to negotiating a mutually beneficial and consensual Plan.

In addition to diligence related to tax and intercompany issues, beginning in mid-November, 2020 the Debtors entered into nondisclosure agreements with several of their key creditor constituencies, who became restricted from trading, so the Debtors could share their Business Plan, including the benefits of the Gogo Transaction, and allow creditors to analyze related diligence. In particular, members of the Creditors’ Committee, the Jackson Ad Hoc Group, Jackson Crossover Ad Hoc Group, the HoldCo Creditor Ad Hoc Group, and the Convertible Noteholders Ad Hoc Group all received confidential information and attended presentations with the Debtors’ management related to the Business Plan. The Debtors provided extensive diligence to their creditor groups regarding the Business Plan, providing nearly 200 documents, over 275 written responses, and over 50 hours of conferences.

Following the Debtors distribution of their go-forward Business Plan, the Debtors and many of their key economic constituents, including the HoldCo Creditor Ad Hoc Group, the Jackson Ad Hoc Group, the Jackson Crossover Ad Hoc Group, the Unsecured Creditors Committee, as well as the Convertible Noteholders Ad Hoc Group were in constant dialogue regarding many of the key issues in these Chapter 11 Cases and in the Plan, including intercompany transactions, foreign and domestic tax issues, and the value of the Debtors’ business, including rights related to the FCC Order. Engagement between these creditor groups and the Debtors regarding the Business Plan soon progressed to engagement regarding the terms of a restructuring transaction.

Later in November 2020, the Debtors and their primary creditor constituencies agreed to expand the scope and duration of the applicable confidentiality agreements to allow the parties to engage in direct negotiations regarding a plan of reorganization. The parties have stayed restricted through the filing of this Disclosure Statement in a good faith effort to negotiate the terms of the Plan. The Debtors and these stakeholders have exchanged multiple rounds of term sheet proposals, culminating in the Plan filed by the Debtors. Additionally, the parties spent significant time discussing complex issues related to, among other things, intercompany transactions, foreign and domestic tax issues, and the value of the Debtors’ business, including rights related to the FCC Order.

H.	Plan Support Agreement

Following this lengthy process of extensions of confidentiality agreements and negotiations, the efforts of the Debtors and the Consenting Creditors culminated in the formulation and execution of the Plan Support Agreement, which commits the Consenting Creditors to support the restructuring transactions contemplated by the Plan. Holders of approximately [•] % of [•] claims, holders of approximately [•]% of [•] claims, and holders of approximately [•]% of [•] claims are all party to the Plan Support Agreement. In achieving the agreements reflected in the Plan Support Agreement, the Debtors and the Consenting Creditors had to resolve several contentious deal terms, each of which required considerable compromises.

The Plan Support Agreement and Plan Term Sheet attached thereto as Exhibit B resolves three key issues between the Debtors, the Jackson Ad Hoc Group, and the First Lien Noteholder Group: (a) the amount of the “makewhole” under the Prepetition 9.50% First Lien Notes Indenture; (b) the prepayment premium on the Prepetition 8.00% First Lien Notes Indentures; and (c) the rate at which postpetition interest on the three term loan tranches under the Term Loan Facility should accrue (the “Secured Creditor Settlement”).

Specifically, pursuant to the Plan Support Agreement and the Secured Creditor Settlement, (a) the 8.00% First Lien Notes Claims shall be Allowed in an amount equal to: (i) the full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date for the avoidance of doubt, the Debtors shall continue to pay interest on the principal amount until the Effective Date in accordance with the Final DIP Order); and (iii) $23,634,033.5415 on account of prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indentures (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date) and (b) the 9.50% First Lien Notes Claims shall be allowed in an amount equal to: (i) the full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the contractual rate (it being understood and agreed that until the Effective Date the Debtors shall continue to pay interest on the principal amount in accordance with the Final DIP Order); and (iii) $91,536,911.3516 on account of prepayment premium and/or makewhole amounts payable under the 9.50% First Lien Notes Indentures (which amount represents 77% of the aggregate amount of any prepayment premium and/or makewhole amounts payable under the 8.00% First Lien Notes Indenture, along with interest thereon at the contractual rate, through the Effective Date). Additionally, the Term Loan Facility Claims shall be allowed in an amount equal to: (i) full outstanding principal amount; (ii) any accrued and unpaid interest on the principal amount through the Effective Date at the non-default contractual rate applicable to ABR Loans (in the case of Tranche B-3 Term Loans and Tranche B-4 Term Loans) and applicable to Fixed Rate Loans (in the case of Tranche B-5 Term Loans); and (iii) 90% of the accrued default interest through the Effective Date on the ABR Loans and Fixed Rate Loans. Further, the First Lien Claims shall receive treatment under the Plan as set forth under Article III of the Plan. On the Effective Date, all unpaid Restructuring Expenses and any other fees and expenses of counsel and other professionals representing the Jackson Ad Hoc Group and the First Lien Noteholder Group shall be

[15]	This amount assumes an Effective Date of December 31, 2021, and the interest component thereof is subject to change based on the actual Effective Date.
[16]	This amount assumes an Effective Date of December 31, 2021, and the interest component thereof is subject to change based on the actual Effective Date.

indefeasibly paid in full in Cash by the Debtors. Finally, the Consenting First Lien Creditors shall be included as Released Parties and Releasing Parties under the Plan. The resolution of these issues pursuant to the Secured Creditor Settlement is embodied in the Plan and will avoid the need for protracted litigation, thereby preserving precious Estate resources.

In addition, after extensive arms’ length negotiation, on February 11, 2021 the Debtors and the HoldCo Creditor Ad Hoc Group agreed to the terms of a settlement regarding the treatment of claims against the HoldCos. Specifically, the Plan Support Agreement and the Plan Term Sheet resolve key issues between the Debtors and the HoldCo Creditor Ad Hoc Group, including among others: (i) disputes over the Debtors’ Business Plan and the valuation of the Debtors; (ii) the ownership of the Debtors’ Luxembourg net operating losses (“NOLs”), including intercompany and tax-related claims related to the Debtors’ 2018 reorganization;17 and (iii) intercompany Claims by and among the HoldCos related to other historical intercompany transactions. The resolution of these disputes will avoid the need for protracted and costly litigation. In addition, the resolution of these issues ensures that the Debtors will maintain their Luxembourg fiscal tax unity, thereby preserving substantial Luxembourg NOLs for the benefit of the Reorganized Debtors.18

In addition to resolving several key issues and providing for the support of certain of the Debtors’ key stakeholders, the Plan Support Agreement does not bind any Company Party (as defined in the Plan Support Agreement) or the board of directors, board of managers, or similar governing body of a Company Party (including any Disinterested Directors and Managers), after consulting with counsel and following the conclusion of any applicable investigation, to take any action or to refrain from taking any action with respect to the Restructuring Transactions, or the Plan, to the extent taking or failing to take such action is or would be inconsistent with applicable Law or the exercise of its fiduciary obligations under applicable Law. Thus, the Plan Support Agreement allows for the mutually beneficial resolution of complex issues, without binding any Company Party to any action that is materially adverse to it or its constituents.

I.	Convertible Noteholders Ad Hoc Group Standing Motion

On February 5, 2021, the Convertible Noteholders Ad Hoc Group filed the Standing Motion. The Standing Motion asserts, among other things, (a) that the Convertible Noteholders Ad Hoc Group should be granted standing to prosecute a proposed adversary complaint on behalf of the estate of Intelsat S.A., alleging that Jackson is not entitled to the Accelerated Relocation Payments and Intelsat S.A. is entitled to such Accelerated Relocation Payments; (b) the Convertible Noteholders Ad Hoc Group should be granted limited authority to settle intercompany claims; and (c) the automatic stay should be modified to allow the Convertible Noteholders Ad Hoc Group to prosecute the claims in their proposed adversary proceeding.

As of the time of the filing of this Disclosure Statement, the Standing Motion is scheduled to be heard on March 17, 2021, and the Debtors’ full response to the assertions and allegations in the Standing Motion is forthcoming. For the avoidance of doubt, the Debtors intend to object to the Standing Motion and obtain approval of the settlement consistent with the Plan and Plan Support Agreement.

[17]	See Statement of Financial Affairs for Intelsat Ventures S.A. R.L., July 11, 2020, Case No. 20-32312 (KLP) [Docket No. 6] p. 48.
[18]	See Schedule AB, July 11, 2020 [Docket No. 502] p. 34.

VIII.	RISK FACTORS

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1. Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

2. The Conditions Precedent to the Effective Date of the Plan May Not Occur

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

3. The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

4. The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting Holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such Holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure

Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

5. Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

6. Continued Risk upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for satellite services, changes in satellite technology, and increasing expenses. See Article VIII.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors currently have the exclusive right to propose the Plan. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

7. The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate such debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing the business in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

8. One or More of the Chapter 11 Cases May be Dismissed

If the Bankruptcy Court finds that the Debtors have incurred substantial or continuing loss or diminution to the estate and lack of a reasonable likelihood of rehabilitation of the Debtors or the ability to effectuate substantial consummation of a confirmed plan, or otherwise determines that cause exists, the Bankruptcy Court may dismiss one or more of the Chapter 11 Cases. In such event, the Debtors would be unable to confirm the Plan with respect to the applicable Debtor or Debtors, which may ultimately result in significantly smaller distributions to creditors than those provided for in the Plan.

9. The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim where such Claim is subject to an objection. Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

10. Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur after the Confirmation Date, there can be no assurance as to the timing or as to whether the Effective Date will, in fact, occur.

11. Risk that Foreign Courts Will Not Enforce the Confirmation Order

After the Effective Date, the Reorganized Debtors will maintain business operations in certain foreign jurisdictions, including the Grand Duchy of Luxembourg—where many of the Debtors are incorporated—and the United Kingdom. There is a risk that the courts in these jurisdictions will not grant enforce the Confirmation Order, which may affect the Reorganized Debtors’ ability to effectuate certain relief granted pursuant to the Confirmation Order in Luxembourg.

12. Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts and have agreed to make further contributions, including by agreeing to forgo full payment in Cash of their claims against the Debtors’ estates, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan and the significant deleveraging and financial benefits that they embody.

13.	The Convertible Noteholders Ad Hoc Group’s Standing Motion May Be Granted

In the event that the Standing Motion is granted, depending on the nature of the ruling, the Debtors’ chapter 11 cases may be prolonged due to litigation stemming from the Standing Motion and related adversary proceedings which would otherwise be resolved by the Plan.

B.	Risks Related to Recoveries under the Plan

1.	The Reorganized Debtors May Not Be Able to Achieve their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry sectors in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Common Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	A Liquid Trading Market for the Shares of New Common Stock, or New Warrants, or CVRs May Not Develop

Although the Debtors and the Reorganized Debtors intend to apply to relist the New Common Stock and the New Warrants, and the New Common Stock issuable thereunder, on a national securities exchange, the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for shares of New Common Stock will develop. The Debtors and the Reorganized Debtors do not intend to apply to list the CVRs on a national securities exchange, although the CVRs will be freely transferable pursuant to section 1145 of the Code. The liquidity of any market for shares of New Common Stock or New Warrants will depend upon, among other things, the number of Holders of shares of New Common Stock, New Warrants, and CVRs, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that an active trading market for the New Common Stock, New Warrants, or CVRs will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event an active trading market does not develop, the ability to transfer or sell New Common Stock, New Warrants, or CVRs may be substantially limited and the price of the New Common Stock, New Warrants, or CVRs may decline.

3.	The Trading Price for the Shares of New Common Stock, New Warrants, CVRs, or the New Debt May Be Depressed Following the Effective Date

Assuming that the Effective Date occurs, shares of New Common Stock, New Warrants, and/or CVRs will be issued to Holders of certain Classes of Claims. Following the Effective Date of the Plan, shares of New Common Stock or New Warrants may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements. In addition, Holders of Claims that receive shares of New Common Stock, New Warrants, and/or CVRs may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock available for trading could cause the trading price for the shares of New Common Stock, New Warrants, and/or CVRs to be depressed, particularly in the absence of an established trading market for the New Common Stock, the New Warrants, and/or CVRs. In addition, the New Debt, which is consideration for various Classes of Claims under the Plan, may trade at prices below par.

4.

If the New Warrants Are Exercised, or Shares of New Common Stock Are Issued Pursuant to the CVRs, the Underlying Shares of New Common Stock Could Be Eligible for Future Resale in the Public Market, Which Could Lead to “Market Overhang,” Resulting in Dilution and Potentially Depressing the Trading Price of the New Common Stock

If the New Warrants are exercised or shares of New Common Stock are issued pursuant to the CVRs, a substantial number of additional shares of New Common Stock could be eligible for resale in the public market, which could depress the trading price of the New Common Stock. The Reorganized Debtors also may grant options and equity awards pursuant to the Management Incentive Plan and may grant additional options, warrants, or other convertible securities in the future. The exercise or conversion of the New Warrants or other options or convertible or derivative securities, including the CVRs, will dilute the percentage ownership of other Holders of the New Common Stock. If Holders of the New Common Stock sell substantial amounts of New Common Stock, shares issued upon the exercise of the New Warrants or other outstanding options or convertible or derivative securities, including the CVRs, in the public market, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the trading price of the New Common Stock could fall. An overhang may adversely affect the Reorganized Debtors’ ability to obtain financing on reasonable and acceptable terms whether or not sales have occurred or are occurring.]

5.	Certain Holders of New Common Stock, New Warrants, or CVRs May Be Restricted in Their Ability to Transfer or Sell Their Securities

To the extent that shares of the New Common Stock, New Warrants, or CVRs issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the Holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities. Resales by Holders of Claims who receive New Common Stock or New Warrants pursuant to the Plan that are deemed to be “underwriters” would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or applicable law. Such Holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act.

The Debtors intend to register the New Common Stock and the New Warrants (and the shares of New Common Stock issuable thereunder) and cause them to be listed on a recognized U.S. securities exchange. However, such securities may not initially be registered under the Securities Act or any state securities laws. The Debtors make no representation regarding the right of any holder of New Common Stock, New Warrants, or CVRs to freely resell such securities (including, as applicable, shares issuable thereunder). See Article IX to this Disclosure Statement, entitled “Certain Securities Law Matters” which begins on page 60.

6.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered under the Securities Act or an Exemption from Registration Applies

To the extent that securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act. Under Rule 144 of the Securities Act, the public resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six month holding period unless certain current public information regarding the issuer is not available at the time of sale, in which case the non-affiliate may resell after a one-year holding period. An affiliate may resell restricted securities after a six-month holding period but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale, and notice requirements of Rule 144.

Holders of New Common Stock, New Warrants, or CVRs who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code will also be subject to restrictions under the Securities Act on their ability to resell those securities. Resale restrictions are discussed in more detail in Article IX to this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 19.

7.	The Rights and Responsibilities of Holders of New Common Shares Are Governed by Luxembourg Law

The rights and responsibilities of Holders of New Common Stock (including, as applicable shares of New Common Stock issuable under the New Warrants or CVRs) are governed by Luxembourg law and differ in some respects from the rights and responsibilities of shareholders under other jurisdictions, including the United States. Equity Issuer’s corporate affairs will be governed by its articles of association, as amended from time to time, the New Corporate Governance Documents, and by the laws governing companies incorporated in Luxembourg. The rights of Equity Issuer’s shareholders and the responsibilities of its board of directors under Luxembourg law may not be as clearly established as they are under the laws of other jurisdictions. Equity Issuer may hold all of its shareholder meetings in Luxembourg. The Holders of the New Common Shares may have more difficulty in protecting their interests in the face of actions by Equity Issuer’s board of directors than if Equity Issuer were incorporated in the United States.

8.

Because Equity Issuer Will Be Incorporated Under the Laws of Luxembourg, Holders of New Common Shares May Face Difficulty Protecting Their Interests, and Their Ability to Protect Their Rights Through Other International Courts, Including Courts in the United States, May Be Limited

Equity Issuer will be a public limited liability company incorporated under the laws of Luxembourg, and as a result, it may be difficult for investors to effect service of process within the United States upon Equity Issuer or to enforce both in the United States and outside the United States judgments against it obtained in United States courts in any action, including actions predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, a majority of Equity Issuer’s directors may be residents of jurisdictions other than the United States, and all or a substantial portion of the assets of those Persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States on certain of these directors or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. There is uncertainty as to whether the courts of Luxembourg would (a) enforce judgments of United States courts obtained against Equity Issuer predicated upon the civil liability provisions of the federal securities laws of the United States or (b) entertain original actions brought in Luxembourg courts against Equity Issuer predicated upon the federal securities laws of the United States.

9.	Certain Significant Holders of Shares of New Common Stock May Have Substantial Influence Over the Reorganized Debtors Following the Effective Date

Assuming that the Effective Date occurs, Holders of Claims who receive distributions representing a substantial percentage of the outstanding shares of the New Common Stock (including, as applicable, shares issued under the New Warrants or CVRs) may be in a position to influence matters requiring approval by the Holders of shares of New Common Stock, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors. The Holders may have interests that differ from those of the other Holders of shares of New Common Stock and may vote in a manner adverse to the interests of other Holders of shares of New Common Stock. This concentration of ownership may facilitate or may delay, prevent, or deter a change of control of the Reorganized Debtors and consequently impact the value of the shares of New Common Stock, New Warrants, or CVRs. In addition, a holder of a significant number of shares of New Common Stock may sell all or a large portion of its shares of New Common Stock within a short period of time, which sale may adversely affect the trading price of the shares of New Common Stock, New Warrants, or CVRs. A holder of a significant number of shares of New Common Stock may, on its own account, pursue acquisition opportunities that may be complementary to the Reorganized Debtors’’ businesses, and as a result, such acquisition opportunities may be unavailable to the Reorganized Debtors. Such actions by Holders of a significant number of shares of New Common Stock may have a material adverse impact on the Reorganized Debtors’’ businesses, financial condition, and operating results.

10.	The Value of the CVRs is Speculative and may be Less than Anticipated by Debtors or Other Parties

Assuming that the Effective Date occurs, CVRs will be issued to Holders of certain Classes of Claims, which will entitle the recipients of such CVRs to such recipients’’ pro rata share of New Common Stock with a value equal to fifty percent (50%) of any Additional C-Band Proceeds. The CVRs shall have a term that expires on the Relocation Deadline; provided that any payments agreed to prior to the Relocation Deadline shall constitute Additional C-Band Proceeds regardless of whether such payments are received after the Relocation Deadline. The Debtors and Reorganized Debtors may be unable to obtain Additional C-Band Proceeds, which would have an adverse effect on the value of the CVRs. The tax treatment of the CVRs is discussed in Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax and Luxembourg Tax Consequences of the Plan.”

11.	Issuance of New Common Stock Pursuant to the Management Incentive Plan, CVR Agreement, or Exercise of the New Warrants may Dilute Holdings of New Common Stock

The Plan provides for potential issuance of New Common Stock pursuant to the Management Incentive Plan, CVR Agreement, and for the issuance of New Warrants, which, if exercised, will permit Holders thereof to purchase shares of New Common Stock. Consistent with the Dilution Principles set forth in the Plan, issuance of New Common Stock pursuant to the Management Incentive Plan, the CVR Agreement, or the exercise of the New Warrants would have a dilutive effect on the New Common Stock issued pursuant to the Plan.

12. Certain Tax Implications of the Plan

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax and Luxembourg Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of certain Claims.

13.	The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations to the extent applicable and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

14.	Contingencies Could Affect Allowed Claims Classes

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

15.	Potential Dilution of Claims

On July 14, 2020, SES filed a proof of Claim in the amount of $1.8 billion against each of the Debtors. SES asserts that the Debtors owe money (or will owe money) to SES pursuant to certain contractual and fiduciary obligations made in the context of the Consortium Agreement between Debtor Intelsat US LLC, SES, and other satellite operators. The Debtors dispute the allegations in the proof of Claim and on October 19, 2020, filed an objection to the Claim, which is set for trial beginning on June 28, 2021. To the extent that any portion of SES’s Claim is allowed, the Debtors have requested that the Court equitably subordinate such Claim based on SES’s conduct in matters related to the Consortium Agreement. While the ultimate resolution of the Claim is not currently predictable, if there is an adverse ruling, the ruling could have the effect of significantly diluting the recoveries of Holders of Claims against the Debtors.

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of Cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Financial Results May Be Volatile and May Not Reflect Historical Trends

The Financial Projections attached hereto as Exhibit C are based on assumptions that are an integral part of the projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors and some or all of which may not materialize.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Debtors’ operations. These variations may be material and may adversely affect the value of the New Term Loan, New Secured Notes, and New Common Stock, and the ability of the Debtors to make payments with respect to their indebtedness. Because the actual results achieved may vary from projected results, perhaps significantly, the Financial Projections should not be relied upon as a guarantee or other assurance of the actual results that will occur.

Further, during the Chapter 11 Cases, the Debtors financial results may be volatile as restructuring activities and expenses, contract terminations and rejections, and Claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

Lastly, the Business Plan was developed by the Debtors with the assistance of their advisors. There can be no assurances that the Debtors’ Business Plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Debtors and their Business Plan. Any deviations from the Debtors’ existing Business Plan would necessarily cause a deviation.

4.	The Debtors’ Substantial Liquidity Needs May Impact Revenue

The Debtors operate in a capital-intensive industry. If the Debtors’ Cash flow from operations remains depressed or decreases, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources. In addition to the Cash necessary to fund ongoing operations, the Debtors have incurred significant Professional fees and other costs in connection with the Chapter 11 Cases and expect to continue to incur significant Professional fees and costs throughout the remainder of the Chapter 11 Cases. The Debtors cannot guarantee that Cash on hand, Cash flow from operations, and Cash provided by the DIP Facility will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of the DIP Order; (b) their ability to maintain adequate Cash on hand; (c) their ability to develop, confirm, and consummate the Plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases. The Debtors’ ability to maintain adequate liquidity depends, in part, upon industry conditions and general economic, financial, competitive, regulatory, and other factors beyond the Debtors’ control. In the event that Cash on hand, Cash flow from operations, and Cash provided under the DIP Facility are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

5.	The Debtors’ Business Is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business

The Debtors’ operations are subject to foreign and United States federal laws and regulations, including those governing the satellite and telecommunications industries and the health and safety of employees. Sanctions for noncompliance may include revocation of licenses or permits, corrective action orders, administrative or civil penalties, and criminal prosecution. These liabilities and costs could have an adverse effect on the business, financial condition, results of operations, and Cash flows of the Reorganized Debtors.

6.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

7.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly skilled employee base. The Debtors’ Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

8.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before confirmation of the Plan (a) would be subject to compromise and/or treatment under the Plan and/or (b) would be discharged in accordance with the terms of the Plan. Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations.

D.	Risks Related to Regulation

The Debtors can provide no assurance that the required regulatory and government consents will be obtained in connection with the Restructuring Transactions. In addition, even if all required regulatory and other governmental consents are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions, and timing of the approvals or clearances.

1.

The Debtors’ Business Depends upon Licenses Issued by the FCC, and If Licenses Are Not Renewed or the Reorganized Debtors Are Out of Compliance with FCC Regulations and Policies, the Reorganized Debtors’ Business Could Be Impaired

The Debtors are subject to regulation by the FCC under the Communications Act of 1934, as amended. The majority of the Debtors’ satellites are licensed and regulated by the FCC. The Debtors’ business depends upon maintaining their FCC licenses, including licenses for the use of spectrum, which are renewable upon timely application to the FCC. Interested parties may challenge a renewal application. The FCC has authority to revoke licenses or not grant renewal applications. The Debtors cannot be certain that the Reorganized Debtors’ future renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect the Reorganized Debtors’ operations, could result in impairment, and could adversely affect the Reorganized Debtors’ liquidity and financial condition.

FCC rules governing the Debtors’ regulated service offerings impose costs on their operations, and changes in those rules could have an adverse effect on the Reorganized Debtors’ business. Moreover, governmental regulations and policies may change over time, and the changes may have an adverse impact upon the Reorganized Debtors’ businesses, financial condition, and results of operations.

2.	There Will Be FCC Approval Requirements in Connection with Emergence from Chapter 11

FCC prior approval is required for any proposed transaction, including a chapter 11 reorganization, that involves the assignment or transfer of control of FCC licenses, and the FCC has discretion to impose conditions that serve the public interest on grant of any application to assign or transfer control of FCC licenses.

The Debtors’ emergence from bankruptcy pursuant to the Plan will require prior consent of the FCC to effectuate an assignment or transfer of control of the FCC licenses from the debtor-in-possession licensees to the Reorganized Debtors. The FCC will determine whether the proposed transaction serves the public interest, convenience, and necessity; this entails a public proceeding whereby the FCC will seek comment on the applications related to the Plan. It is not possible to guarantee the FCC’s grant of the application by any particular date.

3.	The Debtors May Fail to Meet One or More of the C-band Clearing Requirements of the FCC Order and Therefore Be Unable to Realize the Full Value of the Anticipated Accelerated Relocation Payments

The Debtors will only be entitled to receive the full value of the Accelerated Relocation Payments if they successfully clear the C-band and satisfy certain other requirements of the FCC Order, including those related to customer migration, while adhering to the schedule set forth by the FCC. In the event that the Debtors are unable to meet one or more of the requirements of the FCC Order, they would likely be unable to realize the full value of the Accelerated Relocated Payments.

IX.	CERTAIN SECURITIES LAW MATTERS

The Debtors believe that the New Common Stock, New Warrants (and any New Common Stock issuable upon exercise of the New Warrants), and CVRs (and any New Common Stock issuable under the CVRs) issuable pursuant to the Plan and any New Debt (to the extent issued in the form of bonds) are “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities law (a “Blue Sky Law”). The Debtors further believe that the offer, sale, issuance, and initial distribution of the New Common Stock, New Warrants (and any New Common Stock issuable upon exercise of such New Warrants), or CVRs (and any New Common Stock issuable under the CVRs), and the New Debt (to the extent issued in the form of bonds) by the Equity Issuer pursuant to the Plan is exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and any applicable state Blue Sky Law as described in more detail below. The New Common Stock underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

The following discussion of the issuance and transferability of the New Common Stock relates solely to matters arising under federal and state securities laws. The rights of Holders of New Common Stock, including the right to transfer such interests, will also be governed by the New Organizational Documents, which will be filed with the Plan Supplement.

A.	1145 Securities

As discussed herein, the Plan provides for the offer, issuance, sale, and distribution of the New Common Stock or the New Warrants, the shares of New Common Stock issuable upon exercise of the New Warrants, and the CVRs, and the shares of New Common Stock issuable under the CVRs (collectively, the “1145 Securities”).

Section 1145 of the Bankruptcy Code provides that section 5 of the Securities Act and any state law requirements for the issuance of a Security do not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a Claim against, an interest in, or Claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a Claim against or interest in a debtor or are issued principally in such exchange or partly for Cash and property. The Debtors believe that the issuance of the 1145 Securities in exchange for the Claims and Interests described above satisfy the requirements of section 1145(a) of the Bankruptcy Code.

Accordingly, no registration statement is expected to be filed under the Securities Act or any state securities laws. Recipients of the New Common Stock, New Warrants, and CVRs are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law.

1.	Subsequent Transfers

The 1145 Securities may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a Claim against, interest in, or Claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any Security received or to be received in exchange for such a Claim or interest; (b) offers to sell securities offered or sold under a plan for the Holders of such securities; (c) offers to buy securities offered or sold under a plan from the Holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all Persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, Holders of 1145 Securities who are deemed to be “underwriters” may be entitled to resell their 1145 Securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements, and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the 1145 Securities, would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the 1145 Securities and, in turn, whether any Person may freely resell 1145 Securities.

B.	4(a)(2) Securities

1.	Issuance

Section 4(a)(2) of the Securities Act provides that the issuance of securities, including the New Debt (to the extent issued in the form of bonds) (together with any New Common Stock, New Warrants, and CVRs not issued under section 1145, including shares issuable thereunder, collectively, the “4(a)(2) Securities”), by an issuer in transactions not involving any public offering are exempt from registration under the Securities Act.

The Debtors believe that the 4(a)(2) Securities will be issuable without registration under the Securities Act in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act, Regulation D and/or Regulation S. Section 4(a)(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of a Security in connection with transactions not involving any public offering. Rule 506 of Regulation D provides nonexclusive safe harbor conditions with respect to the exemption provided by section 4(a)(2). Regulation S provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of securities made outside of the United States to any non-U.S. Person (within the meaning of Regulation S). Any securities issued in reliance on section 4(a)(2), including in compliance with Rule 506 of Regulation D and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act, including the “safe harbor” exemptions provided by Rule 144 or Rule 144A under the Securities Act to the extent available, and other applicable law.

The New Debt issued in the form of bonds will not be registered under the Trust Indenture Act. Pursuant to the Trust Indenture Act, securities owned by the obligor or affiliates of the obligor are disregarded for the purpose of directing the conduct of remedies by the trustee, or the exercise of trust powers by the trustee, and consenting to waivers of default. Therefore, affiliates of the Debtors who purchase New Debt issued in the form of bonds will be able to exercise rights and remedies as Holders of such debt.

2.	Subsequent Transfers

Unlike the securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, the 4(a)(2) Securities will be deemed “restricted securities” that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act, or an exemption from registration under the Securities Act is available, including the exemptions provided by Rule 144 or Rule 144A under the Securities Act, to the extent available.

In addition, the 4(a)(2) Securities may also be subject to restrictions in the New Organizational Documents and to certain regulatory restrictions, such as those set forth in the rules of the FCC.

PERSONS WHO RECEIVE SECURITIES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE FEDERAL OR STATE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. WE MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE SECURITIES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, WE ENCOURAGE EACH RECIPIENT OF SECURITIES AND PARTY IN INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A SECURITY IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE FEDERAL OR STATE SECURITIES LAWS OR WHETHER A PARTICULAR RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER, WE MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE SECURITIES ISSUED UNDER THE PLAN.

C.	New Common Stock & Management Incentive Plan.

The Confirmation Order shall authorize the board of Equity Issuer to adopt and enter into the Management Incentive Plan, which shall reserve exclusively for management employees up to 10% of the New Common Stock on a fully diluted, fully distributed basis (the “Management Incentive Plan Pool”) which will be reserved and issued as set forth in the Plan. Grants of such New Common Stock from the Management Incentive Plan Pool will dilute all of the New Common Stock outstanding at the time of such issuance. The New Common Stock is also subject to dilution in connection with the conversion of any other options, warrants, convertible securities or other securities that may be issued post-emergence. The New Common Stock from the Management Incentive Plan Pool will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

X.	SOLICITATION AND VOTING PROCEDURES

This Disclosure Statement, which is accompanied by a Ballot or Ballots to be used for voting on the Plan, is being distributed to the Holders of Claims or Interests in those Classes that are entitled to vote to accept or reject the Plan.

THE DISCUSSION OF THE SOLICITATION AND VOTING PROCESS SET FORTH IN THIS DISCLOSURE STATEMENT IS ONLY A SUMMARY.

PLEASE REFER TO THE DISCLOSURE STATEMENT ORDER FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all Holders of Claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.C of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?” provides a summary of the status and voting rights of each Class (and, therefore, of each holder within such Class absent an objection to the Holder’s Claim or Interest) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims or Interests in Classes A8, A9, A10, B1, C1, D1, E1, F1, G1, H1, I1, J1, and J2 (the “Voting Classes”). The Holders of Claims or Interests in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims or Interests in the Voting Classes have the right to vote to accept or reject the Plan. The Debtors are not soliciting votes from Holders of Claims or Interests in Classes A1, A2, A3, A4, A5, A6, A7, or J3.

B.	Voting Record Date

The Voting Record Date is March 12, 2021. The Voting Record Date is the date on which it will be determined which Holders of Claims or Interests in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims or Interests have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the holder of a Claim or Interest.

C.	Voting on the Plan

The Voting Deadline is April 20, 2021, at 5:00 p.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed, and delivered as directed, so that your Ballot or the Master Ballot containing your vote is actually received by the Solicitation Agent on or before the Voting Deadline.

To vote, complete, sign, and date your ballot and return it (with an original signature) promptly via electronic mail to Intelsatinquiries@stretto.com with “Intelsat Vote” in the subject line.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT TOLL FREE AT (888) 909-0100 OR VIA ELECTRONIC MAIL TO Intelsatinquiries@stretto.com.

D.	Ballots Not Counted

A ballot will not be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the holder of such Claim or Interest; (2) it is cast by any Entity that does not hold a Claim or Interest in a Voting Class; (3) it is cast for a Claim scheduled as unliquidated, contingent, or disputed for which no Proof of Claim was timely filed by the Voting Record Date (unless the applicable bar date has not yet passed, in which case such Claim or Interest shall be entitled to vote in the amount of $1.00); (4) it is unsigned or lacking an original signature (for the avoidance of doubt, a Ballot submitted via Stretto online balloting portal shall be deemed an original signature); (5) it is not marked to accept or reject the Plan or marked both to accept and reject the Plan; (6) it is submitted by any Entity not entitled to vote pursuant to the procedures described herein; and (7) it is submitted by improper means. Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS,

PLEASE CONTACT THE SOLICITATION AGENT TOLL-FREE AT +1 (855) 489 1434.

ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE

NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED. 19

XI.	CONFIRMATION OF THE PLAN

A.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a Claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit B and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of the Debtors’ advisors. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by

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For any ballot cast via electronic mail, a format of the attachment must be found in the common workplace and industry standard format (i.e., industry-standard PDF file) and a received date and time in the Solicitation Agent’s inbox will be used as a timestamp for a receipt.

Holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Any distribution to Holders of Claims or Interests (to the extent Holders of Interests would receive distributions at all) under a chapter 11 liquidation plan would most likely be substantially delayed. Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going concern value of their businesses, which is reflected in the New Common Stock to be distributed under the Plan. Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections are attached hereto as Exhibit D and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of Claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.20

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired Claims as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in a number of Allowed Claims in that class, counting only those Claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

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A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by Holders of at least two-thirds in amount of Allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

If a Class contains Holders of Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Interests in such class.

E.	Confirmation without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided, that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of Claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of Claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of Claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of Claims receive more than 100 percent of the amount of the Allowed Claims in the class. As to the dissenting class, the test sets different standards depending upon the type of Claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation of the Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-Confirmation going concern value of the Debtors. Accordingly, the Debtors, with the assistance of PJT, produced the Valuation Analysis that is set forth in Exhibit E attached hereto and incorporated herein by reference. As set forth in the Valuation Analysis, the Debtors’ going concern value is substantially less than the aggregate amount of its funded-debt obligations. Accordingly, the Valuation Analysis further supports the Debtors conclusion that the treatment of Classes under the Plan is fair and equitable and otherwise satisfies the Bankruptcy Code’s requirements for confirmation.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX AND LUXEMBOURG TAX CONSEQUENCES OF THE PLAN

A.	Introduction

The following discussion is a summary of certain United States (“U.S.”) federal income and Luxembourg tax consequences of the consummation of the Plan to the Debtors, Reorganized Debtors, and to certain holders of Allowed Claims. The following summary does not address the U.S. federal income or Luxembourg tax consequences to holders of Claims or Interests not entitled to vote to accept or reject the Plan.

The summary of the U.S. federal income tax consequences of the consummation of the Plan is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities, published administrative positions of the IRS, and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. The summary of the Luxembourg tax consequences of the consummation of the Plan is based on the laws of the Grand-Duchy of Luxembourg, including the Income Tax Law of December 4, 1967, (“ITL”), the Municipal Business Tax Law of December 1, 1936, and the Net Wealth Tax Law of October 16, 1934, including the regulations promulgated thereunder, and published judicial decisions rendered by Luxembourg administrative jurisdictions that may be relevant to the Plan and administrative pronouncements, each as amended and in effect on the date hereof and is subject to any change in law or regulations or changes in interpretation or application thereof (and which may possibly have a retroactive effect). Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained. The Debtors have not requested and do not intend to request a ruling from the IRS, the Luxembourg tax authorities (“LTA”), or any other taxing authority regarding any of the other tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS, the LTA, the courts, or any other tax authority. No assurance can be given that the IRS, the LTA, or any other tax authority would not assert, or that a court would not sustain, a different position than any position discussed herein.

Unless specifically provided for in this summary, this discussion does not purport to address all aspects of U.S. federal income or Luxembourg taxation that may be relevant to the Debtors, Reorganized Debtors, or to certain holders of Claims in light of their individual circumstances. This discussion does not address tax issues with respect to such holders of Claims subject to special treatment under the U.S. federal income or Luxembourg tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax exempt organizations, small business investment companies, foreign taxpayers, Persons who are related to the Debtors within the meaning of the IRC, Persons using a mark-to-market method of accounting, holders of Claims that hold more than 10.0% or more of the equity of the Debtors or that will hold 10.0% or more of the equity of the Reorganized Debtors after receiving the distributions contemplated by the Plan, holders of Claims who are themselves in bankruptcy, and regulated investment companies or funds and those holding, or who will hold, Claims, or the New Common Stock, New Series A Warrants, New Series B Warrants, CVRs, or any other consideration to be received under the Plan, as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, estate, gift, or non-U.S. (other than Luxembourg) taxation is addressed. Furthermore, this summary assumes that holders of Claims hold only Claims in a single Class and hold Claims as “capital assets” (within the meaning of section 1221 of the IRC). This summary does not address any special arrangements or contractual rights that are not being received or entered into in respect of an underlying Claim, including the tax treatment of any backstop fees or similar arrangements (including any ramifications such arrangements may have on the treatment of a Holder under the Plan). This summary also assumes that the various debt and other arrangements to which the Debtors are a party will be respected for U.S. federal income and Luxembourg tax purposes in accordance with their form.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons has authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “Non-U.S. Holder” is any Holder that is not a U.S. Holder other than any partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

As used herein, a “Luxembourg individual holder” means an individual resident in Luxembourg who is subject to personal income tax (impôt sur le revenu) on his or her worldwide income from Luxembourg or foreign sources.

In addition, a “Luxembourg corporate holder” means a corporation or other entity taxable as a corporation (that is organized under the laws of Luxembourg under Article 159 of the Luxembourg Income Tax Act ITL) resident in Luxembourg subject to corporate income tax (impôt sur le revenu des collectivités) and municipal business tax (impôt commercial communal) on its worldwide income from Luxembourg or foreign sources. A Luxembourg corporate holder is also subject to net wealth tax (impôt sur la fortune) on its worldwide wealth.

For purposes of this summary, Luxembourg individual holders and Luxembourg corporate holders are collectively referred to as “Luxembourg Holders.” A “Non-Luxembourg Holder” means any investor in New Common Stock, New Warrants or CVRs other than a Luxembourg Holder.

If a partnership (or other entity treated as a pass-through entity for U.S. federal income or Luxembourg tax purposes) is a holder of a Claim or Interest, the tax treatment of a partner (or other beneficial owner) of such entity generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are holders of Claims or Interest should consult their respective tax advisors regarding the U.S. federal income and Luxembourg tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND LUXEMBOURG TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U. S. FEDERAL, STATE, LOCAL, LUXEMBOURG AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and the Reorganized Debtors

1.	In General

As a general matter, Jackson and its direct subsidiary, Intelsat Genesis Inc. (“Genesis”), are both currently subject to U.S. federal income tax. The Debtors expect that both entities will continue to be subject to U.S. federal income tax following the Restructuring Transactions. The Debtors that are the direct and indirect owners of Jackson are not currently subject to U.S. federal income tax, and the Debtors expect that such Debtors will not be subject to U.S. federal income tax immediately following the Restructuring Transactions.

The discussion below indicates that the consummation of the Plan may be subject to section 351 of the Tax Code if, as expected, Holders of Allowed Claims hold more than 80% of the New Common Stock. In the event that the Restructuring Transactions set forth in the Restructuring Steps Memorandum contemplate that the Equity Issuer will issue New Common Stock at more than one point of time, and Holders of Claims collectively hold less than 80% of the New Common Stock after an earlier issuance but held more than 80% of the New Common Stock after the Plan is fully consummated, there is meaningful uncertainty with respect to whether section 351 of the IRC would apply to each issuance of New Common Stock (on the basis that the implementation of the Restructuring Transactions should be viewed as a single transaction for purposes of section 351) or if, instead, each separate issuance should be independently evaluated, in which case earlier issuances (immediately after which Holders held less than 80% of the stock) would not be eligible for tax-deferred treatment under section 351 and would, instead, be taxable under section 1001 of the IRC (or potentially subject to recapitalization treatment under section 354 of the IRC if the Equity Issuer is the Lux Issuer (as defined below) of the applicable Claim). Holders of Claims should consult their own tax advisors regarding the potential implication of these rules.

2.	Effects of the Restructuring Transactions on Tax Attributes of Debtors

(a)	Preservation of Tax Attributes and Cancellation of Indebtedness Income

As a result of the Restructuring Transactions, the U.S. tax attributes of Jackson may, depending on certain factors, be reduced by the amount of their excluded COD Income. Because Jackson and Genesis are the only Debtors subject to U.S. federal income tax that are regarded for U.S. federal income tax purposes, and Genesis is not the issuer of any third-party debt (and any Intercompany Claims against Genesis are expected to be Reinstated) the Debtors expect any reduction of their U.S. tax attributes to only be relevant with respect to Jackson, and only to the extent any excluded COD Income is attributable to its “trade or business within the United States” as described in section 864(b) of the IRC (Jackson’s “U.S. Trade or Business”).

In general, absent an exception, a debtor will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (X) the amount of Cash paid, (Y) the issue price of any new indebtedness of the debtor issued, and (Z) the fair market value of any new consideration, in each case, given in satisfaction of such indebtedness at the time of the satisfaction. Unless an exception or exclusion applies, COD Income constitutes taxable income like any other item of taxable income.

Pursuant to section 108 of the IRC, a debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of indebtedness occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. In general, the tax attributes of a debtor will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers (d) capital loss carryovers; (e) tax basis in assets (subject to the Asset Tax Basis Floor, as described below); (f) passive activity loss and credit carryovers; and (g) foreign tax credits. A debtor with COD Income may elect to first reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC (which can include a reduction in the basis of a partnership interest, but only if the “inside” basis of assets in the partnership are also reduced), though it has not been determined whether the Debtors will make this election. The reduction in tax attributes occurs only after the taxable income (or loss) for the taxable year of the debt discharge has been determined and any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

The aggregate tax basis of Jackson in its assets is not required to be reduced below the amount of indebtedness (determined on an entity-by-entity basis) that Jackson will be subject to immediately after the cancellation of debt giving rise to COD Income (the “Asset Tax Basis Floor”). Generally, all of an entity’s obligations that are treated as debt under general U.S. federal income tax principles (including intercompany debt treated as debt for U.S. federal income tax purposes) are taken into account in determining an entity’s Asset Tax Basis Floor.

The exact amount of the COD Income (if any) that will be realized by the Debtors will not be determinable until after the consummation of the Plan. In addition, there is significant uncertainty regarding the application of the above COD Income rules in the case of a non-U.S. entity, like Jackson, that is subject to the COD Income rules in connection with its U.S. Trade or Business. Accordingly, the Debtors are currently unable to determine the precise effect that the COD Income rules will have on the U.S. tax attributes of Jackson.

(b)	Limitation of NOL Carryforwards and Other Tax Attributes under Sections 382 and 383 of the IRC

After giving effect to the reduction in tax attributes from excluded COD Income (if any), the ability of Jackson and Genesis to use any tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the IRC.

(i)	General Sections 382 and 383 Annual Limitations

Under sections 382 and 383 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs and NOL carryforwards, disallowed business interest carryovers under section 163(j) of the IRC (“163(j) Carryovers”),21 tax credit carryforwards, net unrealized built-in losses, and possibly certain other attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) and deductions recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

The rules of sections 382 and 383 of the IRC are complicated, but as a general matter, the Debtors anticipate that the issuance of New Common Stock pursuant to the Plan will result in one or more “ownership changes” of the Debtors for these purposes, and that the Reorganized Debtors’ use of their Pre-Change Losses will be subject to limitation unless an exception to the general rules of sections 382 and 383 of the IRC applies.

(ii)	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject (the “382 Limitation”) is equal to the product of (a) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments), multiplied by (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the “ownership change” occurs: 1.10% percent for February 2021). The 382 Limitation may be increased, up to the amount of any net unrealized built-in gain (if any) at the time of the ownership change, to the extent that the Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.22 Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

Notwithstanding the rules described above, if subsequent to an ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

There is significant uncertainty regarding the application of the 382 Limitation in the case of a non-U.S. entity, like Jackson or Genesis, that is subject to the 382 Limitation rules in connection with its U.S. Trade or Business. Accordingly, the Debtors are currently unable to determine the precise effect that the 382 Limitation will have on the U.S. tax attributes of Jackson or Genesis.

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In the case of the Debtors, 163(j) Carryovers refers both to “current law” limitations on the deductibility of interest on third-party debt, as well as limitations under prior law that applied only to certain intercompany arrangements among the Debtors.

[22]

Regulations have been proposed that would significantly change the application of the rules relating to built-in gains and losses for purposes of computing the 382 Limitation. However, proposed regulations have also been released that would “grandfather” companies that undergo an “ownership change” pursuant to an order entered in a bankruptcy case that was commenced prior to, or within 30 days of, the publication of the finalized new rules in this area. Accordingly, the Debtors do not expect the proposed regulations to apply to them or to the Reorganized Debtors with respect to the “ownership change” that will occur pursuant to the Plan.

(iii)	Special Bankruptcy Exceptions

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their claims, at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in chapter 11) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, NOLs, NOL carryforwards, and 163(j) Carryovers will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Debtors undergo another “ownership change” within two years after the Effective Date, then the Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety. If the Debtors were to undergo another “ownership change” after the expiration of this two year period, the resulting 382 limitation would be determined under the regular rules for ownership changes. It is possible that certain transactions occurring less than two years prior to the Restructuring Transactions will result in an “ownership change” for purposes of section 382 of the IRC occurring immediately prior to the Restructuring Transactions. If these transactions are considered to constitute a separate “ownership change” for purposes of section 382 and the 382(l)(5) Exception applies, the Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for the 382(l)(5) Exception or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the 382 Limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule for determining the 382 Limitation, which requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the ownership change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception because the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo a change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

The Debtors do not currently know whether they are eligible for the 382(l)(5) Exception, and regardless of whether the 382(l)(5) Exception is available, the Reorganized Debtors may decide to affirmatively elect out of the 382(l)(5) Exception so that the 382(l)(6) Exception instead applies. Whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, though, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the IRC were to occur after the Effective Date.

C.	Certain Luxembourg Tax Consequences of the Plan to the Debtors and the Reorganized Debtors

The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting could result in significant changes to the tax laws and practices in multiple jurisdictions, including Luxembourg, after the date of this discussion and could therefore have an impact on this discussion. In addition, considering the recent adoption of the Luxembourg law implementing Council Directive (EU) 2017/952 of 29 May 2017 amending Directive (EU) 2016/1164 as regards hybrid mismatches with third countries (“ATAD II”), there is little precedent on its application. Luxembourg Holders and Non-Luxembourg Holders are urged to consult their tax advisors regarding the potential application of these rules.

Certain of the Debtors (“Lux Holdcos”) and their shareholders that are parties to the Plan (“Lux Issuers”), including Intelsat S.A., the Debtors’ ultimate parent company, are Luxembourg-incorporated entities. As further discussed below, the Debtors intend, but cannot guarantee, that the Plan will not have materially adverse Luxembourg tax consequences to the Debtors or Reorganized Debtors.

1.	Contribution of Claims to the Equity Issuer (Where the Equity Issuer is Not the Lux Issuer of the Relevant Claim)

a.	Against the Issuance by the Equity Issuer of New Common Stock

From a Luxembourg Generally Accepted Accounting Principles (“Lux GAAP”) standpoint, New Common Stock issued by the Equity Issuer in consideration for the contribution in kind at fair market value of the Claims (in a circumstance where the Equity Issuer is not the Lux Issuer of the relevant Claim) should not give rise to a gain or loss at the level of the Equity Issuer to which the contribution in kind is made, but results in a capital and share premium increase.

Based on the principle of accrochement du bilan fiscal au bilan commercial (translated as “tax follows accounting”) enshrined in Article 40 ITL (which can be considered as a general principle), where the provisions of the ITL do not provide for specific mandatory deviating rules, the contribution in kind should thus not give rise to any gain or loss for the Equity Issuer from a Luxembourg tax perspective.

According to Article 18 ITL and 42 ITL, any supplément d’apport (additional contributions) made by a taxpayer to its enterprise shall not be taken into account for the determination of the taxable profits of the Equity Issuer. Additional contributions have to be valued according to Article 43 (1) ITL, at their valeur d’exploitation (going concern value) at the date of the contribution. The going concern value is defined in Article 27(1) ITL and represents the price that a third party would pay for the Claims in the context of the acquisition of the entire business of the taxpayer (taking into account all the assets and liabilities of the applicable Lux Holdco), with the objective to pursue the taxpayer’s activities. In the hands of the Equity Issuer, the going concern should be equal to the fair market value of the Claims.

Based on the above, the Debtors believe that the contribution of the Claims to the Equity Issuer should thus not generate any gain for Luxembourg tax purposes to the Equity Issuer. Additionally, the contribution of the Claims to the Equity Issuer should also not generate any immediate tax consequences to the Lux Issuers.

The above discussion does not apply in a circumstance where the Equity Issuer is also the Lux Issuer of the Claim being contributed. The Luxembourg tax consequences to the Debtors of a contribution of a Claim where the Lux Issuer of such Claim is also the Equity Issuer are described below.

b.	Against the Issuance by the Equity Issuer of New Warrants or CVRs

If the contribution in kind at fair market value of the Claims made against the issuance of New Warrants or CVRs does not give rise to any gain or loss at the level of the Equity Issuer from a Lux GAAP perspective (whether such contribution is accounted for as an increase of equity reserves or as a new debt of the Equity Issuer to which the contribution in kind is made), such contribution in kind should not generate any immediate tax consequence at the level of the Equity Issuer based on the principles mentioned under “Against the issuance by the Equity Issuer of New Common Stock” above but may possibly give rise to a taxable gain at the level of the Equity Issuer in case the New Warrants or the CVRs are not exercised and thus not exchanged against New Common Stock.

The conversion of the New Warrants or the CVRs into New Common Stock should in principle not give rise to any taxable gain at the level of the Equity Issuer, provided that no such gain is realized from a Lux GAAP perspective either.

2.	Repayment of the Claims in Cash by the Equity Issuer

The repayment of Claims in cash should in principle not entail negative tax implications at the level of the Equity Issuer or the Lux Issuer (meaning that no COD Income should be realized by the Equity Issuer or the Lux Issuer).

3.	Contribution of Claims by the Equity Issuer to the Lux Issuer against New Common Shares Issued by the Lux Issuer

The contribution of Claims by a Lux Holdco to a Lux Issuer should be treated as an exchange of assets at the level of the Debtor contributing the Claims. According to Article 22(5) ITL and the related parliamentary comments, an exchange of assets shall be treated as the sale of an asset for valuable consideration followed by the acquisition of the asset received in exchange for valuable consideration and thus lead prima facie to the realization of any profit or loss. However, the transfer price of the asset given in exchange is its valeur estimée de réalisation (fair market value) as defined by Article 27(2) ITL as the price that would be obtained in an arm’s length transfer of the asset, taking into account all the circumstances and conditions affecting the price, except abnormal or personal circumstances or conditions. The acquisition price of the asset received in exchange also corresponds, according to Article 25(1) ITL, to its fair market value.

Based on the valuations rules included in the ITL, both the contribution of Claims by a Lux Holdco to a Lux Issuer and the new common shares received in consideration thereof by the Lux Holdco must be valued at their fair market value.

In view of the fact that the fair market value of the exchanged assets are the same, the Lux Holdco contributing the Claims to a Lux Issuer in exchange for shares of such Lux Issuer should not realize for Luxembourg tax purposes any gain or loss upon the contribution in kind or the set-off/netting of the Claims.

4.	Transfer of Claims to the Lux Issuer of the Relevant Claim

There are two circumstances under the Plan in which a Claim may be transferred to the Lux Issuer: (1) as described above, Claims may first be transferred by the current Holders of such Claims to the Equity Issuer, followed by a transfer of such Claims through the preserved corporate structure to the Lux Issuer of such Claim; or (2) the Holder of such Claim may transfer the Claim directly to the Lux Issuer of such Claim against (i) New Common Stock, if the Lux Issuer is the Equity Issuer, or (ii) New Warrants or (iii) CVRs.

In either case, the final transfer of a Claim to the Lux Issuer of such Claim (including in a situation where the Lux Issuer is also the Equity Issuer) may be effected through a subscription agreement and netting arrangement, whereby the party holding the Claim immediately prior to the Claim’s transfer to the relevant Lux Issuer enters (or is deemed to enter) into a subscription agreement for shares of the Lux Issuer, and the obligation under the subscription agreement is netted/set-off against the Claim of such Lux Issuer being transferred.

The transfer of a Claim to the Lux Issuer may also be effected through a subscription agreement and netting arrangement, whereby the Holder of such Claim enters with the Lux Issuer of such Claim into a subscription agreement for New Warrants or CVRs. As a result thereof, the Claims of such Lux Issuer should be fully extinguished either against increase of the Lux Issuer’s equity reserves or against creation of a new debt for a value equal to the nominal value of the Claim including interest accrued.

If from a Lux GAAP perspective, the contributions referred to above do not give rise to COD Income at the level of the Lux Issuer as the Debtors expect, no COD Income should, in principle, be realized for Luxembourg tax purposes based on the abovementioned principle that tax follows accounting. However, there is no guarantee that the LTA will agree with this position.

The conversion of the New Warrants or the CVRs into New Common Stock should in principle not give rise to any taxable gain at the level of the Lux Issuer, provided that no such gain is realized from a Lux GAAP perspective. If the New Warrants or the CVRs lapse without conversion and thus issuance of New Common Stock by the Lux Issuer to the Holders of the New Warrant or the CVRs, the Lux Issuer should realize a taxable gain. If the Lux Issuer is not the Equity Issuer, the Lux Issuer may realize a taxable gain upon the conversion of the New Warrants or the CVRs depending on the Lux GAAP treatment of the conversion.

If the transaction at any time gives rise to COD Income, then the Debtors believe that any such COD Income should benefit from the tax exemption provided for under Article 52 ITL relating to COD Income realized in the framework of a financial reorganization aimed at the financial recovery of that debtor (i.e. gain d’assainissement or “reorganization profit”). Article 52 ITL provides that the increase of the net asset value of a Luxembourg debtor resulting from a gain d’assainissement/reorganization profit has to be eliminated from the positive taxable result of the Luxembourg debtor, to the extent only of that result. In other words, it means that the tax exemption applies only to the portion of net gain d’assainissement/reorganization profit exceeding existing tax losses available during the year of the financial reorganization. However there is also no guarantee that the LTA will agree with this position. If the LTA do not share this position, COD Income above the Luxembourg tax losses would remain fully taxable in Luxembourg. Although not free from doubt, the Debtors believe that the set-off/netting of the Claims as described above should not give rise to COD Income at the level of the Lux Issuer.

5.	Transfer of Claims to a Luxembourg Entity Other than the Equity Issuer or a Lux Issuer against CVRs

If the contribution in kind at fair market value of the Claims made against the issuance of CVRs does not give rise to any gain or loss at the level of the Luxembourg entity other than the Equity Issuer or a Lux Issuer from a Lux GAAP perspective (whether such contribution is accounted for as an increase of equity reserves or as a new debt of the Luxembourg entity to which the contribution in kind is made), such contribution in kind should not generate any immediate tax consequence at the level of the Luxembourg entity based on the principles mentioned under “Against the issuance by the Equity Issuer of New Common Stock” above but, depending on the Lux GAAP treatment, may possibly give rise to a taxable gain at the level of the Luxembourg entity in case the CVRs are converted into New Common Stock.

6.	Limitation of Net Operating Losses

Luxembourg tax law allows tax losses (i.e. Lux NOLs) to offset taxable profits, including after a change in control or change in shareholders at the level of the integrating company.

This continued ability to utilize Lux NOLs following a change in shareholders may, in some circumstances, be limited by the application of certain anti-abuse rules. Luxembourg court precedents have applied a facts and circumstances analysis that could lead to finding an abuse of law where the loss-generating activity has stopped (no assets), a change in ownership occurs, and a different activity is carried out. However, the Debtors do not expect such anti-abuse rules to impose a limitation on the use of Lux NOLs unless they cease to engage in the business activities they normally engage in prior to the Restructuring Transactions.

Within the context of a fiscal unity, Article 164bis(13) ITL provides that Lux NOLs incurred prior to the fiscal unity may only be used to offset the total net revenues of the integrating company within the fiscal unity to the extent the member of the fiscal unity that incurred the Lux NOLs has realized taxable profits individually in a given year and the fiscal unity has a positive taxable basis in the same given year.

Any Lux NOLs incurred by a member belong to such member in case it ceases to be part of the fiscal unity within the first five years of joining the fiscal unity.

Within the existing fiscal unity existing among the Luxembourg Debtors and Reorganized Debtors, Intelsat Ventures S.à r.l. (“Ventures”) is the sole member that incurred Lux NOLs prior to the fiscal unity. If Ventures would cease to be part of the existing fiscal unity, it would leave with its pre-existing Lux NOLs (which would thus no longer be available at the level of the existing fiscal unity).

In contrast, Article 164bis(14) ITL provides that Lux NOLs incurred by any member of the fiscal unity, including the integrating company, during the fiscal unity may be used by the integrating company, regardless of the absence or amount of taxable profits generated by the member who incurred them. Lux NOLs however remain at the level of the integrating company in case the member of the fiscal unity that incurred the Lux NOLs during the fiscal unity ceases to be part of the fiscal unity once the member of the fiscal unity has remained in the fiscal unity for at least five years.

Lux NOLs generated within the tax unity should be used based on a first-in first-out basis and in decreasing order. If there are Lux NOLs incurred prior to the fiscal unity that can be used and Lux NOLs generated within the tax unity, Lux NOLs should be used based on a first-in first-out basis and in decreasing order.

If the Lux HoldCos expect to continue their historic business after the implementation of the Plan and if the existing fiscal tax unity will be maintained between the Luxembourg Debtors, the Debtors do not expect a limitation on utilizing pre-Restructuring Transactions Lux NOLs.

D.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Claims Entitled to Vote

1.	General Considerations

In certain cases discussed below, the treatment of the consummation of the Plan to U.S. Holders of Allowed Claims will depend on whether a Claim constitutes a “security” of the Debtor issuing consideration in exchange for such a Claim. Neither the IRC nor the Treasury Regulations define the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued. The Debtors expect that the Convertible Senior Notes, the 2021 Lux Senior Notes, the 2023 Lux Senior Notes, the 2024 Lux Senior Notes, the First Lien Notes, the 2023 Jackson Senior Notes, the 2024 Jackson Senior Notes, the 2025 Jackson Senior Notes, and the Term Loan Facility will each be treated as a “security” for U.S. federal income tax purposes, while each other Claim will not be treated as a “security” for U.S. federal income tax purposes.

Certain Holders of Allowed Claims may receive a combination of New Common Stock, New Series A Warrants, and New Series B Warrants issued by the Equity Issuer and other forms of consideration issued or distributed by an entity other than the Equity Issuer, including the CVRs. In such a case, although not free from doubt, the Debtors intend to treat such Holders of Allowed Claims as (a) contributing a portion of their Claim to the Equity Issuer in exchange for the New Common Stock, New Series A Warrants, New Series B Warrants and CVRs; and (b) receiving, in exchange for the remainder of the Claim, the other forms of consideration not issued by the Equity Issuer directly from the relevant entity. In the event this treatment were not respected, the tax consequences of the consummation of the Plan could be materially different than described below and, in particular, a Holder of a Claim could be required to recognize gain, but be prohibited from recognizing losses, in certain circumstances. Holders of Claims should consult their own tax advisors regarding the treatment of consideration under the Plan.

2.	U.S. Federal Income Tax Consequences to U.S. Holders of A8 Term Loan Facility Claims, Class A9 8.00% First Lien Notes Claims, and Class A10 9.50% First Lien Notes Claims

Pursuant to the Plan, in exchange for full and final satisfaction of the Class A8 Term Loan Facility Claims, Class A9 8.00% First Lien Notes Claims, and Class A10 9.50% First Lien Notes Claims, the holders of such Claims shall receive Cash.

The Debtors expect that the transactions in which the U.S. Holders of Class A8 Term Loan Facility Claims, Class A9 8.00% First Lien Notes Claims, and Class A10 9.50% First Lien Notes Claims exchange such Claims for Cash will be treated as a fully taxable exchange under section 1001 of the IRC. A U.S. Holder of a Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the amount of Cash received that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Class A8 Term Loan Facility Claims, Class A9 8.00% First Lien Notes Claims, or Class A10 9.50% First Lien Notes Claims exchanged therefor. A U.S. Holder’s adjusted tax basis in its Class A8 Term Loan Facility Claims, Class A9 8.00% First Lien Notes Claims, or Class A10 9.50% First Lien Notes Claims exchanged would be equal to the amount paid therefor, increased by any accrued original issue discount (“OID”) and any market discount and reduced by any amortizable bond premium previously taken into account. Assuming a U.S. Holder of a Class A8 Term Loan Facility Claims, Class A9 8.00% First Lien Notes Claims, or Class A10 9.50% First Lien Notes Claims holds such Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

3.	U.S. Federal Income Tax Consequences to U.S. Holders of Class B1 Unsecured Claims against Jackson and Class C1 Unsecured Claims against Jackson Subsidiaries

Pursuant to the Plan, in exchange for full and final satisfaction of the Class B1 Unsecured Claims and Class C1 Unsecured Claims, the Holders of such Claims shall receive (a) New Common Stock and (b) Cash.

As a general matter, to the extent Class C1 Unsecured Claims constitute guarantee Claims with respect to the same debt instrument that constitutes a Class B1 Unsecured Claim, any recovery received in respect of such other Class will, for U.S. federal income tax purposes, be combined with any recovery received in respect of the Class B1 Unsecured Claim. The following discussion assumes this treatment is respected.

Additionally, certain Class B1 Unsecured Claims and Class C1 Unsecured Claims (e.g., trade claims of Jackson Subsidiaries) may not be treated as having been contributed to the Equity Issuer. In such case, although not free from doubt, the Debtors expect that the transactions in which the U.S. Holders of such Claims exchange such Claims for New Common Stock and Cash will be treated as a fully taxable exchange under section 1001 of the IRC. A U.S. Holder of a such a Claim should recognize gain or loss equal to the difference between (i) the amount of Cash plus the fair market value of the New Common Stock received, in each case, that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the applicable Class B1 Unsecured Claim or Class C1 Unsecured Claim exchanged therefor. A U.S. Holder’s adjusted tax basis in its Claim exchanged would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. Assuming a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim holds such Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

(i)	Treatment if the Equity Issuer is Not Jackson

The Debtors expect that the transactions in which the U.S. Holders of Class B1 Unsecured Claims and Class C1 Unsecured Claims contribute a portion of such Claims in exchange for New Common Stock will qualify as an exchange under section 351 of the IRC.

While section 351 of the IRC, when applicable, generally prevents recognition of both gains and losses, section 367 of the IRC overrides the gain (but not the loss) deferral provisions of section 351 of the IRC where the corporation issuing stock is a non-United States corporation. Section 367(a)(1) of the IRC and the Treasury Regulations promulgated thereunder specifically provide for the recognition of gain (but not loss) in exchanges that would otherwise qualify for tax-deferred treatment pursuant to section 351 of the IRC, but for the transfer of property to a non-United States corporation. Thus, if the contribution of a Class B1 Unsecured Claim or Class C1 Unsecured Claim in exchange for New Common Stock qualifies as an exchange under section 351 of the IRC, a U.S. Holder of such Claim should recognize gain, but not loss, for United States federal income tax purposes in connection with the Restructuring Transactions. The amount of such gain recognized by a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim should equal the excess of (i) the fair market value of the New Common Stock received and (ii) such U.S. Holder’s adjusted tax basis in the Claim contributed in exchange for such New Common Stock.

In certain circumstances, a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim may be able to avoid current recognition of gain under section 367 of the IRC pursuant to section 367(a)(2) of the IRC and the Treasury Regulations promulgated thereunder. Specifically, if a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim contributes “stock or securities” to the Equity Issuer in exchange for New Common Stock, and if such U.S. Holder either owns less than 5% of the New Common Stock immediately after the transfer, or, if a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim owns more than 5% of the New Common Stock immediately after the transfer and such U.S. Holder enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under section 367 of the IRC, such U.S. Holder can avoid current recognition of gain under section 367 of the IRC as long as certain other conditions are met. U.S. Holders are urged to consult their tax advisors regarding the availability of gain deferral under the exceptions outlined in this paragraph.

If section 351 of the IRC does not apply to the receipt of New Common Stock by a U.S. Holder in exchange for a Class B1 Unsecured Claim or Class C1 Unsecured Claim, such exchange may be fully taxable and such a U.S. Holder may recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the fair market value of the New Common Stock received that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Class B1 Unsecured Claim or Class C1 Unsecured Claim contributed in the exchange therefor. A U.S. Holder’s adjusted tax basis in its Class B1 Unsecured Claim or Class C1 Unsecured Claim contributed in the exchange would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. Such a U.S. Holder’s adjusted tax basis in the New Common Stock would equal the fair market value of such New Common Stock, and its holding period in the New Common Stock would begin on the day after the day of the Restructuring Transactions. Assuming a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim holds such Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

To the extent that a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim receives Cash from an entity other than the Equity Issuer, while not free from doubt, the Debtors believe such U.S. Holder will be treated as receiving such distributions under the Plan in a taxable exchange under section 1001 of the IRC. Other than with respect to any amounts received that are attributable to accrued OID, each U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim should recognize gain or loss equal to the difference between (i) the fair market value of any Cash received in exchange for such Claim, and (ii) such U.S. Holder’s adjusted basis, if any, in such Claim.

(ii)	Treatment if the Equity Issuer is Jackson

If the Equity Issuer is Jackson, the consummation of the Plan may be subject to treatment as a recapitalization under section 354 of the IRC, rather than the rules of section 351 described above. The anticipated treatment of U.S. Holders of Class B1 Unsecured Claims and Class C1 Unsecured Claims in such a circumstance is expected to be essentially the same as the treatment described above, with the exception that (a) section 367 of the IRC will generally not require a U.S. Holder of a Class B1 Unsecured Claim or Class C1 Unsecured Claim to recognize gain and (b) gain, but not loss, would be recognized with respect to any Cash received from the Equity Issuer.

4.	U.S. Federal Income Tax Consequences to U.S. Holders of Class D3 Unsecured Claims against ICF

Pursuant to the Plan, in exchange for full and final satisfaction of the Class D1 Unsecured Claims, the holders of such Claims shall receive their pro rata share of any remaining Cash in ICF, New Common Stock, New Series A Warrants, New Series B Warrants, and CVRs.

(a)	Treatment if Equity Issuer is not the Lux Issuer of the Applicable Claim.

Although not free from doubt, if the Equity Issuer is not the Lux Issuer of the applicable Claim, the Debtors expect that the transactions in which the U.S. Holders of such Claims contribute such Claims in exchange for New Common Stock, New Series A Warrants, and New Series B Warrants will qualify as an exchange under section 351 of the IRC.

If the contribution of Class D1 Unsecured Claims in exchange for New Common Stock, New Series A Warrants, and New Series B Warrants qualifies as an exchange under section 351 of the IRC, a U.S. Holder of a Class D1 Unsecured Claim should recognize gain, but not loss, for United States federal income tax purposes with respect to such contribution pursuant to section 367(a) of the IRC. The amount of such gain recognized by a U.S. Holder of a Class D1 Unsecured Claim should equal the excess of (i) the fair market value of the New Common Stock, New Series A Warrants, New Series B Warrants received over (ii) such U.S. Holder’s adjusted tax basis in the Claims contributed in exchange for such New Common Stock, New Series A Warrants, and New Series B Warrants. However, a U.S. Holder of a Class D1 Unsecured Claim may be able to avoid current recognition of gain under section 367 of the IRC if the Claims contributed in exchange for New Common Stock are considered “stock or securities” and if such U.S. Holder either owns less than 5% of the New Common Stock immediately after the transfer, or, if a U.S. Holder owns more than 5% of the New Common Stock immediately after the transfer, such U.S. Holder enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under section 367 of the IRC, as long as certain other conditions are met.

The Debtors do not expect the New Series A Warrants or the New Series B Warrants to be considered “stock” for purposes of section 351 of the IRC, and expect the New Series A Warrants and the New Series B Warrants received by a U.S. Holder of a Class D1 Unsecured Claim in exchange for its Claim to be considered “boot” for purposes of section 351 of the IRC. Accordingly, if a a U.S. Holder of a Class D1 Unsecured Claim meets the requirements to avoid gain recognition under section 367 of the IRC, such U.S. Holder should recognize gain, but not loss, to the extent of the lesser of (i) the fair market value of the of New Series A Warrants and New Series B Warrants received and (ii) the excess of (A) the fair market value of the New Common Stock, New Series A Warrants, and New Series B Warrants received over (B) such U.S. Holder’s adjusted tax basis in the Claims contributed in exchange for such New Common Stock, New Series A Warrants, and New Series B Warrants. U.S. Holders of Class D1 Unsecured Claims are urged to consult their tax advisors regarding the availability of gain deferral under the exceptions outlined in the preceding two paragraphs.

If the contribution of the Class D1 Unsecured Claims in exchange for New Common Stock does not qualify as an exchange under section 351 of the IRC, a U.S. Holder of such a Claim may recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the fair market value of the New Common Stock received that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Claim contributed in the exchange therefor. The adjusted tax basis of a U.S. Holder of a Class D1 Unsecured Claim in its Claim contributed in the exchange would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. The Holder’s adjusted tax basis in the New Common Stock would equal the fair market value of such New Common Stock, and its holding period in the New Common Stock would begin on the day after the day of the Restructuring Transactions. Assuming a U.S. Holder holds its Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

The U.S. federal income tax treatment of the rights to the proceeds from the CVRs is unclear, and U.S. Holders who receive such rights are urged to consult their own tax advisors regarding such treatment. Treatment of the CVRs will depend in part on whether the receipt of such rights is a “closed transaction” or an “open transaction” and whether the rights are treated as rights to payment under a contract or as a debt instrument for U.S. federal income tax purposes. However, as treatment as a debt instrument is unlikely, the discussion below does not address the tax consequences of such a characterization. Open transaction treatment should apply only if the fair market value of the CVRs cannot be ascertained at the time of the exchange, and the IRS has taken the position that only in “rare and extraordinary circumstances” is the value of property so uncertain that open transaction treatment is available. The IRS is not bound by any position taken by the Debtors, and may characterize the CVRs as a debt instrument or otherwise. If the IRS disagrees with any position taken by the Debtors, the tax treatment to U.S. Holders receiving the CVRs in exchange for Claims may be materially different from the treatment described below.

Assuming closed transaction treatment applies with respect to a U.S. Holder’s receipt of the CVRs, to the extent that a U.S. Holder of a Class D1 Unsecured Claim exchanges a portion of its Claim with an entity other than the Equity Issuer for Cash and CVRs, the Debtors expect that such U.S. Holder will be treated as receiving such distributions under the Plan in a fully taxable exchange under section 1001 of the IRC. Such U.S. Holder should recognize gain or loss equal to the difference between (i) the amount of Cash and the fair market value of any CVRs received in exchange for its Claim and (ii) such U.S. Holder’s adjusted tax basis, if any, in its Claim exchanged therefor. Assuming a U.S. Holder holds its Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

A U.S. Holder of a Class D1 Unsecured Claim should obtain a tax basis in the CVRs, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the fair market value thereof as of the date such property is distributed to such U.S. Holder. The holding period for any such CVRs should begin on the day following the Effective Date.

The tax basis of any CVRs determined to be received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. The holding period for any such CVRs should begin on the day following the Effective Date.

However, if open transaction treatment applies to a U.S. Holder’s receipt of the CVRs because the value cannot be “reasonably ascertained” as of the Effective Date, such U.S. Holder generally would not take the CVRs into account on the effective date for purposes of determining gain with respect to the exchange, generally would take no tax basis in the CVRs and generally would not recognize any loss until the receipt of final payments under, or other disposition of, the CVRs.

(b)	Treatment if the Equity Issuer is the Lux Issuer of the Applicable Claim

If the Equity Issuer is the Lux Issuer of the applicable Claim (e.g., if Intelsat S.A. is the Equity Issuer, this discussion applies to the Convertible Senior Notes issued by Intelsat S.A.), the contribution of the applicable Claim in exchange for New Common Stock, New Series A Warrants, and New Series B Warrants may be subject to treatment as a recapitalization under section 354 of the IRC, rather than the rules of section 351 described above. The anticipated treatment of U.S. Holders of Class D1 Unsecured Claims in such a circumstance is expected to be essentially the same as the treatment described above, including with respect to the application of section 367 of the IRC, with the exception that (i) the New Series A Warrants and New Series B Warrants should not constitute “boot,” (ii) gain, but not loss, would be required to be recognized with respect to any Cash and CVRs received, and (iii) section 367 of the IRC will generally not require the U.S. Holders of Claims in such circumstances to recognize gain, in each case, to the extent section 354 of the IRC, rather than section 351, applies to such exchange.

5.	U.S. Federal Income Tax Consequences to U.S. Holders of Class E1 Unsecured Claims against Envision

Pursuant to the Plan, in exchange for full and final satisfaction of the Class E1 Unsecured Claims, the holders of such Claims shall receive their pro rata share of any remaining Cash in Envision, New Series A Warrants, and New Series B Warrants.

Although not free from doubt, the Debtors expect that the transactions in which the U.S. Holders of Class E1 Unsecured Claims exchange such Claims for Cash, New Series A Warrants, and New Series B Warrants will be treated as a fully taxable exchange under section 1001 of the IRC. A U.S. Holder of a Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the amount of Cash plus the fair market value of the New Series A Warrants and New Series B Warrants received, in each case, that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Class E1 Unsecured Claim exchanged therefor. A U.S. Holder’s adjusted tax basis in its Class E1 Unsecured Claim exchanged would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. Assuming a U.S. Holder of a Class E1 Unsecured Claim holds such Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

6.	U.S. Federal Income Tax Consequences to U.S. Holders of Class F1 Unsecured Claims against LuxCo

Pursuant to the Plan, in exchange for full and final satisfaction of the Class F1 Unsecured Claims, the holders of such Claims shall receive their pro rata share of any remaining Cash in LuxCo, New Common Stock, New Series A Warrants, and New Series B Warrants.

(a)	Treatment if Equity Issuer is not the Lux Issuer of the Applicable Claim.

Although not free from doubt if the Equity Issuer is not the Lux Issuer of the applicable Claim, the Debtors expect that the transactions in which the U.S. Holders of such Claims contribute such Claims in exchange for New Common Stock, New Series A Warrants, and New Series B Warrants will qualify as an exchange under section 351 of the IRC.

If the contribution of Class F1 Unsecured Claims in exchange for New Common Stock, New Series A Warrants, and New Series B Warrants qualifies as an exchange under section 351 of the IRC, a U.S. Holder of a Class F1 Unsecured Claim should recognize gain, but not loss, for United States federal income tax purposes with respect to such contribution pursuant to section 367(a) of the IRC. The amount of such gain recognized by a U.S. Holder of a Class F1 Unsecured Claim should equal the excess of (i) the fair market value of the New Common Stock, New Series A Warrants, New Series B Warrants received over (ii) such U.S. Holder’s adjusted tax basis in the Claims contributed in exchange for such New Common Stock, New Series A Warrants, and New Series B Warrants. However, a U.S. Holder of a Class F1 Unsecured Claim may be able to avoid current recognition of gain under section 367 of the IRC if the Claims contributed in exchange for New Common Stock are considered “stock or securities” and if such U.S. Holder either owns less than 5% of the New Common Stock immediately after the transfer, or, if a U.S. Holder owns more than 5% of the New Common Stock immediately after the transfer, such U.S. Holder enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under section 367 of the IRC, as long as certain other conditions are met.

The Debtors do not expect the New Series A Warrants or the New Series B Warrants to be considered “stock” for purposes of section 351 of the IRC, and expect the New Series A Warrants and the New Series B Warrants received by a U.S. Holder of a Class F1 Unsecured Claim in exchange for its Claim to be considered “boot” for purposes of section 351 of the IRC. Accordingly, if a U.S. Holder of a Class F1 Unsecured Claim meets the requirements to avoid gain recognition under section 367 of the IRC, such U.S. Holder should recognize gain, but not loss, to the extent of the lesser of (i) the fair market value of the of New Series A Warrants and New Series B Warrants received and (ii) the excess of (A) the fair market value of the New Common Stock, New Series A Warrants, and New Series B Warrants received over (B) such U.S. Holder’s adjusted tax basis in the Claims contributed in exchange for such New Common Stock, New Series A Warrants, and New Series B Warrants. U.S. Holders of Class F1 Unsecured Claims are urged to consult their tax advisors regarding the availability of gain deferral under the exceptions outlined in the preceding two paragraphs.

If the contribution of the Class F1 Unsecured Claims in exchange for New Common Stock does not qualify as an exchange under section 351 of the IRC, a U.S. Holder of such a Claim may recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the fair market value of the New Common Stock received that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Claim contributed in the exchange therefor. The adjusted tax basis of a U.S. Holder of a Class F1 Unsecured Claim in its Claim contributed in the exchange would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. The Holder’s adjusted tax basis in the New Common Stock would equal the fair market value of such New Common Stock, and its holding period in the New Common Stock would begin on the day after the day of the Restructuring Transactions. Assuming a U.S. Holder holds its Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

To the extent that a U.S. Holder of a Class F1 Unsecured Claim exchanges a portion of its Claim with an entity other than the Equity Issuer for Cash, the Debtors expect that such U.S. Holder will be treated as receiving such distributions under the Plan in a taxable exchange under section 1001 of the IRC. Such U.S. Holder should recognize gain or loss equal to the difference between (i) the amount of Cash received in exchange for its Claim and (ii) such U.S. Holder’s adjusted tax basis, if any, in its Claim exchanged therefor. Assuming a U.S. Holder holds its Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

(b)	Treatment if the Equity Issuer is the Lux Issuer of the Applicable Claim

If the Equity Issuer is the Lux Issuer of the applicable Claim (e.g., if Intelsat S.A. is the Equity Issuer, this discussion applies to the Convertible Senior Notes issued by Intelsat S.A.), the contribution of the applicable Claim in exchange for New Common Stock, New Series A Warrants, and New Series B Warrants may be subject to treatment as a recapitalization under section 354 of the IRC, rather than the rules of section 351 described above. The anticipated treatment of U.S. Holders of Class F1 Unsecured Claims in such a circumstance is expected to be essentially the same as the treatment described above, including with respect to the application of section 367 of the IRC, with the exception that (i) the New Series A Warrants and New Series B Warrants should not constitute “boot,” (ii) gain, but not loss, would be required to be recognized with respect to any Cash received, and (iii) section 367 of the IRC will generally not require the U.S. Holders of Claims in such circumstances to recognize gain, in each case, to the extent section 354, rather than section 351, applies to such exchange.

7.	U.S. Federal Income Tax Consequences to U.S. Holders of Class G1 Unsecured Claims against Investments, Class H1 Unsecured Claims against Holdings, and Class I1 Unsecured Claims against Holdings SARL

Pursuant to the Plan, in exchange for full and final satisfaction of the Class G1 Unsecured Claims, Class H1 Unsecured Claims, and Class I1 Unsecured Claims, the holders of such Claims shall receive their pro rata share of any remaining Cash in the Debtor to which such Claims relate.

The Debtors expect that the transactions in which the U.S. Holders of Class G1 Unsecured Claims, Class H1 Unsecured Claims, and Class I1 Unsecured Claims exchange such Claims for Cash will be treated as a fully taxable exchange under section 1001 of the IRC. A U.S. Holder of a Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the amount of Cash received that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Class G1 Unsecured Claim, Class H1 Unsecured Claim, or Class I1 Unsecured Claim exchanged therefor. A U.S. Holder’s adjusted tax basis in its Class G1 Unsecured Claim, Class H1 Unsecured Claim, or Class I1 Unsecured Claim exchanged would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. Assuming a U.S. Holder of a Class G1 Unsecured Claim, Class H1 Unsecured Claim, or Class I1 Unsecured Claim holds such Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

8.	U.S. Federal Income Tax Consequences to U.S. Holders of Class J1 Unsecured Claims and J2 GUC Claims against Intelsat

Pursuant to the Plan, in exchange for full and final satisfaction of the Class J1 Unsecured Claims and Class J2 GUC Claims against Intelsat, the holders of such Claims shall receive Cash, including their pro rata share of any remaining Cash in Intelsat S.A.23

The Debtors expect that the transactions in which the U.S. Holders of Class J1 Unsecured Claims and Class J2 GUC Claims exchange such Claims for Cash will be treated as a fully taxable exchange under section 1001 of the IRC. A U.S. Holder of a Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the amount of Cash received that is not allocable to accrued but unpaid interest and (ii) such U.S. Holder’s adjusted tax basis in the Class J1 Unsecured Claim or the Class J2 GUC Claim exchanged therefor. A U.S. Holder’s adjusted tax basis in its Class J1 Unsecured Claim or Class J2 GUC Claim exchanged would be equal to the amount paid therefor, increased by any accrued OID and any market discount and reduced by any amortizable bond premium previously taken into account. Assuming a U.S. Holder of a Class J1 Unsecured Claim or Class J2 GUC Claim holds such Claim as a capital asset, any gain or loss realized would be capital gain or loss (except, as described below, to the extent of market discount) and would be long-term capital gain or loss if such U.S. Holder’s holding period in the Claim at the time of the Restructuring Transactions exceeds one year.

[23]	To the extent that holders of Class J1 Unsecured Claims receive any forms of consideration other than Cash, the expected tax consequences of the Restructuring Transactions to such holders may vary.

9.	Distributions Attributable to Accrued Interest (and OID)

To the extent that any amount received by a U.S. Holder of a Claim exchanged under the Plan is attributable to accrued but untaxed interest (or OID) on the debt instruments constituting the exchanged Claim, such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already included in income by the U.S. Holder). Conversely, a U.S. Holder of an exchanged Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-Cash consideration treated as received in satisfaction of accrued but untaxed interest (or OID) should equal the amount of such accrued but untaxed interest (or OID). The holding period for such non-Cash consideration should begin on the day following the receipt of such property.

The extent to which the consideration received by a U.S. Holder of an exchanged Claim will be attributable to accrued interest on the debt constituting the exchanged Claim is unclear. Certain legislative history and case law indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The Plan provides that amounts paid to U.S. Holders of Claims will be allocated first to unpaid principal and then to unpaid interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Claims are urged to consult their tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

10.	Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the exchanged Claim.

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described above) of a Claim that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include such market discount in its income as the market discount accrued). To the extent that a U.S. Holder exchanged Claims that were acquired by the U.S. Holder with market discount in exchange for other property pursuant to a tax-free or other reorganization transaction (other than a transaction described in section 351 of the IRC) for other property, any market discount that accrued on such exchanged Claims and was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized by the U.S. Holder on the subsequent sale, exchange, redemption, or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim. To the extent that a U.S. Holder exchanged Claims that were acquired by the U.S. Holder with market discount in exchange for other property pursuant to an exchange described in section 351 of the IRC, such U.S. Holder may be required to recognize gain treated as ordinary income on such exchange to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.

11.	Net Investment Income Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, interest, dividends, and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of debt of, and equity interests in, the Debtors and Reorganized Debtors.

12.	Limitations on Use of Capital Losses

A U.S. Holder of a Claim or Interest who recognizes capital losses as a result of the exchanges under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 annually ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

13.	Ownership and Disposition of New Common Stock

(a)	Dividends on New Common Stock

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. Certain qualified dividends received by a non-corporate taxpayer are taxed at preferential rates. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. It is uncertain whether dividends from the Reorganized Debtors will constitute qualified dividends for the purposes of these rules.

Distributions that constitute dividends for U.S. federal income tax purposes which are paid to U.S. Holders that are corporations should not be eligible for the dividends-received deduction generally applicable to U.S. corporations with respect to dividends received from other U.S. corporations.

(b)	Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision of the IRC applies, and subject to the market discount rules discussed above, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of non-Cash consideration received pursuant to the Plan. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the applicable non-Cash consideration for more than one year. Long-term capital gains of a non-corporate taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above. Under the recapture rules of section 108(e)(7) of the IRC, a U.S. Holder may be required to treat gain recognized on such dispositions of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for New Common Stock.

(c)	PFIC Status

The Equity Issuer would be classified as a passive foreign investment company (“PFIC”) for any taxable year if, after the application of certain look-through rules, either: (1) 75% or more of its gross income for such year is “passive income” as defined in the relevant provisions of the IRC, or (2) 50% or more of the value of its assets, determined on the basis of a quarterly average, during such year is attributable to assets that produce or are held for the production of passive income. In determining whether the Equity Issuer is a PFIC, it will be treated as owning its proportionate share of the assets, and earning our proportionate share of the income (reduced in each case by certain intercompany transactions pursuant to Proposed Treasury Regulations section 1.1297-2(c)), of any other corporation in which we own, directly or indirectly, 25 percent or more (by value) of the stock. However, the Equity Issuer’s status as a PFIC in any taxable year requires a factual determination that depends on, among other things, the composition of its income, assets, and activities in each year, and can only be made annually after the close of each taxable year. Therefore, there can be no assurance that the Equity Issuer (or any Reorganized Debtor that is a non-U.S. corporation) will not be classified as a PFIC for the current taxable year or for any future taxable year after the Restructuring Transactions. Moreover, the determination of whether the Equity Issuer or any other Reorganized Debtor that is a non-U.S. corporation will be classified as a PFIC for the current taxable year or any other year in which the New Common Stock is not publicly traded for the entirety of such year may depend in substantial part on whether such Reorganized Debtor is classified as a “controlled foreign corporation” (a “CFC”) for U.S. federal income tax purposes for those years. The Debtors do not currently know whether the Equity Issuer or the other Reorganized Debtors which are non-U.S. corporations to be classified as CFCs for U.S. federal income tax purposes. However, based on certain estimates of the Reorganized Debtors’ gross income, the value of their assets, and the adjusted tax basis of their assets (including goodwill), the Debtors do not expect any of the Reorganized Debtors to be considered PFICs for the taxable year in which the Restructuring Transactions occur.

If the Equity Issuer is treated as a PFIC for any taxable year during which a U.S. Holder owns the New Common Stock, the U.S. Holder would be subject to additional U.S. information return filing requirements. Additionally, if the Equity Issuer is treated as a PFIC for any taxable year during which a U.S. Holder owns the New Common Stock, such U.S. Holder may be subject to adverse tax consequences upon a sale, exchange, or other disposition of the New Common Stock, or upon the receipt of distributions in respect of the New Common Stock. Under the “default PFIC regime,” in general, an “excess distribution” is any distribution to a U.S. Holder that is greater than 125% of the average annual distributions received by the U.S. Holder (including return of capital distributions) during the three preceding taxable years or, if shorter, a U.S. Holder’s holding period. If the Equity Issuer is classified as a PFIC for any taxable year during which a U.S. Holder owns the New Common Stock, gains from the sale or other disposition of, and “excess distributions” with respect to, the New Common Stock should be allocated ratably over a U.S. Holder’s entire holding period and taxed at the highest ordinary income tax rate in effect for each such taxable year (subject to certain exceptions). Moreover, interest should be charged retroactively at the rate applicable to underpayments of tax (with respect to each such tax year’s ratable allocation) through the date of gains from the sale or other disposition of, and “excess distributions” with respect to, the New Common Stock.

The Debtors cannot provide any assurances that they will assist investors in determining whether any Reorganized Debtor is a PFIC for any taxable year. Additionally, the tax consequences that would apply if the Equity Issuer is classified as a PFIC would also be different from those described above if a U.S. Holder that holds New Common Stock were able to make a valid election to treat the Equity Issuer as a “qualified electing fund” (a “QEF Election”). At this time, the Debtors do not expect to provide U.S. Holders with the information necessary to make and maintain a valid QEF Election. U.S. Holders should assume that a QEF Election will not be available. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to their ownership of New Common Stock. A U.S. Holder can also avoid certain of the adverse rules described above by making a mark-to-market election with respect to its New Common Stock, provided that the Common Stock is “marketable.” The Common Stock will be marketable if it is “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury Regulations. The Debtors anticipate that the New Common Stock will “regularly traded” on a “qualified exchange” for this purpose and therefore, in the current taxable year and any subsequent year in which the New Common Stock is regularly traded, the mark-to-market election would be available to a U.S. Holder of the New Common Stock if the Equity Issuer becomes a PFIC.

14.	Ownership, Exercise, and Disposition of the New Series A Warrants and the New Series B Warrants

(a)	Certain Deemed Distributions with Respect to the New Series A Warrants and the New Series B Warrants

Under section 305 of the Tax Code, certain transactions that have the effect of increasing the proportionate interest of a shareholder or warrant holder (treating warrants as stock for this purpose) in the corporation’s assets are treated as creating deemed distributions to such shareholder or warrant holder in respect of such “stock” interest. Any deemed distribution will be taxed and reported to the IRS in the same manner as an actual distribution on stock and thus could potentially be taxable as a dividend (in whole or in part), despite the absence of any actual payment of cash (or property) to the U.S. Holder in connection with such distribution.

(b)	Exercise of the New Series A Warrants and the New Series B Warrants

A U.S. Holder that elects to exercise the New Series A Warrants or the New Series B Warrants will generally be treated as purchasing, in exchange for its New Series A Warrants or New Series B Warrants and the amount of cash funded by the U.S. Holder to exercise the New Series A Warrants or the New Series B Warrants, the New Common Stock it is entitled to purchase pursuant to the New Series A Warrants or the New Series B Warrants, as applicable. In each case, such purchase will generally be treated as the exercise of an option under general tax principles and the U.S. Holder therefore should not recognize income, gain or loss for U.S. federal income tax purposes. A U.S. Holder’s aggregate tax basis in the New Common Stock received upon exercise of a New Series A Warrant or New Series B Warrant will generally equal the sum of (a) the amount of cash paid by the U.S. Holder to exercise its New Series A Warrant or New Series B Warrant, as applicable, plus (b) such U.S. Holder’s tax basis in its New Series A Warrant or New Series B Warrant, as applicable, immediately before such New Series A Warrant or New Series B Warrant is exercised. A U.S. Holder’s holding period in the New Common Stock received on the exercise of the New Series A Warrants or New Series B Warrants will begin on the day after the exercise date of the New Series A Warrants or New Series B Warrants, as applicable.

(c)	Lapse or other Disposition of the New Series A Warrants and the New Series B Warrants

A U.S. Holder that elects not to exercise the New Series A Warrants or the New Series B Warrants and instead allows the New Series A Warrants or the New Series B Warrants to lapse may be entitled to claim a capital loss upon expiration of the New Series A Warrants or the New Series B Warrants in an amount equal to the amount of tax basis allocated to the New Series A Warrants or the New Series B

Warrants, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of either electing to exercise or electing not to exercise the New Series A Warrants or the New Series B Warrants. Additionally, in the event that a U.S. Holder sells its New Series A Warrants or New Series B Warrants in a taxable transaction, the U.S. Holder will generally recognize gain or loss upon such sale in an amount equal to the difference between the amount realized upon such sale and the U.S. Holder’s tax basis in the New Series A Warrants or New Series B Warrants, as applicable. Such gain or loss will be treated as gain or loss from the sale or exchange of property which has the same character as the New Common Stock to which the New Series A Warrants or the New Series B Warrants relate, respectively, would have had in the hands of the U.S. Holder if such New Common Stock had been acquired by the U.S. Holder upon exercise. If such sale gives rise to capital gain or loss to the U.S. Holder, such gain or loss will be long-term or short-term in character based upon the length of time such U.S. Holder has held its New Series A Warrants or New Series B Warrants, as discussed above.

15.	Ownership and Disposition of the CVRs

(a)	Payments with respect to the CVRs

If closed transaction treatment applies to a U.S. Holder’s receipt of the CVRs, future payments would likely reduce the U.S. Holder’s basis in its CVRs (but not below zero) and thereafter result in gain to the U.S. Holder. If no payment is made, or if the final payment is less than the U.S. Holder’s tax basis in its CVRs, the U.S. Holder generally should recognize a loss. Assuming the receipt of the CVRs is treated as a closed transaction, the character of any gain or loss recognized by a U.S. Holder in a future taxable year with respect to the CVRs generally is unclear.

In addition, a deferred payment given as consideration in exchange for certain property generally must provide for adequate stated interest or a portion of the payment will be characterized as interest for U.S. federal income tax purposes. Generally, section 483 of the IRC applies to contracts for the sale or exchange of property if the contract provides for one or more contingent payments. Contingent payments are accounted for when payment is made. Under section 483, a portion of a contingent payment equal to the amount of “unstated interest” is treated as interest, and the rest of the payment is treated as a receipt of consideration. “Unstated interest” represents the excess of (x) the total deferred payments (i.e., all payments due more than one year after the date of the sale or exchange) over (y) the aggregate present value of all deferred payments (using a discount rate equal to the applicable Federal rate under section 1274(d) of the IRC) plus any stated interest. The U.S. Holder must include this interest in taxable income in the taxable year in which the payment is made. Accordingly, if the exchange of Claims and CVRs is characterized as a closed transaction and the CVR is characterized as the receipt of a deferred payment obligation (rather than the receipt of property), a U.S. Holder may be required to treat a portion of any payments received with respect to the CVRs as imputed interest in the year of receipt.

If open transaction treatment applies to a U.S. Holder’s receipt of the CVRs, future payments would be subject to tax as payments with respect to such right are made or deemed made in accordance with the U.S. Holder’s regular method of accounting. The U.S. Holder generally would treat a portion of such payments as interest income under section 483 of the IRC, then as recovery of tax basis in the U.S. Holder’s Claims (reduced by the amount of the Cash received in respect of such Claims), and the balance as gain. To the extent the U.S. Holder has unrecovered tax basis in its Claims after receipt of all payments pursuant to the CVRs, the U.S. Holder generally should recognize a loss. Any recognized gain or loss generally should be capital or ordinary depending on the nature of the U.S. Holder’s interest in its Claims.

(b)	Sale, Redemption or Repurchase of CVRs

Unless a non-recognition provision of the IRC applies, and subject to the market discount rules discussed above, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of CVRs received pursuant to the Plan. Such capital gain will be long term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder held the applicable non-Cash consideration for more than one year. Long term capital gains of a non-corporate taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as described above. Under the recapture rules of section 108(e)(7) of the IRC, a U.S. Holder may be required to treat gain recognized on such dispositions of the CVRs as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for CVRs.

E.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Claims

The Debtors do not anticipate that there will be material U.S. federal income tax consequences to Non-U.S. Holders of Claims, because the Equity Issuer is not domiciled in the United States. Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, and local and the foreign tax consequences to such Non-U.S. Holder and the ownership and disposition of non-Cash consideration.

F.	Certain Luxembourg Tax Consequences to Holders of New Common Stock, New Warrants or CVRs

1.	Tax Regime Applicable to Luxembourg Holders upon the Exchange of Claims against New Common Stock, New Warrants or CVRs or upon the Exchange of New Warrants or CVRs against New Common Stock

According to Articles 22(5) and 102(1a) ITL and the related parliamentary comments, an exchange of assets shall be treated as the sale of an asset for valuable consideration followed by the acquisition of the asset received in exchange for valuable consideration and thus may lead to the realization of any profit or loss in the hands of the Holders. However, the transfer price of the asset given in exchange is its valeur estimée de réalisation (fair market value) as defined by Article 27(2) ITL as the price that would be obtained in an arm’s length transfer of the asset, taking into account all the circumstances and conditions affecting the price, except abnormal or personal circumstances or conditions. The acquisition price of the asset received in exchange also corresponds, according to Article 25(1) ITL, to its fair market value.

If the fair market value of the exchanged assets are the same, the Luxembourg Holders should not realize for Luxembourg tax purposes any gain or loss upon the exchange of their Claims against New Common Stock, New Warrant or CVRs or upon the exchange of New Warrants or CVRs against New Common Stock.

2.	Tax Regime Applicable to Realized Capital Gains

(a)	Luxembourg Holders

(i)	Luxembourg Individual Holders

A Luxembourg individual holder will be subject to Luxembourg income taxes for capital gains in the following cases: if the New Common Stock, New Warrants or CVRs (x) represent the assets of a business or (y) were acquired for speculative purposes (i.e., disposed of within six months after acquisition), in which case any capital gain will be levied at ordinary income tax rates (including unemployment fund contributions), and subject to dependence insurance contribution.

If the New Common Stock, New Warrants or CVRs do not represent the assets of a business, and the Luxembourg individual has disposed of them more than six months after their acquisition, then any capital gains realized by such individual should in principle be tax exempt unless the New Common Stock belongs or New Warrants or CVRs are deemed to belong to a substantial participation within the meaning of Article 100 ITL (i.e., a direct or indirect participation representing more than 10.0% of the share capital, owned by the Luxembourg resident individual (alone or together with his or her spouse or partner and underage children) at any time during the five years preceding the disposal), in which case, any capital gains should be taxable at half of the overall tax rate (including unemployment fund contributions) of the relevant individual. In this case, the capital gains would also be subject to dependence insurance contribution.

(ii)	Luxembourg Corporate Holders

Capital gains realized upon the disposal of New Common Stock, New Warrants or CVRs by a fully-taxable resident Luxembourg corporate holder (without benefiting from a special tax regime) will, in principle, be subject to corporate income tax and municipal business tax.

An exemption from such taxes may be available to Luxembourg corporate holder pursuant to Article 166 of the ITL and the Grand-Ducal Decree of December 21, 2001 (as amended) provided that (x) the Luxembourg corporate holder of New Common Stock holds New Common Stock at the time of the disposal representing at least 10% of the total share capital of the Equity Issuer or has a cost price of at least €6,000,000 and (y) such qualifying shareholding has been held for an uninterrupted period of at least twelve (12) months (the “participation exemption regime”).

If the New Warrants or CVRs qualify as a preferential subscription right within the meaning of the case law of the Luxembourg Administrative Court of Appeal number 28919C dated 16 February 2012 (the “2012 Case-Law”), the disposal of such preferential subscription right should be considered as a partial disposal of the underlying shares to which New Warrants or CVRs are attached and thus any capital gain realized upon the disposal of such New Warrants or CVRs should be tax exempt provided the conditions of the participation exemption regime (mentioned above) are met. If the Holder of New Warrants or CVRs does not hold underlying shares to which New Warrants or CVRs are attached the participation exemption regime should not apply.

Capital gains remain taxable for the amount of expenses related to the participation and write-downs in the value of the New Common Stock, New Warrants or CVRs previously deducted or deducted in the year of disposal of the New Common Stock New Warrants or CVRs.

(iii)	Non-Luxembourg Holders

Subject to any applicable tax treaty, an individual who is a Non-Luxembourg Holder of New Common Stock, New Warrants or CVRs (and who does not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg to which the New Common Stock, New Warrants or CVRs are attributable) will, except for certain former Luxembourg individual holders, not be subject to Luxembourg taxation on capital gains arising upon disposal of such New Common Stock, New Warrants or CVRs.

Subject to any applicable tax treaty, a corporate Non-Luxembourg Holder of New Common Stock, New Warrants or CVRs (which does not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg to which New Common Stock, New Warrants or CVRs are attributable) will, except for certain former Luxembourg corporate holders and Non-Luxembourg corporate holders realizing within a period of 6 months after acquisition a substantial participation within the meaning of Article 100 ITL, be tax exempt on any capital gain realized upon the disposal of New Common Stock, New Warrants or CVRs.

3.	Tax Regime Applicable to Distributions

(a)	Luxembourg Withholding Tax

A Luxembourg withholding tax of 15.0% (17.65% if the dividend tax is not charged to the shareholder) is due on dividends and similar distributions to the Reorganized Debtor’s shareholders (subject to the exceptions discussed above under “Exemption from Luxembourg Withholding Tax” and “Reduction of Luxembourg Withholding Tax”). Absent an exception, the Reorganized Debtors will be required to withhold at such rate from distributions to the shareholder and pay such withheld amounts to the LTA.

(b)	Exemption from Luxembourg Withholding Tax

Dividends and similar distributions paid to Reorganized Debtor’s Luxembourg and Non-Luxembourg Holders may be exempt from Luxembourg dividend withholding tax if: (i) the shareholder is a qualifying corporate entity holding a stake representing at least 10.0% of the total share capital of the Reorganized Debtors or acquired the New Common Stock for at least €1,200,000 (or its equivalent amount in a foreign currency); and (ii) the shareholder has either held this qualifying stake in the capital of the Reorganized Debtors for an uninterrupted period of at least twelve (12) months at the time of the payment of the dividend or undertakes to continue to own such qualifying shareholding until such time as it has held the New Common Stock for an uninterrupted period of at least twelve (12) months. If a payment is made within the twelve (12) month-period, the withholding tax must be paid and then is refunded. Examples of qualifying corporate shareholders are taxable Luxembourg companies, certain taxable companies resident in other European Union member states, capital companies resident in Switzerland subject to income tax without benefiting from an exemption, and companies fully subject to a tax corresponding to Luxembourg corporate income tax that are resident in countries that have concluded a treaty for the avoidance of double taxation with Luxembourg.

The application of the Luxembourg dividend withholding tax exemption to taxable companies resident in other EU member states or to their EU permanent establishments is not granted if the income allocated is part of a tax avoidance scheme (special anti-abuse rule).

Under current Luxembourg tax law, payments to shareholders in relation to a reduction of share capital (and associated share premium as the case may be) are not subject to Luxembourg dividend withholding tax if certain conditions are met, including that the repayment of capital is motivated by sound business reasons, which would be deemed not to be the case if the Reorganized Debtors have distributable reserves or profits at the time of the capital reduction. In the absence of sound business reasons at the time of the payment to shareholders with respect to their New Common Stock, a distribution of share capital (and associated share premium as the case may be) will be re-characterized for Luxembourg tax purposes as a distribution of such reserves or earnings subject to withholding tax.

(c)	Reduction of Luxembourg Withholding Tax

Residents of countries that have concluded a treaty for the avoidance of double taxation with Luxembourg may claim application of a reduced rate on or exemption from Luxembourg dividend withholding tax, depending on the terms of the relevant tax treaty, as amended by the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting, if applicable.

(ii)	50% Dividend Exemption—for Luxembourg Holders and Credit of Luxembourg Withholding Tax on Dividends and Other Distributions

(a)	Luxembourg Holders

Subject to the satisfaction of certain conditions and assuming, in the case of fully taxable corporate Luxembourg Holders, that the participation exemption does not apply, only half of the gross amount of a dividend distributed to a fully taxable corporate Luxembourg Holder or an individual Luxembourg Holder will be subject to Luxembourg corporate income tax or Luxembourg income tax, respectively. All or part of the withholding tax levied can in principle be credited against the applicable tax by the (fully taxable) Luxembourg Holder.

(b)	Non-Luxembourg Holders

Withholding tax levied may be credited by Non-Luxembourg resident Holders depending on the rule applicable in their own jurisdictions.

4.	Net Wealth Tax

(a)	Luxembourg Holders

Luxembourg net wealth tax will not be levied on a Luxembourg individual holder holding New Common Stock, New Warrants or CVRs.

Luxembourg net wealth tax will be levied on Luxembourg corporate holders not entitled to a specific net wealth tax exemption based on Luxembourg domestic law with respect to their New Common Stock, New Warrants or CVRs.

Net wealth tax is levied annually at a rate of 0.5% on the net wealth of enterprises resident in Luxembourg on an amount of unitary value as determined for net wealth tax purposes up to and excluding €500.0 million. When the unitary value exceeds the aforementioned threshold, net wealth tax is levied at 0.5% on the first €500.0 million and at 0.05% on the portion of the unitary value exceeding €500.0 million. The New Common Stock, New Warrants or CVRs (provided the New Warrants or CVRs qualify as preferential subscription rights within the meaning of the 2012 Case-Law) may be exempt from net wealth tax subject to the conditions set forth by Paragraph 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

(b)	Non-Luxembourg Holders

Luxembourg net wealth tax will not be levied on a Non-Luxembourg Holder with respect to the New Common Stock, New Warrants or CVRs held unless they are attributable to an enterprise or part thereof which is carried on through a permanent establishment, a fixed place of business, or a permanent representative in Luxembourg of a Non-Luxembourg corporate holder.

5.	Registration, Estate and Gift Taxes

No registration tax or stamp duty will be payable by a holder of New Common Stock, New Warrants or CVRs in Luxembourg upon the disposal thereof.

No estate or inheritance tax is levied on the transfer of New Common Stock, New Warrants or CVRs upon the death of a holder thereof in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes and no gift tax is levied upon a gift of New Common Stock if the gift is not passed before a Luxembourg notary or recorded in a deed registered in Luxembourg. Where a holder of New Common Stock is a resident of Luxembourg for tax purposes at the time of his death, the New Common Stock is included in its taxable basis for inheritance tax or estate tax purposes.

THE LUXEMBOURG TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF NEW COMMON STOCK, NEW WARRANTS OR CVRs IS URGED TO CONSULT ITS, HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH HOLDER.

G.	U.S. Information Reporting and Withholding

The Debtors, Reorganized Debtors, and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements. The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder of a Claim may be subject to backup withholding (currently at a rate of 24 percent) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption)). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders of Claims subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

H.	FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including dividends, if any, on New Common Stock), and, subject to the paragraph below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends (which would include New Common Stock). FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019 that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Holder.

THE FEDERAL INCOME AND LUXEMBOURG TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION AND LUXEMBOURG TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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XIII. RECOMMENDATION OF THE DEBTORS

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: February 12, 2021	INTELSAT S.A. on behalf of itself and all other Debtors
/s/ Draft
David Tolley
Executive Vice President, Chief Financial Officer And Co-Chief Restructuring Officer Intelsat S.A.

Exhibit A

Plan of Reorganization